                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant /X/

     Filed by a Party other than the Registrant / /

     Check the appropriate box:

     / / Preliminary Proxy Statement       / / Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))

     /X/ Definitive Proxy Statement

     / / Definitive Additional Materials

     / / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                     Noise Cancellation Technologies, Inc.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     / / $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A.

     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:
- --------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:
- --------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
- --------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:
- --------------------------------------------------------------------------------

     (5) Total fee paid:
- --------------------------------------------------------------------------------

     /X/ Fee paid previously with preliminary materials.
- --------------------------------------------------------------------------------

     / / Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:
- --------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:
- --------------------------------------------------------------------------------

     (3) Filing party:
- --------------------------------------------------------------------------------

     (4) Date filed:
- --------------------------------------------------------------------------------

                     NOISE CANCELLATION TECHNOLOGIES, INC.
                        1025 WEST NURSERY ROAD SUITE 120
                           LINTHICUM, MARYLAND 21090
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON JULY 17, 1996
                            ------------------------

To the Stockholders of
NOISE CANCELLATION TECHNOLOGIES, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Noise Cancellation Technologies, Inc., a Delaware corporation (the "Company"), will be held at the Ball Room at the International Plaza Hotel, 700 Main Street, Stamford, CT 06901 on Wednesday, July 17, 1996, at 2:00 P.M., for the following purposes:

     1. To elect five directors for the year following the Annual Meeting or until their successors are elected.

     2. To approve the amendment of the Company's Certificate of Incorporation to increase the number of shares of Common Stock authorized thereunder from 100,000,000 shares to 140,000,000 shares.

     3. To approve the adoption of an amendment of the Noise Cancellation Technologies, Inc. Stock Incentive Plan (the "Incentive Plan").

     4. To approve the adoption of an amendment of the Noise Cancellation Technologies, Inc. Option Plan for Certain Directors (the "Directors Plan").

     5. To ratify the appointment of Richard A. Eisner & Company, LLP as the Company's independent auditors for the fiscal year ending December 31, 1996.

     6. To transact such other business as may properly come before the Meeting.

     Only stockholders of record at the close of business on May 20, 1996, are entitled to notice of and to vote at the Meeting or at any adjournment thereof.

                                         JOHN B. HORTON
                                         Secretary

Linthicum, Maryland
May 22, 1996

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY SIGN THE ACCOMPANYING PROXY, WHICH IS SOLICITED BY THE COMPANY'S BOARD OF DIRECTORS, AND MAIL IT IN THE ENCLOSED POSTAGE PAID ENVELOPE. ANY STOCKHOLDER MAY REVOKE HIS OR HER PROXY AT ANY TIME BEFORE THE MEETING BY WRITTEN NOTICE TO SUCH EFFECT, BY SUBMITTING A SUBSEQUENTLY DATED PROXY OR BY ATTENDING THE MEETING AND VOTING IN PERSON.

                     NOISE CANCELLATION TECHNOLOGIES, INC.
                        1025 WEST NURSERY ROAD SUITE 120
                           LINTHICUM, MARYLAND 21090
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                 SOLICITATION OF PROXY, REVOCABILITY AND VOTING

SOLICITATION

     This Proxy Statement is being mailed on or about May 22, 1996, to all stockholders of record at the close of business on May 20, 1996, in connection with the solicitation by the Board of Directors of Proxies for the Annual Meeting of Stockholders to be held on July 17, 1996. Proxies will be solicited by mail, and all expenses of preparing and soliciting such proxies will be paid by the Company. All proxies duly executed and received by the persons designated as proxy thereon will be voted on all matters presented at the Meeting in accordance with the instructions given thereon by the person executing such Proxy or, in the absence of specific instructions, will be voted in favor of each of the proposals indicated on such Proxy. Management does not know of any other matter that may be brought before the Meeting, but, in the event that any other matter should properly come before the Meeting, or any nominee should not be available for election, the persons named as proxy will have authority to vote all proxies not marked to the contrary in their discretion as they deem advisable.

REVOCABILITY

     Any stockholder may revoke his or her Proxy at any time before the Meeting by written notice to such effect received by the Company at the address shown above, attention: Corporate Secretary, by delivery of a subsequently dated Proxy, or by attending the Meeting and voting in person.

VOTING

     The total number of shares of common stock of the Company outstanding as of May 20, 1996, was 95,935,802. The common stock is the only class of securities of the Company entitled to vote, each share being entitled to one noncumulative vote. Only stockholders of record as of the close of business on May 20, 1996, will be entitled to vote. A majority of the shares outstanding and entitled to vote, or 47,967,902 shares, must be present at the Meeting in person or by proxy in order to constitute a quorum for the transaction of business. The affirmative vote of a majority of all of the outstanding shares of common stock of the Company is required to approve the amendment of the Company's Certificate of Incorporation. The affirmative vote of a plurality of the shares of common stock present and voting in person or by proxy at the Meeting is required to elect directors and the affirmative vote of a majority of the shares of common stock present and voting in person or by proxy at the Meeting is required to approve the adoption of the amendment of the Incentive Plan, to approve the adoption of the amendment of the Directors Plan, to ratify the appointment of the Company's independent auditors for the year ending December 31, 1996, and to transact such other business as may properly come before the Meeting. With respect to abstentions, shares are considered present at the Meeting for a particular proposal, but as they are not affirmative votes for the proposal, they will have the same effect as votes against the proposal. With respect to broker non-votes, shares are not considered present at the Meeting for the particular proposal for which the broker withheld authority and, accordingly, will have the same effect as votes against approval of the amendment of the Company's Certificate of Incorporation and will have no effect on the other proposals.

     A list of stockholders entitled to vote at the Meeting will be available at the Company's offices, 1025 West Nursery Road Suite 120 Linthicum, MD. 21090, for a period of ten (10) days prior to the Meeting for examination by any stockholder, and at the Meeting itself.

                             ELECTION OF DIRECTORS

     Five directors are to be elected at the Annual Meeting of Stockholders to serve until the next Annual Meeting of Stockholders of the Company and until their successors are elected and qualified. Proxies not marked to the contrary will be voted in favor of the election of each named nominee.

INFORMATION CONCERNING NOMINEES

     The following table sets forth the positions and offices presently held with the Company by each nominee, his age, and the year from which such nominee's service on the Company's Board of Directors dates:

                                                  POSITIONS AND OFFICES             DIRECTOR
               NAME               AGE        PRESENTLY HELD WITH THE COMPANY         SINCE
    --------------------------    ---     --------------------------------------    --------
    Jay M. Haft...............    60      Co-Chairman of the Board,                   1990
                                            Chief Executive Officer and Director
    John J. McCloy II.........    58      Co-Chairman of the Board and Director       1986
    Michael J. Parrella.......    48      President and Director                      1986
    Sam Oolie.................    59      Director                                    1986
    Alastair Keith............    49      Director                                    1991

     JAY M. HAFT currently serves as Chief Executive Officer and Co-Chairman of the Board of Directors of the Company. He served as President of the Company from November 1994 to July 1995. He is counsel to the law firm of Parker Duryee Rosoff & Haft in New York, and has been engaged in the practice of law since 1959. Mr. Haft also serves as a director of Robotic Vision Systems Inc., Nova Technology, Inc., Extech Corporation, Oryx Technology, Inc., CAS Medical Systems, Inc., and Viragen, Inc.

     JOHN J. MCCLOY II currently serves as Co-Chairman of the Board of Directors. He served as Chief Executive Officer of the Company from September 1987 to November 1994 and as its Chairman of the Board from September 1986 to November 1994. Additionally he served as Chief Financial Officer from November 1990 to February 1993 and as its Secretary-Treasurer from October 1986 to September 1987.

Since 1981, he has also been a private investor concentrating on venture capital and early stage investment projects in a variety of industries. Mr. McCloy is also a director of American University in Cairo, the Sound Shore Fund, Inc., and the Atlantic Council.

     MICHAEL J. PARRELLA currently serves as President and Director of the Company. He was elected President and Chief Operating Officer of the Company in February 1988 and served in that capacity until November 1994. From November 1994 to July 1995 Mr. Parrella served as Executive Vice President of the Company. He initially became a director in 1986 after evaluating the application potential of the Company's noise cancellation technology. At that time, he formed an investment group to acquire control of the Board and to raise new capital to restructure the Company and its research and development efforts. He was also Chairman of the Board of Environmental Research Information, Inc., an environmental consulting firm, from December 1987 to March 1991.

     SAM OOLIE currently serves as a Director of the Company. He is Chairman and Chief Executive Officer of NoFire Technologies, Inc., a manufacturer of high performance fire retardant products, and has held those positions since August 1995. He is also Chairman of Oolie Enterprises, an investment company, and has held that position since July 1985. Mr. Oolie currently serves as a director of Avesis, Inc. and Comverse Technology, Inc. He has also been a director of CFC Associates, a venture capital partnership, since January 1984.

     ALASTAIR KEITH currently serves as a Director of the Company. He has been a general partner of CA Partners, a general partner in three investment funds, since March 1992. From January 1992 to April 1995 he acted as an advisor to the Ministry of Privatization in the Czech Republic. For 20 years prior thereto, he was employed by Brown Brothers Harriman & Company where he held senior management positions in a variety of the firm's domestic and international banking businesses.

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% stockholders are required by regulations of the Securities and Exchange Commission to furnish the Company with copies of all such reports. Based solely on its review of the copies of such reports received by it, or written representations from certain reporting persons that no reports were required for those persons, the Company believes that, during the period from January 1, 1995, to December 31, 1995, all filing requirements applicable to its officers, directors, and greater than 10% stockholders were complied with except that John J. McCloy, II, Co-Chairman of the Board of Directors, failed to file two Form 4's reporting four transactions. Such transactions were reported on Form 5 which was filed late.

INFORMATION CONCERNING THE BOARD

     The Board of Directors of the Company held six meetings (not including six actions by unanimous written consent) during the fiscal year ended December 31, 1995. No incumbent director during such time was in attendance at fewer than 75% of the aggregate of: (i) the total number of meetings of the

Board of Directors held during the period; and (ii) the total number of meetings held by all committees of the Board of Directors on which he served.

     The Company has a Compensation Committee, an Option Committee and an Audit Committee. During the period between January 1, 1995, and February 15, 1995, the Board of Directors delegated the authority and responsibilities of the Option Committee described below to the Compensation Committee. The Compensation Committee, which reviews and determines the compensation of the Company's senior management, is composed of Messrs. Keith, McCloy, and Oolie. The Option Committee reviews and takes action with respect to matters relating to the grant or issuance of warrants or options to acquire shares of the Company's common stock and other securities of the Company or rights to acquire other derivative securities of the Company and in this regard to establish and provide for the administration of plans under which any of the same may be granted or issued. The Option Committee is composed of Messrs. McCloy and Oolie, each of whom is a "disinterested person" as defined under Rule 16b-3 promulgated under the Exchange Act. During the fiscal year ended December 31, 1995, the Compensation Committee held one meeting and took action by unanimous written consent twice and the Option Committee took all of its action by unanimous written consent on five occasions.

     The Audit Committee, which reviews the activities of the Company's independent auditors and which is composed of Messrs. McCloy, Keith and Oolie held two meetings during the fiscal year ended December 31, 1995.

     The Company does not have a nominating committee. The functions of recommending potential nominees for Board positions are performed by the Board as a whole. The Board will consider stockholder recommendations for Board positions which are made in writing to the Company's Co-Chairmen.

DIRECTORS' FEES, RESTRICTED STOCK AND STOCK OPTIONS

     With the exception of the consulting fee paid to Mr. Haft, and the options granted under the Directors Plan, as described below under "Compensation Arrangements for Certain Officers and Directors," none of the Company's directors received any fees for his services as a director during 1995, except that under the Incentive Plan, each non-employee director of the Company is granted 5,000 restricted shares of the Company's common stock each year for service as a director of the Company. Such restricted shares are granted to each non-employee director upon his or her initial election to the Board and upon each subsequent election. All of such restricted shares are made subject to a restriction period of three (3) years from the date of grant during which such shares may not be transferred or encumbered. On November 8, 1995, 5,000 restricted shares were granted to each of Messrs. Keith, and Oolie, pursuant to the Incentive Plan. In addition, all new non-employee directors will be granted stock options for 75,000 shares of the Company's common stock as an inducement to become members of the Board of Directors. Such grants will be made upon a new director's initial election to the Board of Directors at an exercise price equal to the market value of the Company's common stock on the date of grant. Such options will vest as to 25,000 shares on the date of initial election to the Board of Directors and 25,000 shares on each of the first and second anniversaries of such election.

                   AMENDMENT OF CERTIFICATE OF INCORPORATION
                     TO INCREASE AUTHORIZED CAPITALIZATION

     The Board of Directors has approved and declared advisable an amendment to the Company's Certificate of Incorporation to increase the number of shares of common stock, par value $.01 per share, which the Company shall be authorized to issue, from 100,000,000 to 140,000,000. As of the record date, the Company had outstanding 95,935,802 shares of common stock and had reserved an additional 4,042,839 shares of common stock for issuance upon the exercise of options and warrants. The Board believes such action to be in the best interest of the Company so as to make additional shares of common stock available for obligations undertaken by the Company in connection with the "Kingdon Private Placement" described below, acquisitions, public or private financings, stock splits and dividends, present and future employee benefit programs and other corporate purposes. Except as noted in the next sentence, the Company does not have any plans, arrangements or understandings for the issuance of any of such additional shares. For the reasons set forth in the immediately succeeding paragraphs describing the "Exchange Program", the "Directors' Standstill Agreements" and the "Kingdon Private Placement" and under "Adoption of an Amendment to the Incentive Plan" and "Adoption of an Amendment to the Directors Plan" below, the Company plans to reserve: (i) 8,581,329 shares of such additional shares for issuance upon the exercise of options granted or to be granted and future grants of restricted stock awards under the Incentive Plan, of which 2,045,749 shares will be reserved for issuance upon the exercise of "New Options" granted under the "Exchange Program" (as defined below) with the balance reserved for future grants of options and restricted stock awards, (ii) 591,000 shares of such additional shares for issuance upon the exercise of options granted under the Directors Plan, of which 591,000 shares will be reserved for issuance upon the exercise of "New Options" granted under the "Exchange Program" (as defined below) (iii) 2,418,750 shares of such additional shares for issuance upon the exercise of "New Warrants" granted under the Exchange Program (as defined below); (iv) 2,390,000 shares of such additional shares for issuance upon the exercise of options held by the Directors of the Company which are subject to the "Directors' Standstill Agreements" (as defined below), and (v) approximately 15,000,000 shares of such additional shares for issuance or possible issuance under the continuing provisions of the "Kingdon Private Placement" described below.

     On November 8, 1995 the Company received an offer from a Canadian institutional investor to purchase 4,800,000 shares of the Company's common stock at a price of $0.75 per share, the fair market value of such shares on that date. At that time virtually all of the Company's authorized capital of 100,000,000 shares of common stock was issued and outstanding or reserved for issuance upon the exercise of outstanding warrants and options to purchase common stock of the Company. Therefore, in order to make sufficient shares available to effect the sale of 4,800,000 shares of common stock to such investor, the Company adopted a program (the "Exchange Program"), to be partially implemented through the Incentive Plan and the Directors Plan and partially outside such plans, under which all directors, officers, certain active consultants (all of whom were former directors or officers of the Company) and all current employees were given the right to exchange presently owned warrants and options that had shares of common stock reserved for issuance upon their exercise (respectively, "Old Warrants" and "Old Options") for new warrants and options which initially, and until the requisite corporate action was taken to increase the authorized capital of the Company and reserve the required number of shares of common stock for issuance upon their exercise, would not have any shares of common stock reserved for issuance upon their exercise (respectively, "New Warrants" and "New Options"). The exercise price of the New Warrants and New Options was established at $0.75 per share, the fair market value of the Company's common stock on November 8, 1995, the date the Exchange Program was adopted, and exchanges were to be effected starting with the Old Warrants and Old Options having the highest exercise prices and proceeding in descending order of exercise prices until sufficient shares of common stock became available for the Company to implement the sale of common stock to the Canadian investor. If possible, no exchanges were to be made which would involve Old Warrants or Old Options having an exercise price below $0.75 per share, and, in fact, no such exchanges were required. The exercise prices of the Old Warrants and Old Options exchanged for New Warrants and New Options ranged from a high of $5.09 per share to $0.75 per share.

     The consideration to the participants in the Exchange Program for exchanging Old Warrants and Old Options that had shares of common stock of the Company reserved for issuance upon their exercise at exercise prices above $0.75 per share for New Warrants and New Options initially having no shares reserved for issuance upon their exercise was the reduction in the exercise price. With respect to Old Warrants and Old Options having an exercise price of $0.75 per share that were exchanged for New Warrants and New Options that did not have shares reserved for issuance upon their exercise, such consideration was provided by a provision in the Exchange Program that granted the holders of such Old Warrants and Old Options New Warrants and New Options having the right to purchase 115% of the shares available for purchase upon the exercise of the Old Warrants and Old Options exchanged.

     The New Warrants and New Options became fully vested upon the surrender and forfeiture of Old Warrants and Old Options to purchase a corresponding number of shares (as adjusted in accordance with the foregoing formula in the case of those having a $0.75 per share exercise price). However, the New Warrants and New Options do not become exercisable until: (i) approval by the Company's stockholders of an amendment to the Certificate of Incorporation increasing the authorized capital by an amount of additional shares of common stock at least sufficient to provide the number of shares needed to be reserved to permit the exercise of all New Warrants and New Options, and (ii) the completion of such further corporate action including amendments to the Incentive Plan and the Directors Plan that may be necessary or appropriate in connection with the implementation of the Exchange Program. The expiration dates of the New Warrants and New Options are the same as the expiration dates of the Old Warrants and Old Options exchanged except that if such expiration date occurs prior to the date on which the New Warrants or New Options become exercisable, the expiration date for such New Warrants or New Options will be ninety (90) days following the date on which such New Warrants and New Options become exercisable. In all other respects, the terms and conditions of the New Warrants and New Options are the same as the terms and conditions of the Old Warrants and Old Options exchanged.

     Under the Exchange Program, 4,800,249 shares of the Company's common stock were made available for issuance to the Canadian institutional investor (4,800,000 of which were sold and delivered to such investor on November 14, 1995) and it will be necessary in order to make the New Warrants and New Options fully exercisable for the Company to take the appropriate corporate action to reserve

5,055,499 shares of the Company's common stock for issuance upon their exercise. For this reason and in order to provide the Company the continued ability to attract and retain the services of qualified executives, employees, directors and consultants while providing an incentive for such persons to make a maximum contribution to the Company's success and aligning their interests with those of the Company's stockholders, the Company, as described below, is seeking stockholder approval of an amendment to the Incentive Plan increasing the aggregate number of shares of the Company's common stock reserved for issuance under the Incentive Plan from 6,000,000 shares to 10,000,000 shares. Solely for the purpose of providing sufficient shares for issuance upon the exercise of New Options which were exchanged under the Exchange Program for Old Options originally granted under the Directors Plan, the Company is also seeking, as described below, stockholder approval of an amendment to the Directors Plan increasing from 725,000 shares to 821,000 shares the aggregate number of shares of common stock issuable upon the exercise of options granted under the Directors Plan.

     On March 5, 1996, in order to enable the Company to obtain 2,390,000 authorized but unissued shares of common stock to sell to four investors in two private placements to raise additional working capital, each member of the Board of Directors agreed not to exercise any warrants or options to purchase common stock of the Company which had exercise prices between $0.50 and $0.75 per share and to permit the Company to issue the shares reserved for issuance upon the exercise of such warrants and options in the two proposed private placements (individually, a "Directors' Standstill Agreement" and collectively, the "Directors Standstill Agreements"). In consideration for this action by the directors, the Company agreed to reserve sufficient shares of common stock of the Company to permit the full exercise of all such warrants and options once the Company had obtained sufficient additional authorized shares of common stock to permit such action by the Company. These 2,390,000 "unreserved" shares of common stock when added to the authorized and unissued shares of common stock then remaining in the Company's authorized capital provided the Company with 3,000,000 shares of common stock that were available for sale in the proposed private placements.

     On March 28, 1996, the Company sold 2,000,000 shares of its common stock in a private placement to one investor.

     On April 10, 1996, the Company sold an additional 1,000,000 shares, in the aggregate, of its common stock in a private placement with three institutional investors (the "Kingdon Private Placement"). Contemporaneously, the Company sold secured convertible term notes in the aggregate principal amount of $1,200,000 to those institutional investors and granted them each an option to purchase an aggregate of $3,450,000 of additional shares of the Company's common stock. The per share conversion price under the notes and the exercise price under the options are equal to the price received by the Company for the sale of such 1,000,000 shares subject to certain adjustments. In conjunction with this sale of common stock and secured convertible term notes, the Company also agreed to file a registration statement with the Securities and Exchange Commission covering the applicable shares and to use its best efforts to have such registration statement declared effective by the Commission as soon as practicable. The conversion of the notes and the exercise of the options are both subject to an appropriate amendment to the Company's Certificate of Incorporation increasing its authorized capital to provide for the requisite shares. The amendment to the Company's Certificate of

Incorporation for which stockholder approval is being sought included such shares as well as shares of common stock reserved for the payment of interest on the notes and other amounts payable by the Company to said investors in the event such notes are not paid or such registration statement does not become effective on a timely basis.

     The additional shares of common stock to be authorized pursuant to the proposed amendment may be issued from time to time as the Board of Directors may determine without further action of the stockholders of the Company.

     Stockholders of the Company do not currently possess, nor upon the adoption of the proposed amendment will they acquire, preemptive rights which would entitle such persons, as a matter of right, to subscribe for the purchase of any securities of the Company.

     The affirmative vote of the holders of a majority of all the outstanding shares of Common Stock of the Company is required for approval of this proposal. The Board of Directors recommends a vote FOR such proposal.

                 ADOPTION OF AN AMENDMENT TO THE INCENTIVE PLAN

     On October 6, 1992, the Company adopted, subject to stockholder approval, the Incentive Plan, under which options to purchase shares of the Company's common stock were granted to officers, employees and certain directors of the Company in consideration and recognition of the rights those persons forfeited as a result of the cancellation of the Company's stock appreciation rights program and the forfeiture of stock options by certain officers and employees agreed to by such persons in furtherance of the Company's efforts to conclude a private placement of shares of the Company's common stock with various institutional and other qualified investors by the end of August 1992. On April 14, 1993, the Option Committee amended the Incentive Plan, subject to stockholder approval, to provide ongoing benefits to officers, employees and non-employee directors of the Company in a manner which would enhance the Company's ability to attract and retain the services of qualified executives, employees and directors while providing an incentive for such persons to make a maximum contribution to the Company's success and aligning their interests with those of the Company's stockholders. On May 27, 1993 the stockholders approved the Incentive Plan as adopted on October 6, 1992 and amended on April 14, 1993.

     On November 8, 1995 the Option Committee amended the Incentive Plan, subject to stockholder approval, to increase the aggregate number of shares of the Company's common stock reserved for awards of restricted stock and for issuance upon the exercise of stock options granted under the Incentive Plan from 6,000,000 to 10,000,000 shares and to add to those persons who are eligible to participate under the Incentive Plan active consultants to the Company. The purpose of the amendment was to enable the Company to continue in the future to provide benefits to officers, employees, non-employee directors and active consultants of the Company in a manner that would enhance the Company's ability to attract and retain the services of qualified executives, employees, directors and consultants while providing an incentive for such persons to make a maximum contribution to the Company's success and aligning their interests with those of the Company's stockholders.

The material ongoing features of the Incentive Plan, as amended, include the following:

- - The aggregate number of shares of the Company's common stock reserved for grants of restricted stock and grants of options to purchase shares of the Company's common stock is 10,000,000 shares. The amendment for which stockholder approval is being sought increased the number of shares so reserved from 6,000,000 shares to 10,000,000 shares.

- - The Incentive Plan is administered by the Option Committee of the Board of Directors, no member of which has received or will be eligible to receive restricted stock or options under the Incentive Plan except in a manner which will not preclude the receiving member from acting as a "disinterested administrator" as defined for the purposes of Rule 16b-3 (or any successor rule) under the Exchange Act.

- - The Incentive Plan authorizes the granting of options which may be either non-statutory options or "incentive stock options" (as defined in the Internal Revenue Code of 1986, as amended) and restricted stock awards.

- - The shares of common stock covered by the Incentive Plan may be either treasury shares or authorized but unissued shares. If any option granted under the Incentive Plan expires or terminates without having been exercised in full or any restricted stock award is forfeited, the shares covered by the unexercised portion of the option or by the forfeited restricted stock award may be used again for new grants under the Incentive Plan.

- - There is no maximum number of shares that can be allowed to one participant in any grant of non-statutory options or restricted stock awards, but the aggregate fair market value of the shares, at the time of grant, with respect to which options intended to be incentive stock options are exercisable for the first time by a participant in any calendar year may not exceed one hundred thousand ($100,000) dollars.

- - The persons who are eligible to participate under the Incentive Plan ("Participants") include executive officers (currently 8 persons), non-employee directors (currently 2 persons), non-executive officer employees (currently 65 persons) and persons retained by the Company for consulting services (currently 8 persons). Non-employee directors are only eligible to receive options and restricted stock awards in accordance with the formulas set forth in the Incentive Plan. The amendment for which stockholder approval is being sought added active consultants to the Company as persons who are eligible to participate under the Incentive Plan.

- - The exercise price for all of the options to be granted under the Incentive Plan is to be not less than the market value of a share of the Company's common stock on the date of the grant of the option.

- - Any grant of an option or restricted stock award under the Incentive Plan must be made no later than May 27, 2003, ten (10) years from the date the Incentive Plan originally was approved by the stockholders.

- - The Incentive Plan provides for adjustments in the number of shares subject to the Incentive Plan and other relevant provisions in the event of a stock split, merger or similar occurrence.

- - The Option Committee, in its discretion, may determine the provisions of the options granted under the Incentive Plan, including installment exercise terms for an option under which the option may be exercised in a series of cumulative installments; the form of consideration, including cash, shares of common stock or any combination thereof, which may be accepted in payment of the purchase price of shares purchased pursuant to the exercise of an option; special rules regarding exercise in the case of retirement, death, disability or other termination of employment; and other provisions consistent with the terms of the Incentive Plan and applicable law.

- - The Option Committee may determine the term of each option granted but no option may be exercised after the expiration of ten (10) years from the date it is granted.

- - Options may be granted under the Incentive Plan on such terms and conditions as the Option Committee considers appropriate which may differ from those provided in the Incentive Plan where such options (substitute options) are granted in substitution for stock options held by employees of other companies who concurrently become employees of the Company or a subsidiary of the Company as the result of a merger or consolidation of the other company with, or the acquisition of the property or stock of the other company by, the Company or a subsidiary of the Company.

- - All new non-employee directors will be granted stock options for 75,000 shares of the Company's common stock upon a new director's initial election to the Board of Directors at an exercise price equal to the market value of the Company's common stock on the date of grant, such option to vest as to 25,000 shares on the date of initial election to the Board of Directors and 25,000 shares on each of the first and second anniversaries of such election.

- - Each non-employee director of the Company will be granted 5,000 restricted shares of the Company's common stock each year for service as a director of the Company, such grants to be made upon a director's initial election to the Board and upon each subsequent election with all such restricted shares subject to a restriction period of three (3) years from the date of grant during which such shares may not be transferred or encumbered.

- - In addition to the foregoing restricted stock awards to non-employee directors, the Option Committee may grant restricted stock awards of shares of the Company's common stock to any other Participant under the Incentive Plan. The Option Committee in its discretion may determine the provisions of grants of restricted stock awards including the time at which such awards become non-forfeitable and fully transferable, the terms of forfeiture, the entitlement of grantees to vote the shares and receive dividends paid thereon and any other provisions consistent with the terms of the Incentive Plan and applicable law.

- - The Option Committee may at any time or times amend the Incentive Plan provided that, except as required by adjustments in the case of changes in capitalization, no such amendment shall without the approval of the stockholders of the Company: (i) increase the maximum number of shares of common stock for which options or restricted stock awards may be granted under the Incentive Plan; (ii) reduce the price at which options may be granted below the price describe above; (iii) reduce the exercise price of outstanding options; (iv) extend the period during which options or restricted stock awards may be granted; (v) extend the period during which an outstanding option may be exercised beyond the maximum period provided for under the Incentive Plan; (vi) materially increase in any other way the benefits accruing to Participants;
  (vii) change the class of persons eligible to be Participants, or (viii) disqualify an optionee or grantee under the Incentive Plan that is a member of the Option Committee from being a "disinterested administrator" (as defined for the purposes of Rule 16b-3 (or any successor rule) under the Exchange Act) of the Incentive Plan or of any other stock-based employee benefit plan of the Company. The Incentive Plan provides that the formula setting the amount of options and restricted stock awards to which a non-employee director may be entitled may not be amended more than once every six (6) months.

     The following table sets forth certain additional details concerning the Incentive Plan.

                               NEW PLAN BENEFITS
               AS ADDED BY AMENDMENT FOR WHICH APPROVAL IS SOUGHT

                                                              ADDED BY AMENDMENT
                                                              ADOPTED 11/8/95(1)
                                                    --------------------------------------
                 NAME AND POSITION(2)                   $ VALUE(3)         NUMBER OF UNITS
    ----------------------------------------------  ------------------     ---------------
    Jay M. Haft, Co-Chairman and Chief Executive
      Officer.....................................       $     --                   --
    Michael J. Parrella, President................             --                   --
    Stephen J. Fogarty, Senior Vice President and
      Chief Financial Officer.....................             --                   --
    James W. Hiney, Vice President, General
      Counsel and Secretary.......................             --                   --
    Executive Group(4)............................             --                   --
    Non-Executive Director Group(5)...............             --                   --
    Non-Executive Officer Employee group(6).......             --                   --
    Active consultant Group(7)....................        890,072            1,186,763

- ---------------
(1) The table includes grants under the Exchange Program to 7 active consultants to the Company who recently had ceased being employees and who forfeited Old Options under the Exchange Program. The New Options granted to such consultants will not be exercisable until certain action is taken by the stockholders and the Company authorizing and reserving shares of common stock of the Company for issuance upon their exercise. See "Amendment of Certificate of Incorporation to Increase Authorized Capitalization" above.

(2) Named executive officers are those for the 1995 fiscal year.

(3) The value per unit in the case of options equals the exercise price of the options, the fair market value on the date of grant. The fair market value of the Company's common stock on November 8, 1995 was $0.75 per share. The value per unit in the case of restricted stock awards to non-executive directors is the fair market value of the Company's common stock on the date of grant, the date of election or re-election as a director. The last Annual Meeting of Stockholders at which directors were elected was November 8, 1995 on which date the fair market value of the Company's common stock was $0.75.

(4) 6 persons on 11/8/95.

(5) 0 persons on 11/8/95.

(6) 17 persons on 11/8/95.

(7) 7 persons on 11/8/95.

     Nonstatutory stock options without ascertainable fair market value at grant for federal income tax purposes are not taxed to the participant until exercised or otherwise disposed of. If the option is exercised, the participant realizes compensation income equal to the fair market value of the stock at the time it is transferred to him or her less the amount paid for it (the option or exercise price). If the Company satisfies its tax withholding obligations arising from the exercise of the options, it would receive a business expense deduction for the amount that the participant must include in gross income as compensation because of the exercise of a nonstatutory stock option. This deduction is taken for the same year in which or within which that income is taxable to the participant. If the participant later sells the stock, any further gain would be capital gain.

     With respect to incentive stock options, in general, no income to a participant will result for federal tax purposes upon either the granting or the exercise of an option under the Incentive Plan. If the participant later sells the acquired stock at least two years after the date the option is granted and a least one year after the transfer of the acquired stock to the participant, the participant would realize capital gain equal to the difference between the option price and the proceeds of the sale. If the participant's gain is taxed as capital gain, the Company would not be allowed a business expense deduction. If the participants dispose of the acquired stock before the end of the required holding periods, the participant would realize ordinary income in the year of disposition equal to the lesser of: (i) the difference between the option price and the fair market value of the stock on the exercise date, or (ii) if the disposition is a taxable sale or exchange, the amount of gain realized; the Company would receive an equivalent deduction. If the participant later sells the stock, any further gain would be capital gain.

     With respect to restricted stock awards, the participant would generally realize ordinary income in the year the shares of common stock covered by the award become non-forfeitable or fully transferable, in an amount equal to the fair market value of the shares on the date they become non-forfeitable or fully transferable. The Company would be entitled to an equivalent deduction. If the participant later sells the stock, any further gain would be capital gain. Further, the participant may elect to treat the award as ordinary income in the year of grant within thirty (30) days of the date of grant. If the participant makes such an election, the Company would be entitled to an equivalent deduction.

     The Board of Directors recommends a vote FOR approval of the adoption of the amendment of the Incentive Plan described above.

                 ADOPTION OF AN AMENDMENT TO THE DIRECTORS PLAN

     On November 15, 1994, the Board of Directors adopted, subject to stockholder approval, the Directors Plan and on May 8, 1995 amended the Directors Plan subject to stockholder approval. Under the Directors Plan, options to purchase shares of the Company's common stock were granted to two (2) Directors of the Company, Messrs. Haft and Keith, in consideration and recognition of Mr. Haft assuming additional responsibilities as President and Chief Executive Officer and Mr. Keith assuming additional responsibilities as Chairman of the Finance Committee of the Company and for the purpose of promoting the interests of the Company and its stockholders by providing Messrs. Haft and Keith with an incentive to share in the increase in the value of the common stock of the Company and to exert their maximum efforts on behalf of the Company in fulfilling such additional responsibilities. On November 8, 1995 the stockholders approved the Directors Plan as adopted on November 15, 1994 and as amended on May 8, 1995.

     On November 8, 1995 the Board of Directors further amended the Directors Plan to provide: (i) that it be administered by the Option Committee, and (ii) that thereafter options under the Directors Plan may be granted to the participants on dates and in amounts and with terms relating to vesting exercisability, expiration and exercise prices other than as specifically set forth in the Directors Plan as may be determined from time to time by the Option Committee. Then, also on November 8, 1995, the Option Committee amended the Directors Plan, subject to the approval of the stockholders, to: (i) increase from 725,000 shares to 821,000 shares the aggregate number of shares of common stock of the Company issuable upon the exercise of stock options to be granted pursuant to the Directors Plan; (ii) provide that options may be granted to the participants on such other dates in such other amounts and with such other terms relating to vesting exercisability, expiration and exercise prices than those specifically set forth in the Directors Plan as may be determined from time to time by the Option Committee; (iii) provide that if any option granted under the Directors Plan expires or terminates without having been exercised in full, the shares covered by the unexercised portion of such option may be used again for new grants under the Directors Plan; and (iv) provide that no grant of an option may be made after November 15, 2004 and no options granted may be exercised after the expiration of ten years from the date it is granted.

     The purpose of the amendment adopted on November 8, 1995 was to enable the Company to implement the Exchange Program as it applied to options granted under the Directors Plan and effect certain procedural changes in the administration of the Directors Plan.

The material features of the Director's Plan as amended include the following:

- - The aggregate number of shares of the Company's common stock reserved for grants of options to purchase shares of the Company's common stock is 821,000 shares. The amendment for which stockholder approval is being sought increased the number of shares so reserved from 725,000 shares to 821,000 shares.

- - The Directors Plan is administered by the Option Committee of the Board of Directors. Prior to the amendment of the Directors Plan by the Board of Directors on November 8, 1995 the Directors Plan was administered by the Board of Directors. The Option Committee is composed of two (2) Directors each of which is a "disinterested person" as defined under Rule 16b-3 promulgated under the Exchange Act.

- - The persons who are eligible to receive options under the Directors Plan are limited solely to the members of the Board of Directors who served in the positions of: (a) Co-Chairman, President and Chief Executive Officer, and (b) Chairman of the Finance Committee on November 15, 1994.

- - Under the Directors Plan options were granted as follows:

     -- Mr. Haft, Co-Chairman, President and Chief Executive Officer of the
        Company on November 15, 1994, was granted options to purchase 525,000 shares of common stock of the Company on the following dates in the amounts set forth opposite each such date:

                         GRANT DATE                    NUMBER OF SHARES    EXERCISE PRICE
        --------------------------------------------   ----------------    --------------
        November 15, 1994...........................        120,000           $ 1.0625
        December 15, 1994...........................         45,000             0.75
        January 15, 1995............................         45,000             0.875
        February 15, 1995...........................         45,000             0.6875
        March 15, 1995..............................         45,000             0.7813
        April 15, 1995..............................         45,000             0.6875
        May 15, 1995................................         45,000             0.75
        June 15, 1995...............................         45,000             0.6563
        July 15, 1995...............................         45,000             0.7188
        August 15, 1995.............................         45,000             1.2188

     -- Mr. Keith, Chairman of the Finance Committee of the Company on November
        15, 1994, was granted options to purchase 200,000 shares of common stock of the Company on the following dates in the amounts set forth opposite each such date:

                         GRANT DATE                    NUMBER OF SHARES    EXERCISE PRICE
        --------------------------------------------   ----------------    --------------
        November 15, 1994...........................         50,000           $ 1.0625
        December 15, 1994...........................         25,000             0.75
        January 15, 1995............................         25,000             0.875
        February 15, 1995...........................         25,000             0.6875
        March 15, 1995..............................         25,000             0.7813
        April 15, 1995..............................         25,000             0.6875
        May 15, 1995................................         25,000             0.75

- - Under the amendment for which stockholder approval is being sought no grant of an option may be made after November 15, 2004.

- - Options granted under the Directors Plan prior to November 8, 1995 became fully exercisable on November 8, 1995. Under the amendment for which stockholder approval is being sought, thereafter options may be granted with such terms relating to vesting and exercisability as may be determined from time to time by the Option Committee provided that no option may be exercised after the expiration of ten (10) years from the date it is granted.

- - All options granted under the Directors Plan expire on November 15, 1999. Under the amendment for which stockholder approval is being sought, after such approval options may be granted with such terms relating to expiration as may be determined from time to time by the Option Committee provided that no option may be exercised after the expiration of ten (10) years from the date it is granted.

- - The purchase price for each share of common stock subject to an option granted under the Directors Plan prior to November 8, 1995 is the fair market value of the common stock on the relevant grant date. Under the amendment for which stockholder approval is being sought, thereafter said purchase price shall be as may be determined from time to time by the Option Committee.

- - The Board of Directors may, in its discretion, make loans available to the participants, on reasonable terms, with funds to be provided by the Company, to facilitate the payment by a participant of the exercise price of, or any tax withholding obligation incurred with respect to, any options granted under the Directors Plan.

- - If there is a change in the number or type of outstanding shares of the Company's common stock by reason of a stock dividend, stock split, recapitalization, merger, consolidation, combination or other similar event, or if there is a distribution to stockholders of the Company's common stock other than a cash dividend, appropriate adjustments shall be made to the number and kind of shares subject to options under the Directors Plan; the purchase price for shares of common stock covered by options; and other relevant provisions, to the extent that the Option Committee in its sole discretion, determines that such changes make such adjustment necessary to be equitable.

- - Options are non-assignable and non-transferable other than by will or the laws of descent and distribution.

- - The Option Committee may at any time or times amend the Directors Plan or amend any outstanding options for the purpose of satisfying the requirements of any changes in applicable laws or regulations or for any other purpose which at the time may be permitted by law provided that no amendment of any outstanding option shall contain terms or conditions inconsistent with the provisions of the Directors Plan and provided that no amendment of the Directors Plan or of any outstanding option shall without the approval of the stockholders: (i) increase the maximum number of shares of common stock to which options may be granted under the Directors Plan; (ii) reduce the price at which options may be granted below the price specified in the Directors Plan; (iii) reduce the exercise price of outstanding options; (iv) extend the period during which an outstanding option may be exercised beyond the maximum period specified in the Directors Plan; (v) materially increase in any other way the benefits accruing to the participants; or (vi) change the class of persons eligible to be participants.

     The following table sets forth certain additional details concerning the Directors Plan.

                               NEW PLAN BENEFITS

                                                                 ADDED BY AMENDMENT
                                                                 ADOPTED 11/8/95(1)
                                                           ------------------------------
                      NAME AND POSITION                     $ VALUE       NUMBER OF UNITS
    -----------------------------------------------------  ----------     ---------------
    Jay M. Haft, Co-chairman,
      President and Chief Executive Officer..............   $ 10,125           13,500
    Alastair Keith, Chairman, Finance Committee..........     65,875           82,500
    Executive Group(3)...................................     10,125           13,500
    Non-Executive Director Group(4)......................     65,875           82,500
    Non-Executive Officer Employee Group(5)..............         --               --

- ---------------
(1) The table includes grants under the Exchange Program which will not be exercisable until certain action is taken by the stockholders and the Company authorizing and reserving shares of common stock of the Company for issuance upon their exercise. See "Amendment of Certificate of Incorporation to Increase Authorized Capitalization" above.

(2) The value per unit in the case of options equals the exercise price of the options, the fair market value on the date of grant. The fair market value of the Company's common stock on November 8, 1995 was $0.75 per share.

(3) One person.

(4) One person.

(5) None.

     Nonstatutory stock options without ascertainable fair market value at grant for federal income tax purposes are not taxed to the participant until exercised or otherwise disposed of. If the option is exercised, the participant realizes compensation income equal to the fair market value of the stock at the time it is transferred to him or her less the amount paid for it (the option or exercise price). If the Company satisfies its tax withholding obligations arising from the exercise of the options, it would receive a business expense deduction for the amount that the participant must include in gross income as compensation because of the exercise of a nonstatutory stock option. This deduction is taken for the same year in which or within which that income is taxable to the participant. If the participant later sells the stock, any further gain would be capital gain.

     The Board of Directors recommends a vote FOR approval of the adoption of the amendment of the Directors Plan, as described above.

                              INDEPENDENT AUDITORS

INDEPENDENT ACCOUNTANTS FOR 1996

     The Board of Directors, upon the recommendation of its Audit Committee, has selected Richard A. Eisner & Company, LLP to audit the accounts of the Company for the fiscal year ending December 31, 1996. Such firm has reported to the Company that none of its members has any direct financial interest or material indirect financial interest in the Company. The Company's Audit Committee is composed of Messrs. McCloy, Keith and Oolie and has responsibility for selecting auditors.

     Richard A. Eisner & Company, LLP was selected by the Board of Directors to audit the accounts of the Company for the fiscal year ended December 31, 1995.

     Representatives of Richard A. Eisner & Company, LLP are expected to be present at the Annual Meeting of Stockholders. Such persons will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

     The Board of Directors recommends a vote FOR the ratification of the appointment of Richard A. Eisner & Company, LLP as independent auditors.

CHANGE IN INDEPENDENT ACCOUNTANTS

     On December 21, 1994, Coopers & Lybrand LLP (formerly Coopers & Lybrand), the independent accountants who audited the Company's consolidated financial statements for the fiscal year ended December 31, 1993, notified the Company that the client-auditor relationship between the Company and Coopers & Lybrand LLP had ceased.

     During the Company's fiscal year ended December 31, 1993, and during the interim period preceding their resignation as the Company's independent accountants there were no disagreements with Coopers & Lybrand LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Coopers & Lybrand LLP, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report.

     The report of Coopers & Lybrand LLP dated March 24, 1994 on the Company's consolidated financial statements as of and for the year ended December 31, 1993, did not contain an adverse opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. On December 19, 1994, Coopers & Lybrand LLP reissued its report on the Company's consolidated financial statements as of and for the fiscal year ended December 31, 1993, which reissued report was filed in the Company's Current Report on Form 8-K on December 19, 1994, and is contained in the Company's 1994 Annual Report. The reissued report of Coopers & Lybrand LLP contains a paragraph which emphasizes certain uncertainties arising subsequent to the date of their original report which are described in "Risk Factors -- Current Financial Condition; Cash Position" appearing in the Company's Current Report on Form 8-K, Item 5, filed on December 19, 1994. Such subsequent uncertainties with respect to the availability of funds to sustain the Company's activities indicated at December 19, 1994 that the Company may be unable to continue as a going concern through 1995.

     On January 5, 1995, the Company engaged Richard A. Eisner & Company LLP (formerly Richard A. Eisner & Company) as independent accountants to audit the consolidated financial statements of the Company for the year ended December 31, 1994, replacing Coopers & Lybrand LLP. The decision to engage Richard A. Eisner & Company LLP was approved by the Audit Committee of the Company's Board of Directors. During the fiscal year ended December 31, 1993, and the subsequent period, neither the Company nor any person on the Company's behalf consulted Richard A. Eisner & Company LLP regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     As reported in the Compensation Committee Report for the fiscal year ended December 31, 1994, contained in the 1995 Proxy Statement, on November 15, 1994, the Compensation Committee awarded Mr. Haft a consulting fee of $10,000 per month for a period of six months and granted him options to purchase 390,000 shares of the Company's common stock in monthly installments over that six month period as compensation to Mr. Haft for his services as Co-chairman of the Board of Directors, Chief Executive Officer and President of the Company. In May, 1995 the Compensation Committee extended Mr. Haft's compensation of $10,000 per month for an additional three months and granted him further options to purchase 135,000 shares of the Company's common stock in three equal installments over the three month extension period. On July 6, 1995, Mr. Haft resigned as President and, with the approval of the Board retained, for an indefinite term, the titles and responsibilities of Chief Executive Officer and Co-chairman of the Board of Directors. At this time, Mr. Parrella was elected President of the Company. In light of these changes in their respective responsibilities, Mr. Haft's compensation was reduced by $4,000 per month and Mr. Parrella's salary was increased by $4,000 per month effective August 16, 1995. On August 1, 1995, Mr. Haft's status changed from that of consultant to an employee of the Company. This change did not result in any change in Mr. Haft's compensation although as an employee he became covered by the Company's health and dental benefits program.

     From January 1, 1995 to August 16, 1995, Mr. Parrella's salary was at the rate of $70,000 per year, the salary approved by the Compensation Committee on November 15, 1994 at the time of the restructuring of the Company's senior management as reported previously. As stated above, effective August 16, 1995, Mr. Parrella's base salary was increased to an annual rate of $118,000. In addition to this cash compensation, Mr. Parrella was also granted options to purchase 15,000 shares of the Company's common stock on the fifteenth day of each of the first eight months of 1995. On May 8, 1995, the Compensation Committee, in recognition of the efforts of Mr. Parrella under the difficult conditions the Company was then facing and in recognition of the importance of his continued services to the ongoing restructuring program, awarded Mr. Parrella a cash bonus of $25,000 plus 1% of the cash to be received by the Company upon the establishment of certain significant business relationships. Any such percentage bonus was made contingent upon the execution of relevant documentation or other form of closing with regard to these relationships prior to January 1, 1996. Mr. Parrella was paid a bonus of $20,168 under this percentage bonus arrangement. On July 11, 1995, in order to enable the Company to obtain 1,100,000 authorized but unissued shares of common stock to sell to an investor in a private placement to raise additional working capital, Mr. Parrella forfeited options to purchase 500,000 shares of the Company's common stock. In recognition of the ongoing efforts of Mr. Parrella on behalf of the

Company and the fact that his cash compensation had been significantly reduced the prior year, the Company agreed that if the private placement was successfully concluded and Mr. Parrella agreed to work for the Company through 1996 (without any obligation on the part of the Company to employ him for any given period), Mr. Parrella would be granted options to purchase 500,000 shares of common stock under the Incentive Plan. Of this amount, 250,000 options would become vested and exercisable immediately. The other 250,000 options would become vested and exercisable either on December 31, 1996 provided Mr. Parrella was employed by the Company on that date or on such earlier date if the price of the Company's common stock as traded on the NASDAQ Stock Market had maintained a price of $1.25 per share or above for the previous 45 days. On December 12, 1995 the Option Committee granted Mr. Parrella options to purchase 500,000 shares of common stock subject to the foregoing terms and conditions. The exercise price of such options is $0.6563 per share, the fair market value of the Company's common stock on the date of grant. On August 1, 1995, the Company reinstated Mr. Parrella's $16,450 annual automobile allowance.

     The base salary of Messrs. Fogarty and Hiney for 1995 was established at $104,434 and $81,144 respectively. In addition, on June 15, 1995, Mr. Fogarty was awarded a cash bonus of $10,083 and on June 15, 1995 and July 15, 1995, Mr. Hiney was awarded a cash bonus of $20,000 in connection with his resignation as an officer and employee of the Company on June 15, 1995. On January 22, 1996, Mr. Fogarty was awarded a further bonus of a grant of options to purchase 75,000 shares of the Company's common stock, which options, however would not be exercisable until certain action by the stockholders and the Company to authorize and reserve shares for issuance upon the exercise of such options was completed. See "Amendment of Certificate of Incorporation to Increase Authorized Capitalization", "Adoption of Amendment to the Incentive Plan" and "Adoption of Amendment to the Directors Plan" above.

     On January 3, 1995, Mr. Fogarty, in consideration for his agreeing to remain an employee of the Company to July 1, 1995, was granted the right to exchange options to buy 158,200 shares of common stock of the Company having exercise prices of between $2.38 and $4.00 per share for an equal number of options having an exercise price of $1.25 per share. Mr. Hiney, for the same consideration, was granted the right to exchange 34,554 of such options for an equal number of options having an exercise price of $1.50 per share. Messrs. Fogarty and Hiney each exercised this right of option exchange. As part of Mr. Hiney's severance arrangement relating to his leaving the Company on June 15, 1995, the condition of continuing employment to July 1, 1995 was waived by the Company. See "Repricing of Options/SARs" below.

     On November 8, 1995, as participants in the Exchange Program, each of Messrs. Haft, Parrella and Fogarty were given the right to exchange and did exchange Old Warrants and Old Options having exercise prices of $0.75 per share or more and having shares of common stock reserved for issuance upon their exercise for New Warrants and New Options having exercise prices of $0.75 per share but having no shares reserved for issuance upon their exercise until the stockholders and the Company completed the action necessary to authorize and reserve such shares. In this regard, Mr. Haft forfeited Old Warrants to purchase 190,000 shares of common stock at $0.75 per share and was granted New Warrants to purchase 218,500 shares of common stock at $0.75 per share. He also forfeited Old Options to purchase 345,000 shares of common stock at prices between $0.75 and $1.22 per share and was granted New Options to purchase 358,500 shares of common stock at $0.75 per share. Mr. Parrella forfeited Old Warrants to purchase 750,000 shares of common stock at $0.75 per share and was granted New Warrants to purchase 862,500 shares of common stock at $0.75 per share. He also forfeited Old Options to purchase 135,000 shares of common stock at prices between $0.75 and $1.22 per share and was granted New Options to purchase 139,500 shares of common stock at $0.75 per share. Mr. Fogarty forfeited Old Options to purchase 158,200 shares of common stock at $1.25 per share and was granted New Options to purchase 158,200 share of common stock at $0.75 per share. As described above, the reason for the Exchange Program was to enable the Company to obtain 4,800,000 authorized but unissued shares of common stock for use in a private placement to raise needed working capital. See "Repricing of Options/SARs" below and "Amendment of Certificate of Incorporation" above.

     Because of the Company's uncertain business prospects and limited cash resources, in determining the appropriate levels of compensation for the Chief Executive Officer and the named executive officers, the Compensation Committee did not deem it relevant, useful or even feasible to consider the compensation practices of other companies having more certain prospects and greater cash resources. Rather, the Compensation Committee took into consideration the contribution being made to the Company's turn-around by these officers, the extent to which they had received previous reductions in their overall level of compensation in November of 1994 in connection with the Company's restructuring, the importance of the Company continuing to receive their services and the benefit of their knowledge of the Company's technologies, and the Company's ability to provide them with adequate levels of remuneration either in cash or in securities.

COMPENSATION

     Set forth below is certain information for the three fiscal years ended December 31, 1995, 1994 and 1993 relating to compensation received by the Company's Chief Executive Officer and all executive officers of the Company other than the Chief Executive Officer (collectively the "Named Executive Officers") whose total annual salary and bonus for the fiscal year ended December 31, 1995, exceeded $100,000 for services rendered in all capacities.

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM
                                                                                   COMPENSATION
                                                                                      AWARDS
                                          ANNUAL COMPENSATION                 ----------------------
                            -----------------------------------------------   RESTRICTED    OPTIONS
                                                             OTHER ANNUAL       STOCK      WARRANTS       ALL OTHER
     NAME AND POSITION      YEAR   SALARY($)     BONUS($)   COMPENSATION($)     AWARDS      SARS(#)      COMPENSATION
- --------------------------- ----   ---------     --------   ---------------   ----------   ---------     ------------
Jay M. Haft................ 1995   $ 110,000(1)  $ --           $--             $--          937,000(4)    $--
  Co-Chairman, Chief        1994      30,000       --           --               8,750       165,000        --
  Executive Officer &
  President(1)
Michael J. Parrella........ 1995      90,833      47,168          6,395          --        1,622,000(5)     --
  President; Executive Vice 1994     195,000       --             9,458          --           75,000         3,858
  President(1)              1993     165,000      50,000          8,907          --          250,000         5,676
James W. Hiney............. 1995      81,144      20,000        --               --           69,554(6)     --
  Vice President/Patent     1994      85,000      50,000        --               --           30,000        --
  Counsel; Vice President   1993      80,000       --           --               --           30,000        --
  General Counsel &
  Secretary(3)
Stephen J. Fogarty......... 1995     104,434      10,083        --               --          391,400(7)     --
  Senior Vice President and 1994     110,000       --           --               --           --            --
  Chief Financial Officer   1993     100,000      30,000        --               --           50,000        --

- ---------------
(1) Mr. Haft, an employee and director of the Company, was elected Co-Chairman of the Board, Chief Executive Officer and President on November 15, 1994. On July 6, 1995, the former Executive Vice President was elected President and Mr. Haft retained the positions of Co-Chairman of the Board and Chief Executive Officer.

(2) Consists of 5,000 restricted shares of the Company's common stock granted to Mr. Haft on May 11, 1994 pursuant to the Company's Stock Incentive Plan valued at $1.75 per share, the market price of the common stock on that date. See "Directors' Fees and Stock Options." As of December 31, 1995, Mr. Haft held 10,000 restricted shares of common stock which were worth $6,250 based on the market price of the common stock on that date.

(3) On June 15, 1995, Mr. Hiney resigned as Vice President, General Counsel and Secretary and ceased being an employee of the Company.

(4) Excludes options and warrants to purchase 585,000 shares of the Company's common stock forfeited under the Exchange Program and other activity for a net new grant of 402,000 options and warrants of which none are exercisable.

(5) Excludes options and warrants to purchase 1,385,000 shares of the Company's common stock forfeited under the Exchange Program and other activity for a net new grant of 237,000 options and warrants.

(6) Excludes options to purchase 39,554 shares of the Company's common stock forfeited for a net new grant of 30,000 options of which 25,000 are exercisable.

(7) Excludes options to purchase 316,000 shares of the Company's common stock forfeited under the Exchange Program and other activity for a net new grant of 75,000 of which none are exercisable.

(8) Consists of the annual premiums for a $2 million personal life insurance policy for 1993, and 1994 paid by the Company on behalf of Mr. Parrella in 1993 and 1994.

STOCK OPTIONS AND WARRANTS

     The following tables summarize the Named Executive Officers' stock option and warrant activity during 1995. The Options and Warrants Granted Table includes information relating to options granted on January 22, 1996 as part of bonus compensation for 1995.

                      OPTIONS AND WARRANTS GRANTED IN 1995

                                                                                    POTENTIAL REALIZED VALUE
                                                                                        AT ASSUMED ANNUAL
                                                                                      RATES OF STOCK PRICE
                                         PERCENT OF TOTAL                               APPRECIATION FOR
                            SHARES         OPTIONS AND                                 OPTION AND WARRANT
                          UNDERLYING     WARRANTS GRANTED   EXERCISE                         TERM(6)
                            OPTIONS        TO EMPLOYEES      PRICE     EXPIRATION   -------------------------
         NAME            GRANTED(#)(1)      IN 1995(1)      $/SHARE       DATE          5%            10%
- -----------------------  -------------   ----------------   --------   ----------   ----------     ----------
Jay M. Haft(2).........      45,000             0.5%        $ 0.8750     11/15/99    $  10,472      $  23,039
                             45,000             0.5           0.6875     11/15/99        8,069         17,714
                             45,000             0.5           0.7813     11115/99        8,990         19,694
                             45,000             0.5           0.6875     11115/99        7,753         16,948
                             45,000             0.5           0.7500     11/15/99        8,286         18,075
                             45,000             0.5           0.6562     11/15/99        7,101         15,456
                             45,000             0.5           0.7187     11/15/99        7,614         16,538
                             45,000             0.5           1.2187     11/15/99       12,637         27,388
                            218,500             2.5           0.7500     12/31/97       18,100         37,216
                            358,500             4.0           0.7500     11/15/99       61,955        134,277
Michael J.
  Parrella(3)..........      15,000             0.2           0.8750     11/15/99        3,491          7,680
                             15,000             0.2           0.6875     11/15/99        2,690          5,905
                             15,000             0.2           0.7812     11/15/99        2,996          6,564
                             15,000             0.2           0.6876     11/15/99        2,585          5,650
                             15,000             0.2           0.7500     11/15/99        2,762          6,025
                             15,000             0.2           0.7187     11/15/99        2,592          5,643
                             15,000             0.2           0.7187     11/15/99        2,538          5,513
                             15,000             0.2           1.2187     11/15/99        4,212          9,129
                            139,500             1.6           0.7500     11/15/99       22,668         48,841
                            500,000             5.6           0.6563     11/15/99       69,261        148,872
                            862,500             9.7           0.7500     12/31/97       71,446        146,904
James W. Hiney.........       5,000             0.1           1.5000     02/11/01        2,603          5,921
                             30,000             0.3           0.8750     12/31/98        4,867         10,346
                             34,654             0.4           1.5000     12/31/98        9,610         20,428

                                                                                    POTENTIAL REALIZED VALUE
                                                                                        AT ASSUMED ANNUAL
                                                                                      RATES OF STOCK PRICE
                                         PERCENT OF TOTAL                               APPRECIATION FOR
                            SHARES         OPTIONS AND                                 OPTION AND WARRANT
                          UNDERLYING     WARRANTS GRANTED   EXERCISE                         TERM(6)
                            OPTIONS        TO EMPLOYEES      PRICE     EXPIRATION   -------------------------
         NAME            GRANTED(#)(1)      IN 1995(1)      $/SHARE       DATE          5%            10%
- -----------------------  -------------   ----------------   --------   ----------   ----------     ----------
Stephen J.
  Fogarty(4)...........      43,200             0.5           1.2500     05/27/00       16,277         36,347
                             43,200             0.5           0.7500     05/27/00        9,766         21,808
                             50,000             0.6           1.2500     02/11/01       21,688         49,342
                             50,000             0.6           0.7500     02/11/01       13,013         29,605
                             65,000             0.7           1.2500     07/15/00       25,182         56,427
                             65,000             0.7           0.7500     07/15/00       15,109         33,856
                             75,000             0.8           0.6563     01/22/03       20,039         46,698

- ---------------
(1) The Options and Warrants Granted Table includes grants under the Exchange Program which will not be exercisable until certain action is taken by the stockholders and the Company authorizing and reserving shares of common stock of the Company for issuance upon their exercise. See "Amendment of Certificate of Incorporation to Increase Authorized Capitalization", "Adoption of Amendment to the Incentive Plan" and "Adoption of Amendment to the Directors Plan" above.

(2) Options to purchase 360,000 shares granted to Mr. Haft were granted pursuant to the Directors Plan and are fully vested. Of these, options to purchase 180,000 shares were forfeited under the Exchange Program along with other options to purchase 165,000 shares following which New Options to purchase 358,500 shares were granted to Mr. Haft under the Directors Plan and the Exchange Program which will not be exercisable until the action described in footnote (1) is completed. New Warrants to purchase 218,500 shares were granted to Mr. Haft pursuant to the Exchange Program following the forfeiture of warrants to purchase 190,000 shares. Such New Warrants will not be exercisable until the action described in footnote (1) is completed.

(3) Options to purchase 620,000 shares granted to Mr. Parrella were granted pursuant to the Incentive Plan and are fully vested. Of these, 370,000 options were immediately exercisable, 250,000 will become exercisable on December 31, 1996 if Mr. Parrella is employed by the Company on that date or on such earlier date as the Company's common stock as traded on the NASDAQ Stock Market has maintained a price of $1.25 or more for the preceding forty-five days, and options to purchase 60,000 shares were forfeited under the Exchange Program along with other options to purchase 75,000 shares following which New Options to purchase 139,500 shares were granted to Mr. Parrella under the Incentive Plan and the Exchange Program. Such New Options will not be exercisable until the action described in footnote (1) is completed. New Warrants to purchase 862,500 shares were granted to Mr. Parrella pursuant to the Exchange Program following the forfeiture of warrants to purchase 750,000 shares. Such New Warrants will not be exercisable until the action described in footnote (1) is completed.

(4) Options to purchase 391,400 shares granted to Mr. Fogarty were granted pursuant to the Incentive Plan and are fully vested. Of these, options to purchase 158,200 shares were granted on January 3, 1995, in consideration of Mr. Fogarty agreeing to remain with the Company to July 1, 1995, and his forfeiting options to purchase 158,200 shares (see "Compensation Committee Report on Executive Compensation" above). These options to purchase 158,200 shares were forfeited under the Exchange Program following which New Options to purchase 158,200 shares were granted to Mr. Fogarty under the Incentive Plan and the Exchange Program none of which will be exercisable until the action described in footnote (1) is completed. The other options to purchase 75,000 shares also will not be exercisable until the action described in footnote (1) is completed.

(5) Options to purchase 34,554 shares granted to Mr. Hiney were granted pursuant to the Incentive Plan and are fully vested and exercisable. These options were granted on January 3, 1995 in consideration of Mr. Hiney agreeing to remain with the Company to July 1, 1995 and his forfeiting options to purchase 34,554 shares (see "Compensation Committee Report on Executive Compensation" above).

(6) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates required by the SEC and, therefore, are not intended to forecast possible future appreciation if any, of the stock price.

               1995 AGGREGATED OPTIONS AND WARRANT EXERCISES AND
                  DECEMBER 31, 1995 OPTION AND WARRANT VALUES

                                                               NUMBER OF SHARES
                                                                  UNDERLYING                 VALUE OF UNEXERCISED
                                                             UNEXERCISED OPTIONS             IN-THE-MONEY OPTIONS
                             NUMBER OF                         AND WARRANTS AT                 AND WARRANTS AT
                          SHARES ACQUIRED     VALUE           DECEMBER 31, 1995               DECEMBER 31, 1995
         NAME               ON EXERCISE      REALIZED     EXERCISABLE/UNEXERCISABLE       EXERCISABLE/UNEXERCISABLE
- -----------------------   ---------------    --------    ----------------------------    ----------------------------
Jay M. Haft............            --        $    --         788,500         218,500      $  15,625        $    --
Michael J. Parrella....            --             --       1,009,456       1,252,000        132,378             --
Stephen J. Fogarty.....       205,000         91,588         233,200              --             --             --
James W. Hiney.........        25,000          7,500          59,554              --             --             --

REPRICING OF OPTIONS, WARRANTS AND SAR'S

     The following table summarizes the repricings of options, warrants and SAR's held by any then executive officer during the last ten completed fiscal years.

                               NUMBER OF                                                             LENGTH OF
                               SECURITIES                            EXERCISE                     ORIGINAL OPTION
                               UNDERLYING      MARKET PRICE OF       PRICE AT                          TERM
                              OPTIONS/SARS    STOCK AT TIME OF       TIME OF                     REMAINING AT DATE
                              REPRICED OR       REPRICING OR       REPRICING OR   NEW EXERCISE    OF REPRICING OR
       NAME          DATE      AMENDED(#)       AMENDMENT($)       AMENDMENT($)     PRICE($)         AMENDMENT
- ------------------ ---------  ------------   -------------------   ------------   ------------   -----------------
Jay M. Haft
  Options            11/8/95     120,000             0.750             1.063          0.750           11/15/99
                     11/8/95     103,500             0.750             0.750          0.750           11/15/99
                     11/8/95      45,000             0.750             0.875          0.750           11/15/99
                     11/8/95      45,000             0.750             0.781          0.750           11/15/99
                     11/8/95      45,000             0.750             1.219          0.750           11/15/99
  Warrants           11/8/95     218,500             0.750             0.750          0.750           12/31/97
Michael J.
  Parrella
  Options            10/6/92     250,000             3.000             2.000          2.375            10/6/99
                     11/8/95      60,000             0.750             1.063          0.750           11/15/99
                     11/8/95      30,000             0.750             0.750          0.750           11/15/99
                     11/8/95      15,000             0.750             0.875          0.750           11/15/99
                     11/8/95      15,000             0.750             0.781          0.750           11/15/99
                     11/8/95      15,000             0.750             1.219          0.750           11/15/99
  Warrants           11/8/95     862,500             0.750             0.750          0.750           12/31/97
                     6/17/87      80,435             0.7500            0.200          0.000           12/31/97
                     6/17/87      40,217             0.7500            0.200          1.000           12/31/97
                     11/9/90      40,217             0.2815            1.000          0.400           12/31/97
                     11/9/90     375,109             0.2815            1.000          0.400           12/31/97
                     11/9/90       9,130             0.2815            1.000          0.400           12/31/97
                     11/9/90      25,000             0.2815            1.000          0.400           12/31/97

                               NUMBER OF                                                             LENGTH OF
                               SECURITIES                            EXERCISE                     ORIGINAL OPTION
                               UNDERLYING      MARKET PRICE OF       PRICE AT                          TERM
                              OPTIONS/SARS    STOCK AT TIME OF       TIME OF                     REMAINING AT DATE
                              REPRICED OR       REPRICING OR       REPRICING OR   NEW EXERCISE    OF REPRICING OR
       NAME          DATE      AMENDED(#)       AMENDMENT($)       AMENDMENT($)     PRICE($)         AMENDMENT
- ------------------ ---------  ------------   -------------------   ------------   ------------   -----------------
Stephen J. Fogarty
  Options             1/3/95      43,200             1.250             2.375          1.250            5/27/00
                      1/3/95      65,000             1.250             4.000          1.250            7/15/00
                      1/3/95      50,000             1.250             2.875          1.250            2/11/01
  Options            11/8/95      43,200             0.750             1.250          0.750            5/27/00
                     11/8/95      65,000             0.750             1.250          0.750            7/15/00
                     11/8/95      50,000             0.750             1.250          0.750            2/11/01
Jim Hiney
  Options             1/3/95       4,554             1.500             2.375          1.500            5/27/00
                      1/3/95      25,000             1.500             4.000          1.500            7/15/00
                      1/3/95       5,000             1.500             2.875          1.500            2/11/01
John J. McCloy II
  Options            10/6/92     250,000             3.000             2.000          0.375            10/6/99
  Warrants           6/17/87     270,435             0.7500            0.200          0.000           12/31/97
                     6/17/87     135,217             0.7500            0.200          1.000           12/31/97
                     6/17/87      43,478             0.4375            1.000          0.400           12/31/97
                     6/17/87      33,967             0.4375            1.000          0.400           12/31/97
                     6/17/87      13,587             0.4375            1.000          0.400           12/31/97
Irene Lebovics
  Warrants           2/19/90     600,000             0.5000            0.7800         0.500           12/31/97
Luc Verschueren
  Options            10/6/92      16,200             3.0000            2.0000         2.3750           10/6/99
                     10/6/92     212,054             3.0000            0.5600         2.3750           10/6/99

COMPENSATION ARRANGEMENTS WITH CERTAIN OFFICERS AND DIRECTORS

     On November 15, 1994, the Board of Directors and its Compensation Committee took a number of compensation actions. Mr. Haft was to be paid a consulting fee of $10,000 per month for such period that he serves as Chief Executive Officer and President of the Company. Mr. McCloy's salary was reduced to $75,000 per year and Mr. Parrella's salary was reduced to $70,000 per year. In connection with the reduction in his salary, Mr. Parrella was granted five year options to purchase 150,000 shares of the Company's common stock under the Company's Stock Incentive Plan, of which options to purchase 60,000 shares were granted immediately and options to purchase 15,000 shares were to be deemed granted on the 15th day of each month from December 1994 through May 1995 provided that Mr. Parrella was employed by the Company on each such date. The options granted Mr. Parrella under the Stock Incentive Plan have exercise prices equal to the fair market value of the Company's common stock on the grant dates. On May 8, 1995, The Compensation Committee granted Mr. Parrella additional five year options to purchase 45,000 shares of the Company's common stock of which options to purchase 15,000 shares were to be deemed granted on the 15th day of June, July and August 1995.

Such options have exercise prices equal to the fair market value of the common stock on their respective grant dates and were subject to the same other terms and conditions as the earlier options. In addition the Compensation Committee also awarded Mr. Parrella a $25,000 cash bonus and an incentive bonus equal to 1% of the cash received by the Company at the execution of the agreement or other documentation evidencing transactions with unaffiliated parties (other than certain parties involved in transactions then in negotiation) or otherwise received at the closing of said transactions which occurred between May 8, 1995 and January 1, 1996. On November 15, 1994, the Board also adopted the Directors Plan. Under the Directors Plan, which was adopted subject to stockholder approval, Mr. Haft was granted five-year options to purchase 390,000 shares of the Company's common stock, of which options to purchase 120,000 shares were granted immediately and options to purchase 45,000 shares were to be deemed granted on the 15th day of each month from December 1994 through May 1995, and Mr. Keith was granted five-year options to purchase 200,000 shares of common stock, of which options to purchase 50,000 shares were granted immediately and options to purchase 25,000 shares were to be deemed granted on the 15th day of each month from December 1994 through May 1995, provided, in each instance, that Mr. Haft or Mr. Keith was a director of the Company on such date. On May 8, 1995, under an amendment to the Directors Plan, which was also subject to shareholder approval, Mr. Haft was granted additional five-year options to purchase 135,000 shares of the Company's common stock of which options to purchase 45,000 shares of common stock were to be deemed granted on the 15th day of June, July and August 1995. Such options were subject to the same other terms and conditions as the earlier options. The options granted under the Directors Plan have exercise prices equal to the fair market value of the Company's common stock on the grant dates. The stockholders approved the Directors Plan, as amended, at the Annual Meeting of Stockholders held on November 8, 1995.

     On July 6, 1995, Mr. Haft relinquished the title of President of the Company and Mr. Parrella was elected as President of the Company at which time, effective August 16, 1995, Mr. Haft's consulting fee was reduced to $6,000 per month and Mr. Parrella's salary was increased to $118,000 per year.

     On July 11, 1995, in order to enable the Company to obtain 1,100,000 authorized but unissued shares of common stock to sell to an investor in a private placement to raise additional working capital, Mr. Parrella forfeited options to purchase 500,000 shares of the Company's common stock. Three other directors, Messrs. Haft, McCloy and Oolie, also forfeited options to purchase respectively 50,000; 500,000 and 50,000 shares of the Company's common stock for the same reason. In recognition of the on-going efforts of Mr. Parrella on behalf of the Company and the fact that his cash compensation had been significantly reduced the prior year, the Company agreed that if the private placement was successfully concluded and Mr. Parrella agreed to work for the Company through 1996 (without any obligation on the part of the Company to employ him for any given period), Mr. Parrella would be granted options to purchase 500,000 shares of common stock under the Incentive Plan. Of this amount, 250,000 options would become vested and exercisable immediately. The other 250,000 options would become vested and exercisable either on December 31, 1996 provided Mr. Parrella was employed by the Company on that date or on such earlier date if the price of the Company's common stock as traded on the NASDAQ Stock Market had maintained a price of $1.25 per share or above for the previous 45 days. On December 12, 1995 the Option Committee granted Mr. Parrella options to purchase 500,000 shares of common stock subject to the foregoing terms and conditions. The exercise price of such options is $0.6563 per share, the fair market value of the Company's common stock on the date of grant.

     On November 8, 1995, as participants in the Exchange Program, each of Messrs. Haft, McCloy, Parrella and Keith were given the right to exchange and did exchange Old Warrants and Old Options having exercise prices of $0.75 per share or more and having shares of common stock reserved for issuance upon their exercise for New Warrants and New Options having exercise prices of $0.75 per share but having no shares reserved for issuance upon their exercise until the stockholders and the Company completed the action necessary to authorize and reserve such shares. In this regard, Mr. Haft forfeited Old Warrants to purchase 190,000 shares of common stock at $0.75 per share and was granted New Warrants to purchase 218,500 shares of common stock at $0.75 per share. He also forfeited Old Options to purchase 345,000 shares of common stock at prices between $0.75 and $1.22 per share and was granted New Options to purchase 358,500 shares of common stock at $0.75 per share. Mr. McCloy forfeited Old Warrants to purchase 750,000 shares of common stock at $0.75 per share and was granted New Warrants to purchase 862,500 shares of common stock at $0.75 per share. Mr. Parrella forfeited Old Warrants to purchase 750,000 shares of common stock at $0.75 per share and was granted New Warrants to purchase 862,500 shares of common stock at $0.75 per share. He also forfeited Old Options to purchase 135,000 shares of common stock at prices between $0.75 and $1.22 per share and was granted New Options to purchase 139,500 shares of common stock at $0.75 per share. Mr. Keith forfeited Old Options to purchase 225,000 shares of common stock at prices between $0.75 and $1.50 per share and was granted New Options to purchase 232,500 shares of common stock at $0.75 per share. As described above, the reason for the Exchange Program was to enable the Company to obtain 4,800,000 authorized but unissued shares of common stock for use in a private placement to raise needed working capital. See "Repricing of Options/SAR's" below and "Amendment of Certificate of Incorporation" above.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     In October 1990, the Company's Board of Directors authorized the issuance of warrants to acquire 420,000 shares of common stock to each of Messrs. McCloy, Parrella and Oolie and Ms. Lebovics, exercisable through September 30, 1994, at $.375 per share, being the market price of the Company's common stock on the date of such authorization, based upon each such person's commitment to extend his or her personal guarantee on a joint and several basis with the others in support of the Company's attempt to secure bank or other institutional financing, the amount of which to be covered by the guarantee would not exceed $350,000. No firm commitment for any such financing has been secured by the Company and at present no such financing is being sought. However, each of such persons' commitment to furnish said guarantee continues in full force and effect.

     In 1989, the Company established a joint venture with Environmental Research Information, Inc., ("ERI") to jointly develop, manufacture and sell (i) products intended for use solely in the process of electric power generation, transmission and distribution and which reduce noise and/or vibration resulting from such process, (ii) personal quieting products sold directly to the electric utility industry and (iii) products that reduce noise and/or vibration emanating from fans and fan systems (collectively,

"Power and Fan Products"). In 1991, in connection with the termination of this joint venture, the Company agreed, among other things, during the period ending February 1996, to make payments to ERI equal to (i) 4.5% of the Company's sales of Power and Fan Products and (ii) 23.75% of fees derived by the Company from its license of Power and Fan Products technology, subject to an overall maximum of $4,500,000. Michael J. Parrella, Executive Vice President of the Company, was Chairman of ERI at the time of both the establishment and termination of the joint venture and owns approximately 12% of the outstanding capital of ERI. In addition, Jay M. Haft, Co-Chairman, President and Chief Executive Officer of the Company, shares investment control over an additional 24% of the outstanding capital of ERI. The Company believes that the respective terms of both the establishment of the joint venture with ERI and its termination were comparable to those that could have been negotiated with other persons or entities. During the fiscal year ended December 31, 1995, the Company was not required to make any such payments to ERI under these agreements.

     In 1993, the Company entered into three Marketing Agreements with QuietPower Systems, Inc. ("QSI") (until March 2, 1994, "Active Acoustical Solutions, Inc."), a company which is 33% owned by ERI and 2% owned by Mr. Haft. Under the terms of one of these Marketing Agreements, QSI has undertaken to use its best efforts to seek research and development funding for the Company from electric and natural gas utilities for applications of the Company's technology to their industries. In exchange for this undertaking, the Company has issued a warrant to QSI to purchase 750,000 shares of the Company's common stock at $3.00 per share. The last sale price for the Company's common stock reported on the NASDAQ National Market System on May 15, 1993, the date of the Marketing Agreement, was $2.9375. The warrant becomes exercisable as to specific portions of the total 750,000 shares of common stock upon the occurrence of defined events relating to QSI's efforts to obtain such funding for the Company. When such defined events occur, the Company will record a charge for the amount by which the market price of its common stock on such date exceeds $3.00 per share, if any. The warrant remains exercisable as to each such portion from the occurrence of the defined event through October 13, 1998. As of December 31, 1994, contingencies had been removed against 525,000 warrants resulting in a 1993 non-cash charge of $120,250. This Marketing Agreement also grants to QSI a non-exclusive right to market the Company's products that are or will be designed and sold for use in or with equipment used by electric and/or natural gas utilities for non-retrofit applications in North America. QSI is entitled to receive a sales commission on any sales to a customer of such products for which QSI is a procuring cause in obtaining the first order from such customer. In the case of sales to utility company customers, the commission is 6% of the revenues received by the Company. On sales to original equipment manufacturers for utilities, the commission is 6% on the gross revenue NCT receives on such sales from the customer in the first year, 4% in the second year, 2% in the third year and 1% in the fourth year, and .5% in any future years after the fourth year. QSI is also entitled to receive a 5% commission on any research and development funding it obtains for NCT, and on any license fees it obtains for the Company from the license of the Company's technology. The initial term of this Agreement is three years renewable automatically thereafter on a year-to-year basis unless a party elects not to renew.

     Under the terms of the second of the three Marketing Agreements, QSI is granted a nonexclusive right to market the Company's products that are or will be designed and sold for use in or with feeder bowls throughout the world, excluding Scandinavia and Italy. Under this Marketing Agreement, QSI is entitled to receive commissions similar to those payable to end user and original equipment manufacturer customers described above. QSI is also entitled to receive the same 5% commission described above on research and development funding and technology licenses which it obtains for the Company in the feeder bowl area. The initial term of this Marketing Agreement is three years with subsequent automatic one-year renewals unless a party elects not to renew.

     Under the terms of the third Marketing Agreement, QSI is granted an exclusive right to market the Company's products that are or will be designed and sold for use in or with equipment used by electric and/or natural gas utilities for retrofit applications in North America. QSI is entitled to receive a sales commission on any sales to a customer of such products equal to 129% of QSI's marketing expenses attributable to the marketing of the products in question, which expenses are to be deemed to be the lesser of QSI's actual expenses or 35% of the revenues received by the Company from the sale of such products. QSI is also entitled to receive a 5% commission on research and development funding similar to that described above. QSI's exclusive rights continue for an indefinite term provided it meets certain performance criteria relating to marketing efforts during the first two years following product availability in commercial quantity and minimum levels of product sales in subsequent years. In the event QSI's rights become non-exclusive, depending on the circumstances causing such change, the initial term then becomes either three or five years from the date of this Marketing Agreement, with subsequent one-year automatic renewals in each instance unless either party elects not to renew. During the fiscal year ended December 31, 1994, the Company was not required to pay any commissions to QSI under any of these Marketing Agreements.

     The Company has also entered into a Teaming Agreement with QSI under which each party agrees to be responsible for certain activities relating to transformer quieting system development projects to be undertaken with utility companies. Under this Teaming Agreement, QSI is entitled to receive 19% of the amounts to be received from participating utilities and the Company is entitled to receive 81%. During the fiscal year ended December 31, 1994, the Company made no payments to QSI for project management services.

     In March 1995, the Company entered into a Master Agreement with QSI under which QSI was granted an exclusive worldwide license under certain NCT patents and technical information to market, sell and distribute transformer quieting products, turbine quieting products and certain other products in the utility industry. Under the Master Agreement, QSI is to fund development of the products by the Company and the Company is to manufacture the products. However, QSI may obtain the right to manufacture the products under certain circumstances including NCT's failure to develop the products or the failure of the parties to agree on certain development matters. In consideration of the rights granted under the Master Agreement, QSI is to pay the Company a royalty of 6% of the gross revenues received from the sale of the products and 50% of the gross revenues received from sublicensing the rights granted to QSI under the Master Agreement after QSI has recouped 150% of the costs incurred by QSI in the development of the products in question. The Company is obligated to pay similar royalties to QSI on its sale of the products and the licensing of rights covered under the Master Agreement outside the utility industry and from sales and licensing within the utility industry in the Far

East. In addition to the foregoing royalties, QSI is to pay an exclusivity fee to the Company of $750,000; $250,000 of which QSI paid to the Company in June 1994. The balance is payable in equal monthly installments of $16,667 beginning in April 1995. QSI's exclusive rights become non-exclusive with respect to all products if it fails to pay any installment of the exclusivity fee when due and QSI loses such rights with respect to any given product in the event it fails to make any development funding payment applicable to that product. The Master Agreement supersedes all other agreements relating to the products covered under the Master Agreement, including those agreements between the Company and QSI described above.

     Immediately following the execution to the Master Agreement, the Company and QSI entered into a letter agreement providing for the termination of the Master Agreement at the Company's election if QSI did not pay approximately $500,000 in payables then owed to the Company by May 15, 1995.

     In April 1995, the Company and QSI entered into another letter agreement under which QSI agreed to forfeit and surrender the five year warrant to purchase 750,000 shares of the Company's common stock issued to QSI under the first Marketing Agreement described above. In addition, the $500,000 balance of the exclusivity fee provided for under the Master Agreement was reduced to $250,000 to be paid in 30 monthly installments of $8,333 each and the payment of the indebtedness to be paid under the letter agreement described in the preceding paragraph was revised to be the earlier of May 15, 1996, or the date of closing of a financing of QSI in an amount exceeding $1.5 million, whichever first occurs. Such indebtedness is to be evidenced by a promissory note, non payment of which is to constitute an event of termination under the Master Agreement.

     The Company believes that the terms of its agreements with QSI are comparable to those that it could have negotiated with other persons or entities.

                               PERFORMANCE GRAPH

Note: The stock price performance shown on the graph below is not necessarily indicative of future price performance.

          NOISE CANCELLATION TECHNOLOGIES, INC. --STOCK PERFORMANCE(1)

                                                                    NASDAQ
                                                                  ELECTRONIC
                                                    NASDAQ        COMPONENTS
      MEASUREMENT PERIOD                           COMPOSITE       STOCK IN-
    (FISCAL YEAR COVERED)             NCT            INDEX          DEX(3)
12/31/90                                   100             100             100
12/31/91                                  1123             161             142
12/31/92                                   852             187             222
12/31/93                                   668             215             306
12/31/94                                   170             210             337
12/31/95                                   143             296             560

- ---------------

(1) Assumes an investment of $100.00 in the Company's common stock and in each index on December 31, 1990.

                  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                   AND MANAGEMENT

     The following table sets forth, as of May 15, 1996, information concerning the shares of common stock beneficially owned by each person who, to the knowledge of the Company, is the holder of 5% or more of the common stock of the Company, each Director, and each Named Executive Officer, and all executive officers and Directors of the Company as a group. Except as otherwise noted, each beneficial owner has sole investment and voting power with respect to the listed shares.

                                                                                        APPROXIMATE
                                                            AMOUNT AND NATURE            PERCENTAGE
             NAME OF BENEFICIAL OWNER                 OF BENEFICIAL OWNERSHIP(1)(2)    OF CLASS(1)(2)
- ---------------------------------------------------   -----------------------------    --------------
John J. McCloy II..................................             1,260,717(3)                1.31
Michael J. Parrella................................               590,998(4)                0.61
Sam Oolie..........................................               954,567(5)                0.99
Jay M. Haft........................................                44,891(6)                0.05
Alastair Keith.....................................                40,000(7)                0.04
Stephen J. Fogarty.................................                    --(8)                  --
James W. Hiney.....................................                59,554(9)                0.06
All executive officers & Directors as a group
  (18 persons).....................................             4,552,227(10)               4.53
Carole Salkind.....................................             4,000,000(11)               4.17
Her Majesty The Queen, Province of Alberta
  Canada...........................................             4,800,000(12)               5.01

- ---------------
 (1) On March 5, 1996, in order to enable the Company to obtain 2,390,000 authorized but unissued shares of common stock to sell to four investors in two private placements to raise additional working capital, each member of the Board of Directors agreed not to exercise any warrants or options to purchase common stock of the Company which had exercise prices between $0.50 and $0.75 per share and to permit the Company to issue the shares reserved for issuance upon the exercise of such warrants and options in the two proposed private placements (individually, a "Directors' Standstill Agreement" and collectively, the "Directors Standstill Agreements"). In consideration for this action by the directors, the Company agreed to reserve sufficient shares of common stock of the Company to permit the full exercise of all such warrants and options once the Company had obtained sufficient additional authorized shares of common stock to permit such action by the Company.
 (2) Assumes the exercise of currently exercisable outstanding options or warrants to purchase shares of common stock and therefore does not include New Options or New Warrants granted under the Exchange Program, options subject to a Director's Standstill Agreement or options to purchase shares of common stock granted to certain executive officers under the Stock Incentive Plan on January 22, 1996 ("1/22/96 Options"), none of which will become exercisable until the action described above under "Amendment of Certificate of Incorporation to Increase Authorized Capital", "Adoption of Amendment to Incentive Plan" and "Adoption of Amendment to Directors Plan" is completed. The percent of class ownership is calculated separately for each person based on the assumption that the person listed on the table has exercised all options and warrants shown for that person, but that no other holder of options or warrants has exercised such options or warrants.
 (3) Includes 222,825 shares issuable upon the exercise of currently exercisable warrants. Excludes 862,500 shares issuable upon the exercise of New Warrants, and 850,000 shares issuable upon the exercise of options subject to a Director's Standstill Agreement, none of which will become exercisable until the action referred to in footnote (2) is completed.
 (4) Includes 449,456 shares issuable upon the exercise of currently exercisable warrants. Excludes 862,500 shares issuable upon the exercise of New Warrants, 139,500 shares issuable upon the exercise of New Options, 810,000 shares issuable upon the exercise of options subject to a Director's Standstill Agreement and 475,000 shares issuable upon the exercise of 1/22/96 Options, none of which will become exercisable until the action referred to in footnote (2) is completed.
 (5) Includes 146,900 shares issuable upon the exercise of currently exercisable warrants and 15,000 restricted shares. Excludes 250,000 shares issuable upon the exercise of options subject to a Director's Standstill Agreement, none of which will become exercisable until the action referred to in footnote (2) is completed.
 (6) Includes 10,000 restricted shares. Excludes 218,500 shares issuable upon the exercise of New Warrants, 358,500 shares issuable upon the exercise of New Options, 430,000 shares issuable upon the exercise of options subject to a Director's Standstill Agreement and 200,000 shares issuable upon the exercise of 1/22/96 Options, none of which will become exercisable until the action referred to in footnote (2) is completed.

 (7) Includes 15,000 restricted shares. Excludes 232,500 shares issuable upon the exercise of New Options and 50,000 shares issuable upon the exercise of options subject to a Director's Standstill Agreement, none of which will become exercisable until the action referred to in footnote (2) is completed.
 (8) Excludes 158,200 shares issuable upon the exercise of New Options and 75,000 shares issuable upon the exercise of 1/22/96 Options, none of which will become exercisable until the action referred to in footnote (2) is completed.
 (9) Includes 59,554 shares issuable upon the exercise of currently exercisable options. On June 15, 1995, Mr. Hiney resigned as Vice President, General Counsel and Secretary and ceased being an employee of the Company.
(10) Includes 863,771 shares issuable to 5 executive officers and Directors of the Company upon the exercise of currently exercisable warrants, 888,229 shares issuable to 7 executive officers of the Company upon the exercise of currently exercisable options and 40,000 restricted shares issued to 3 directors of the Company. Excludes 2,144,750 shares issuable to 4 officers and directors of the Company upon the exercise of New Warrants, 2,053,110 shares issuable to 10 officers and directors of the Company upon the exercise of New Options, 2,390,000 shares issuable to 5 directors of the Company upon the exercise of Options subject to Directors' Standstill Agreements and 1,250,000 shares issuable to 7 executive officers upon the exercise of 1/22/96 options none of which will become exercisable until the action referred to in footnote (2) is completed.
(11) Carole Salkind's address is 801 Harmon Cove Towers, Secaucus, New Jersey 07094.
(12) Her Majesty The Queen, Province of Alberta, Canada's address is Room 530, Terrace Building, 9515 107th Street, Edmondton, Alberta T5K 2C3, Canada.

                             STOCKHOLDER PROPOSALS

     Stockholder proposals intended to be presented at the Company's 1997 Annual Meeting of Stockholders must be received by the Company by December 6, 1996, for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

Linthicum, Maryland
May 22, 1996

                     NOISE CANCELLATION TECHNOLOGIES, INC.
                        1025 WEST NURSERY ROAD SUITE 120
                              LINTHICUM, MD 21090

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Jay M. Haft, Michael J. Parrella and Stephen J. Fogarty, as Proxies, each with the power to appoint his substitute, and hereby authorizes them, and each of them, to represent and vote, as designated below, all the shares of Common Stock of Noise Cancellation Technologies, Inc. held of record by the undersigned on May 20, 1996, at the Annual Meeting of Stockholders to be held on July 17, 1996, or any adjournment thereof.

1. ELECTION OF DIRECTORS                        WITHHOLD AUTHORITY to vote for
   FOR all nominees listed below                all nominees listed below / /
  (except as marked to the contrary) / /

 JAY M. HAFT, JOHN J. MCCLOY II, MICHAEL J. PARRELLA, ALASTAIR KEITH, SAM OOLIE (TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S
                       NAME ON THE SPACE PROVIDED BELOW.)

- --------------------------------------------------------------------------------

2. To approve the amendment of the Company's Certificate of Incorporation to increase the number of shares of Common Stock authorized thereunder from 100,000,000 shares to 140,000,000 shares.
                  FOR / /       AGAINST / /       ABSTAIN / /

3. To approve the adoption of the amendment of the Noise Cancellation Technologies, Inc. Stock Incentive Plan.
                  FOR / /       AGAINST / /       ABSTAIN / /

4. To approve the adoption of the amendment of the Noise Cancellation Technologies, Inc. Option Plan for Certain Directors.
                  FOR / /       AGAINST / /       ABSTAIN / /

5. To ratify the selection of Richard A. Eisner & Company, LLP as independent auditors for the fiscal year ending December 31, 1996.
                  FOR / /       AGAINST / /       ABSTAIN / /

6. At their discretion, the Proxies are authorized to vote upon such other matter as may properly come before the meeting.

                          (continued on reverse side)

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1, 2, 3, 4 and 5.

                                                          Dated:          , 1996
                                                                ----------

                                                 -------------------------------
                                                            Signature

                                                 -------------------------------
                                                    Signature if held jointly

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give title. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

 PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.

                    [NOISE CANCELLATION TECHNOLOGIES LOGO]

                               NOISE CANCELLATION TECHNOLOGIES, INC.
- --------------------------------------------------------------------------------

                                                  1995 ANNUAL REPORT

                               CORPORATE PROFILE

Noise Cancellation Technologies, Inc. is the industry leader in the design, development, production and distribution of Active Wave Management(TM) Systems including systems that electronically reduce noise and vibration. Active Wave Management(TM) is the electronic and mechanical manipulation of sound signal waves to reduce noise, improve signal-to-noise ratio and/or enhance sound quality.

The company has executive offices in Linthicum, Maryland, research and product development facilities in Linthicum, Maryland and Cambridge, England; and marketing and technical support offices in Stamford, Connecticut, Cambridge, England and Tokyo, Japan.

The company has a number of strategic supply, manufacturing and marketing alliances with world-class corporations to facilitate commercialization of the technology.

The applications for the company's systems cover a wide range of multi-billion dollar markets, including those served by the transportation, manufacturing, commercial, consumer products and communications industries. Major product areas include headsets, fans, communications, microphones and mufflers.

CONTENTS

- -----------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS                                                        1
- -----------------------------------------------------------------------------
LETTER TO OUR SHAREHOLDERS                                                  2
- -----------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS                                        4
- -----------------------------------------------------------------------------
THE FINANCIAL STATEMENTS                                                   14
- -----------------------------------------------------------------------------
NOTES TO THE FINANCIAL STATEMENTS                                          18
- -----------------------------------------------------------------------------
CORPORATE INFORMATION                                                      36
- -----------------------------------------------------------------------------
INVESTOR INFORMATION                                                       37
- -----------------------------------------------------------------------------

[NOISE CANCELLATION TECHNOLOGIES LOGO]

FINANCIAL HIGHLIGHTS

      YEARS ENDED DECEMBER 31           1995         1994
- -----------------------------------------------------------
           (Thousands of dollars, except per share amounts)
Technology licensing fees              $ 6,580     $    452
Product sales, net                       1,589        2,337
Engineering and development
  services                               2,297        4,335
Total Revenues                          10,466        7,124
Company Funded R & D                     4,776        9,522
Net Loss                               $(4,068)    $(21,907)
Net Loss Per Share                       $(.05)       $(.26)
Total Assets                             9,583       12,371
Working Capital                          1,734          924
Stockholders' Equity                     6,884        5,469
Employees                                   73          114

Dear Fellow Shareholders:

1995 was a transitional year for NCT in which the Company executed several key objectives. When compared to 1994, the Company increased total revenue by 47% and decreased total expenses by 50%. We concluded the licensing of the aircraft cabin quieting business to Ultra Electronics, Ltd., and completed the restructuring of our agreements with Walker Manufacturing. On the product side, a new line of industrial headsets was introduced with encouraging early results, and targeted development has begun in several promising areas outside of NCT's traditional focus of active low frequency noise reduction.

EXPANDED FOCUS CREATES NEW OPPORTUNITIES

NCT's expertise and technology leadership in the generation and manipulation of sound waves, which is at the core of successful active noise reduction, has led to an expansion into synergistic areas requiring similar know-how. We have initiated several targeted development programs in the areas of communications, microphones and audio that will lead to products in 1996 and 1997. As a result of this expansion, an evolution of NCT's corporate mission is taking place. Where the Company's core activity had previously been described as "active noise reduction" it can now be more accurately termed "Active Wave Management(TM)" which encompasses active noise reduction as well as advanced audio and speech filtering technologies.

We define Active Wave Management as the electronic and mechanical manipulation of sound or signal waves to reduce noise, improve signal-to-noise ratio and enhance sound quality. NCT's corporate mission has been revised accordingly and is now to be the leader in the advancement and commercialization of Active Wave Management technology.

NEW OFFERINGS FOR MAJOR INDUSTRIES

NCT's expanded focus opens doors into many multi-billion dollar industries. For example, the Adaptive Speech Filter(TM) (ASF), introduced this year, is a proprietary algorithm which is specifically designed to remove background noise from wire and wireless transmissions. Whether from poor equipment, transmission signal interference, ambient noise or even old lines in a local loop, ASF will reduce the noise and improve the voice signal-to-noise ratio. This is a major telecommunications breakthrough which can be used in portable cellular phones, car phones, air phones, public telephones, teleconferencing systems, line cards, switches and PBX's. The global market for telecommunications services and equipment totaled $460 billion in 1993 and is expected to exceed $1 trillion by the year 2000. The cellular segment is expected to be one of the fastest growing in the telecommunications industry.

Aside from telecommunications, other ASF applications include speech recognition programs, two-way radios, microcassette recorders, dictation devices, hearing aids, home audio and stereo products, and speech-activated "smart" consumer products.

NCT has initiated entry into the vast audio market with the development and application of Flat Panel Transducers(TM) (FPT), a revolutionary alternative to conventional speaker technology. FPTs are extremely thin sound conductive panels that can be used to provide improved audio quality for specific applications while supplying additional advantages in size, reliability, packaging, placement and cost.

FPTs are being commercialized through two separate product lines. One is targeted for multimedia computing, videoconferencing, teleconferencing, consumer audio and home theater applications. The second, Top Down Surround Sound(TM)
(TDSS), is for automotive and other transportation applications including air, rail, bus and marine.

TDSS is being commercialized by OnActive Technologies, LLC, a joint venture between NCT and Applied Acoustic Research (an affiliate of Oxford International Ltd. which is a leading speaker supplier to Ford and Chrysler). OnActive developed and perfected FPT designs for the ground-based vehicle market. The TDSS audio system provides a headliner-integrated flat panel speaker system designed for the automotive OE market and aftermarket. This unique design gives automakers and aftermarket speaker suppliers design flexibility that they did not have before--creating a whole new paradigm for automotive interior design.

SEARCH FOR TOOLS REVEALS CONSIDERABLE NEW BUSINESS

NCT has historically sought out various tools and components required to enable the commercialization of active technology. It was through this search that NCT found the Silicon Micromachined Microphone(TM) (SMM), an advanced microphone chip that offers many advantages in cost, size, performance, heat and humidity tolerance, electro-magnetic interference, labor, component variability and functionality. NCT licensed exclusive rights to commercialize this technology in 1993 and plans to introduce a line of SMM products beginning in 1997.

The SMM represents a significant opportunity for NCT. The total, worldwide market for microphones is estimated to be nearly one half billion units annually. However we believe that particular segments hold the most initial promise for the SMM. These include hearing aids, automobile hands-free cellular microphones, multimedia computers, cellular phones and high-end electronic toys.

HEADSET BUSINESS CONTINUES TO EXPAND

NCT's headset division introduced the ProActive(TM) line of active industrial hearing protection and communications headsets. Acceptance of these products continues to build and the customer list currently includes major corporations including Hewlett Packard, Chevron, Conrail, U.S. Air Force, Chaparral Steel, Ford and Georgia Pacific. A new generation of the NoiseBuster(TM) consumer headphone is also in the works.

NCT MAINTAINS INTELLECTUAL PROPERTY LEADERSHIP POSITION

NCT holds the leading patent and proprietary portfolio in Active Wave Management. The Company holds or has rights to 202 inventions as of December 31, 1995, including 69 United States patents and over 177 corresponding foreign patents. We have 190 U.S. and foreign patents pending, and NCT engineers have made 60 invention disclosures for which the Company is in the process of preparing patent applications.

MOVING FORWARD TO ACHIEVE LONG TERM GOALS

We believe that the expansion to Active Wave Management will provide NCT with the market opportunity we need to successfully drive the Company into the next century. The industries that we are entering are growth industries and our products and technologies provide considerable benefits. We acknowledge the dedication and commitment of our employees and the patience and loyalty of our stockholders. Our belief in this technology and this company remains steadfast and optimistic.

On behalf of the Board of Directors,

/s/ JAY M HAFT                                  /s/ MICHAEL J. PARRELLA
- -----------------------                         ---------------------------
Jay M. Haft                                     Michael J. Parrella
Chief Executive Officer                         President
May 22, 1996

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

GENERAL BUSINESS ENVIRONMENT

The Company is in transition from a firm focused principally on research and development of new technology to a firm focused on the commercialization of its technology through technology licensing fees, royalties and product sales. In prior years, the Company derived the majority of its revenues from engineering and development funding provided by established companies willing to assist the Company in the development of its active noise and vibration control technology, and from technology licensing fees paid by such companies. The Company's strategy generally has been to obtain technology licensing fees when initiating joint ventures and alliances with new strategic partners. Revenues from product sales were limited to sales of specialty products and prototypes. In 1995, the Company received approximately 22% of its operating revenues from engineering and development funding, compared with 61% in 1994. Since 1991, revenues from product sales have been increasing and management expects that technology licensing fees, royalties and product sales will become the principal source of the Company's revenue as the commercialization of its technology proceeds.

As a result of the 1994 acquisition of certain ANVT assets, the Company is now the exclusive licensee of ten seminal patents, the Chaplin Patents, through its wholly owned subsidiary, CPH. The Company's ability to license the Chaplin Patents directly to unaffiliated third parties provides the Company with a greater ability to earn technology licensing fees and royalties from such patents. Further, the Company believes that its intellectual property portfolio prevents other competitors and potential competitors in the field of Active Wave Management(TM) from participating in certain commercial areas without licenses from the Company.

Notes 1. and 15. to the accompanying Consolidated Financial Statements and the liquidity and capital resources section which follows describe the current status of the Company's available cash balances and the uncertainties which exist that raise substantial doubt as to the Company's ability to continue as a going concern.

At a Board of Directors Meeting on July 6, 1995, the following executive changes were implemented: The Company's former Executive Vice-President was appointed President and the then Co-Chairman of the Board, Chief Executive Officer and President retained the positions of Co-Chairman of the Board and Chief Executive Officer.

As previously disclosed, the Company has implemented changes in its organization and focus, beginning in late 1994. Additionally, in late 1995 the Company redefined its corporate mission to be the worldwide leader in the advancement and commercialization of Active Wave Management(TM) technology. Active Wave Management(TM) is the electronic and/or mechanical manipulation of sound or signal waves to reduce noise, improve signal-to-noise ratio and/or enhance sound quality. This redefinition is the result of the development of new technologies, as previously noted, such as ASF(TM), TDSS(TM), FPT(TM), and the SMM, which create products that the Company believes will be utilized in areas beyond noise and vibration reduction and control. These technologies and products are consistent with shifting the Company's focus to technology licensing fees, royalties and products that represent near term revenue generation. The redefinition of corporate mission is reflected in the revised business plan which the Company began to implement in the first quarter of 1996.

As distribution channels are established and as product sales and market acceptance and awareness of the commercial applications of Active Wave Management(TM) build, revenues from technology licensing fees, royalties and product sales are forecasted to fund an increasing share of the Company's requirements. The funding from these sources, if realized, will reduce the Company's dependence on engineering and development funding. The beginning of this process is shown in the shifting percentages of operating revenue, discussed below.

In December 1994, the Company adopted a plan that management believed would generate sufficient funds for the Company to continue its operations into 1996. During 1995, the Company generated $6.6 million in license fees and $1.6 million in product sales. While the Company has exceeded its expectations through December 1995 regarding technology licensing fees, production delays and market acceptance have slowed new product sales. Operating expenses have been reduced throughout 1995 and were less than projected in the plan adopted in December 1994. Success in generating technology licensing fees, royalties and product sales are significant and critical to the Company's ability to overcome its present financial difficulties. The Company cannot predict whether it will be successful in obtaining market acceptance of its new products or in completing its current negotiations with respect to licenses and royalty revenues.

From the Company's inception through December 31, 1995, its operating revenues, including technology licensing fees and royalties, product sales and engineering and development services, have consisted of approximately 21% product sales, 52% engineering and development services and 27% technology licensing fees.

The Company has entered into a number of alliances and strategic relationships with established firms for the integration of its technology into products. The speed with which the Company can achieve the commercialization of its technology depends in large part upon the time taken by these firms and their customers for product testing, and their assessment of how best to integrate the technology into their products and into their manufacturing operations. While the Company works with these firms on product testing and integration, it is not always able to influence how quickly this process can be completed.

The Company began shipping ProActive(TM) headsets in 1995. The Company is now selling products through three of its alliances: Walker is manufacturing and selling industrial silencers; Siemens is buying and contracting with the Company to install quieting headsets for patient use in Siemens' MRI machines; and in the fourth quarter of 1994 Ultra began installing production model aircraft cabin quieting systems in the SAAB 340 turboprop aircraft. Management believes these developments and those previously disclosed help demonstrate the range of commercial potential for the Company's technology and will contribute to the Company's transition from engineering and development to technology licensing fees, royalties and product sales.

The availability of high-quality, low-cost electronic components for integration into the Company's products also is critical to the commercialization of the Company's technology. The Company is working with its strategic partners and other suppliers to reduce the size and cost of the Company's systems, so that the Company will be able to offer low-cost electronics and other components suitable for high-volume production.

The Company has continued to make substantial investments in its technology and intellectual property and has incurred development costs for engineering prototypes, pre-production models and field testing of several products. During 1994, the Company acquired a license to two patents in the field of micro-machined microphones and concluded the acquisition of all of the patents, know-how and intellectual property of a former competitor, ANVT. Management believes that the Company's investment in its technology has resulted in the expansion of its intellectual property portfolio and improvement in the functionality, speed and cost of components and products.

The Company has become certified under the International Standards Organization product quality program known as "ISO 9000", and has successfully undergone two quality audits. Since the third quarter of 1994, the Company has reduced its worldwide work force by 58% from 173 to 73 current employees as of March 18, 1996.

Because the Company will not meet its revenue targets for the first quarter of 1996, it has entered into two recent transactions, which provide additional funding as follows:

On March 28, 1996, the Company sold 2,000,000 shares of its common stock in a private placement that provided net proceeds to the Company of $0.7 million.

On April 10, 1996, the Company sold an additional 1,000,000 shares, in the aggregate, of its common stock in a private placement with three institutional investors that provided net proceeds to the Company of $0.35 million. Contemporaneously, the Company sold secured convertible term notes in the aggregate principal amount of $1.2 million to those institutional investors and granted them each an option to purchase an aggregate of $3.45 million of additional shares of the Company's common stock. The per share conversion price under the notes and the exercise price under the options are equal to $35 per share subject to certain adjustments. The conversion of the notes and the exercise of the options are both subject to stockholder approval of an appropriate amendment to the Company's Certificate of Incorporation increasing its authorized capital to provide for the requisite shares. In conjunction with the foregoing sale of common stock and convertible term notes, the Company also agreed to file a registration statement with the Securities and Exchange Commission ("SEC") covering the applicable shares and to use its best efforts to have such registration statement declared effective by the SEC as soon as practicable. The relevant agreements provide for significant monetary penalties in the event such registration statement is not declared effective within 90 days of the filing date and in the event its effectiveness is suspended for other than brief permissible periods. The agreements also prohibit the Company from concluding any further financing arrangements which involve the sale of equity or an equity feature without the investors' consent for a period of one year.

The total cash received to date by the Company from the above two transactions amounts to $2.2 million. (Refer to Notes 1. and 15.--"Notes to the Consolidated Financial Statements.")

Management believes that the funding provided by increased product sales, technology licensing fees, royalties, and cost savings, if realized, coupled with the additional capital referred to above, some of which is dependent upon shareholder approval of an amendment to the Company's Certificate of Incorporation, should enable the Company to continue operations into 1997. If the Company is not able to increase technology licensing fees, royalties and product sales, or generate additional capital, it will have to further cut its level of operations substantially in order to conserve cash. (Refer to "Liquidity and Capital Resources" below and to Note 1.--"Notes to the Consolidated Financial Statements" for a further discussion relating to continuity of operations.)

RESULTS OF OPERATIONS

Year ended December 31, 1995 compared with year ended December 31, 1994.

Total revenues in 1995 increased by 47% to $10,466,000 from $7,124,000 in 1994. Total expenses during the same period decreased by 50% or $14,497,000, reflecting the continuing results of cost reduction plans.

Technology licensing fees increased by 1,356% or $6,128,000 to $6,580,000, reflecting the Company's continuing emphasis on expanding technology licensing fee revenue. The 1995 amount is principally derived from a $2.6 million license fee from Ultra, a $ 3.3 million license fee from Walker and other licenses aggregating $0.7 million. In 1994, technology license fees amounted to $0.5 million. See Note 3.--"Notes to the Consolidated Financial Statements".

Product sales decreased by 32% to $1,589,000 reflecting a reduction in orders for MRI headsets from Siemens, decreased revenue from NoiseBuster(TM) sales due to reductions in average price and units sold, and a decrease in industrial silencer sales in connection with the transfer of that business to Walker.

Engineering and development services decreased by 47% to $2,297,000, primarily due to the elimination of funding from Ultra for aircraft cabin quieting in connection with the transfer of that business to Ultra in the first quarter of 1995, a decrease in the amount of muffler development funding from Walker in connection with the transfer of that business to Walker in the fourth quarter of 1995 and staff reductions.

Cost of product sales decreased 61% to $1,579,000 from $4,073,000 and the product margin increased to 1% from (74%) in 1994. The negative margin in 1994 was primarily due to a reserve for slow moving and obsolete inventory in the amount of $1,855,300. In 1995, the low product margin was primarily due to the lower sales price of the NoiseBuster(TM).

Cost of engineering and development services decreased 44% to $2,340,000 primarily due to the changes in the Ultra and Walker relationships, as noted above.

Selling, general and administrative expenses for the year decreased by 42% to $5,416,000 from $9,281,000 for 1994. Of this decrease, $1,202,000 was directly attributable to salaries and related expenses. Advertising and marketing expenses decreased by 65% to $677,000. Office and occupancy expenses decreased by 73% or $537,000. Professional fees increased by 55% to $1,933,000 primarily due to legal fees related to litigation and patent prosecution and maintenance. Travel and entertainment decreased by 58% or $533,000.

Depreciation and amortization included in selling, general and administrative expenses decreased by $22,000 or 10%, from $221,000 to $199,000.

Research and development expenditures for 1995 decreased by 50% to $4,776,000 from $9,522,000 for 1994, primarily due to realizations from the cost savings plans and staff reductions.

In 1995, interest income decreased to $53,000 from $587,000 in 1994 reflecting the decrease in 1995 of available funds to invest.

Under all of the Company's existing joint venture agreements at the end of 1995, the Company is not required to fund any capital requirements of these joint ventures beyond its initial capital contribution. In accordance with U.S. generally accepted accounting principles, when the Company's share of cumulative losses equals its investment and the Company has no obligation or intention to fund such additional losses, the Company suspends applying the equity method of accounting for its investment. The agreement with Tenneco Automotive entered into in December 1993 resulted in the recognition of 1994 losses with respect to the joint venture with Walker in the amount of $1,453,200. The aggregate amount of the Company's share of losses in all of its joint ventures in excess of the Company's investments which has not been recorded was approximately $0.9 million at December 31, 1994. Due to the Company's sale and transfer of its interest in various of its joint ventures in 1995, there was no such unrecorded losses as of December 31, 1995.

The Company has net operating loss carryforwards of $58.7 million and research and development credit carryforwards of $1.2 million for federal income tax purposes at December 31, 1995. No tax benefit for these operating losses has been recorded in the Company's financial statements. The Company's ability to utilize its net operating loss carryforwards may be subject to an annual limitation.

Year ended December 31, 1994 compared with year ended December 31, 1993

Total revenues for 1994 increased by 32% to $7,124,000 from $5,385,900 in 1993.

Product sales advanced 35% to $2,337,000 reflecting sales of the NoiseBuster(TM) consumer headset into several distribution channels, shipments of MRI headsets to Siemens and industrial headsets to Telex. Engineering and development services increased by 20% to $4,336,000 primarily due to the additional project funding from Ultra for aircraft cabin quieting and from WNCT for vehicle mufflers.

Licensing fees in 1994 were comprised of a $141,000 net license fee from Mitsuya for limited NoiseEater(TM) rights in Japan, a $250,000 license fee from QuietPower Systems, Inc. ("QSI") a related party, for rights in the electric utility transformer retro-fit market, and a $60,000 fee from Unikeller Group, Switzerland. During 1993, the only license fee recorded was a $60,000 fee from a development agreement with Unikeller Group for sound attenuation in passenger vehicle cabins.

Cost of product sales increased 211% to $4,073,123 and the product margin decreased to (74%) from 24% in 1993, primarily due to a reserve for slow moving and obsolete inventory in the amount of $2,032,000. Cost of engineering and development services increased 50% to $4,192,000 due to increased contracts, primarily Ultra.

Selling, general and administrative expenses for the year increased by 28% to $9,281,117 from $7,231,000 for 1992. Of this increase $600,000 was due to the purchase of the manufacturing rights in the Far East from Foster (see Note 3--"Notes to the Consolidated Financial Statements"). In 1994, the Company recorded $375,000 of realized and unrealized losses in its investments, versus a $258,000 realized gain in its investments in 1993.

Advertising and marketing expenses increased by $671,000 or 52%, from $1,286,000 to $1,957,000, primarily due to increased expenditures to open distribution channels for the NoiseBuster(TM), and office and occupancy expenses increased by $105,000 or 17%, from $626,000 to $731,000, primarily to support the advertising and marketing efforts above.

Depreciation and amortization included in selling, general and administrative expenses increased by $67,000 or 44%, from $154,000 to $221,000, reflecting the increased amortization of intellectual property acquired from ANVT (see Note 14--"Notes to the Consolidated Financial Statements"). Research and development expenditures for 1994 increased by 20% to $9,522,000 from $7,962,900 for 1993.

In 1994, interest income increased to $587,510 from $313,200 for 1993. This increase was due primarily to the income from the investment of the unexpended proceeds from the 1993 public offering of common stock, which were invested, along with the Company's other available cash, in U.S. Treasury bills and high quality bond funds. The Company's net yield on its investments during 1994 averaged 5.7%.

Under most of the Company's joint venture agreements, the Company is not required to fund any capital requirements of these joint ventures beyond its initial capital contribution. In accordance with U.S. generally accepted accounting principles, when the Company's share of cumulative losses equals its investment and the Company has no obligation or intention to fund such additional losses, the Company suspends applying the equity method of accounting for its investment. The agreement with Tenneco Automotive entered into in December 1993 resulted in the recognition of 1994 losses with respect to the joint venture with Walker in the amount of $1,453,200. The aggregate amount of the Company's share of losses in all of its joint ventures in excess of the Company's investments which has not been recorded was approximately $0.9 million at December 31, 1994. The Company will not be able to record any equity in income with respect to an entity until its share of future profits is sufficient to recover any cumulative losses that have not previously been recorded.

The Company has net operating loss carryforwards of $50.1 million and research and development credit carryforwards of $0.8 million for federal income tax purposes at December 31, 1994. No tax benefit for these operating losses has been recorded in the Company's financial statements. The Company's ability to utilize its net operating loss carryforwards may be subject to an annual limitation.

LIQUIDITY AND CAPITAL RESOURCES

The Company received $0.7 million from the exercise of stock purchase warrants and options during 1995, $1.0 million in 1994 and $2.1 million in 1993.

On August 4, 1995, the Company sold 2,000,000 shares of its common stock in a private placement that resulted in $0.7 million net proceeds to the Company. Additionally, on November 14, 1995, the Company sold 4,800,000 shares of its common stock in a private placement that resulted in $3.3 million net proceeds to the Company.

In March 1995, the Company and Ultra amended the teaming agreement and concluded a licensing and royalty agreement for $2.6 million. In addition, Ultra will pay the Company a royalty of 1 1/2% of sales of products incorporating NCT technology beginning in 1998.

On November 15, 1995, the Company and Walker executed a series of related agreements which provided for the transfer of the Company's interest in WNCT to Walker, the elimination of the Company's previously expensed obligation to fund the remaining $2.4 million of product and technology development work, the transfer to Walker of certain Company owned tangible assets related to the business of WNCT, the expansion of certain existing technology licenses and the Company's performance of certain research and development activities for Walker at Walker's expense as to future activities.

The Company has incurred substantial losses from operations since its inception, which have been recurring and amounted to $72.8 million on a cumulative basis through December 31, 1995. These losses, which include the costs for development of products for commercial use, have been funded primarily from the sale of common stock, including the exercise of warrants or options to purchase common stock, and by technology licensing and engineering and development funds received from joint venture and other strategic partners. Agreements with joint venture and other strategic partners generally require that a portion of the initial cash flows, if any, generated by the ventures or alliances be paid on a preferential basis to the Company's co-venturers until the license fees and engineering and development funds provided to the venture or the Company are recovered.

In December 1994, the Company adopted a plan that management believed would generate sufficient funds for the Company to continue its operations into 1996. During 1995, the Company generated $6.6 million in license fees and $1.6 million in product sales. While the Company has exceeded its expectations to date regarding technology licensing fees, production delays have slowed new product sales. Operating expenses have been reduced throughout 1995 and were less than projected in the plan adopted in December of 1994. Success in generating technology licensing fees, royalties and product sales are significant and critical to the Company's ability to overcome its present financial difficulties. The Company cannot predict whether it will be successful in obtaining market acceptance of its new products or in completing its current negotiations with respect to licenses and royalty revenues.

In January 1996, the Company adopted a plan that management believes should generate sufficient funds for the Company to continue its operations into 1997. Under this plan, the Company needs to generate approximately $19 million to fund its operations for 1996. The Company believes that it can generate these funds from operations in 1996, although there is no certainty that the Company will achieve this goal. Included in such amount is approximately $8.9 million in sales of new products and approximately $9.0 million of technology licensing fees and royalties. Success in generating technology licensing fees, royalties and product sales are significant and critical to the Company's ability to overcome its present financial difficulties. The Company cannot predict whether it will be successful in obtaining market acceptance of its new products or in completing its current negotiations with respect to licenses and royalty revenues. If, during the course of 1996, management of the Company determines that it will be unable to meet or exceed the plan discussed above, the Company will consider fund raising alternatives. The Company's ability to raise additional capital through sales of common stock will be severely limited until the Company's stockholders approve an amendment to the Company's Certificate of Incorporation authorizing additional capital stock and the termination of the one year restriction on further equity financing undertaken by the Company in connection with the sale of common stock and convertible term notes to three institutional investors described above. The Company will monitor its performance against the plan on a monthly basis and, if necessary, reduce its level of operations accordingly. The Company believes that the plan discussed above constitutes a viable plan for the continuation of the Company's business into 1997.

There can be no assurance that additional funding will be provided by technology licensing fees, royalties, product sales, engineering and development revenue or additional capital. In that event, the Company would have to further cut back its level of operations substantially in order to conserve cash. These reductions could have an adverse effect on the Company's relations with its strategic partners and customers. The uncertainty with respect to the adequacy of current funds to support the Company's activities until positive cash flow from operations can be achieved, and with respect to the availability of financing from other sources to fund any cash deficiencies, raises substantial doubt about the Company's ability to continue as a going concern. Further discussion of these uncertainties is presented in Notes 1. and 15.--"Notes to the Consolidated Financial Statements".

Because the Company will not meet its revenue targets for the first quarter of 1996, it has entered into two recent transactions, which provide additional funding as follows:

On March 28, 1996, the Company sold 2,000,000 shares of its common stock in a private placement that provided net proceeds to the Company of $0.7 million.

On April 10, 1996, the Company sold an additional 1,000,000 shares, in the aggregate, of its common stock in a private placement with three institutional investors that provided net proceeds to the Company of $0.3 million. Contemporaneously, the Company sold secured convertible term notes in the aggregate principal amount of $1.2 million to those institutional investors and granted them each an option to purchase an aggregate of $3.45 million of additional shares of the Company's common stock. The per share conversion price under the notes and the exercise price under the options are equal to the price received by the Company for the sale of such 1,000,000 shares subject to certain adjustments. The conversion of the notes and the exercise of the options are both subject to stockholder approval of an appropriate amendment to the Company's certificate of incorporation increasing its authorized capital to provide for the requisite shares.

In conjunction with the foregoing sale of common stock and convertible term notes, the Company also agreed to file a registration statement with the Securities and Exchange Commission ("SEC") covering the applicable shares and to use its best efforts to have such registration statement declared effective by the SEC as soon as practicable. The relevant agreements provide for significant monetary penalties in the event such registration statement is not declared effective within 90 days of the filing date and in the event its effectiveness is suspended for other than brief permissible periods. The agreements also prohibit the Company from concluding any further financing arrangements which involve the sale of equity or an equity feature without the investors' consent for a period of one year.

The total cash received to date by the Company from the above two transactions amounts to $2.2 million. (Refer to "Liquidity and Capital Resources" above and Notes 1. and 15.--"Notes to the Consolidated Financial Statements" below.)

At December 31, 1995, cash and short-term investments were $1,831,000. The available resources were invested in interest bearing money market accounts. The Company's investment objective is preservation of capital while earning a moderate rate of return.

The Company's working capital increased from $923,000 at December 31, 1994, to $1,734,000 as of December 31, 1995. This increase was due primarily to the 1995 private placements noted above reduced by the net loss for the year and the reduction in the Walker liability (See Note 3.--"Notes to the Consolidated Financial Statements.")

During 1995, the net cash used in operating activities was $5.0 million. This utilization reflects the emphasis on the commercial development of its technology into several product applications which were scheduled for introduction in 1995 and 1996.

Net inventory declined during 1995 by $423,000, primarily reflecting sales of the NoiseBuster(TM) product.

During the year ended December 31, 1995, accounts receivable reserves were decreased by $782,000 as the Company wrote off certain accounts (see Note 8.--"Notes to the Consolidated Financial Statements").

The Company's available cash balances at December 31, 1995 are as projected at the end of 1994, primarily due to cost savings and the private placements noted above.

The net cash used in investing activities amounted to $272,000 during the year primarily for acquisition of patent rights. The net cash provided by financing activities amounted to $4,678,000 primarily from the exercise of options and warrants and the private placements noted above.

The Company has no lines of credit with banks or other lending institutions and therefore has no unused borrowing capacity.

The Company believes that the level of financial resources available to it is an essential competitive factor. The Company may elect to raise additional capital, from time to time, through equity or debt financing in order to capitalize on business opportunities and market conditions although the Company's ability to raise additional capital through sales of common stock will be severely limited until the Company's stockholders approve an amendment to the Company's Certificate of Incorporation authorizing additional capital stock and the termination of the one year restriction on further equity financing undertaken by the Company in connection with the sale of common stock and convertible term notes to three institutional investors described above.

CAPITAL EXPENDITURES

The Company intends to continue its business strategy of working with supply, manufacturing, distribution and marketing partners to commercialize its technology. The benefits of this strategy include: (i) dependable sources of electronic and other components, which leverages on their purchasing power, provides important cost savings and accesses the most advanced technologies;
(ii) utilization of the manufacturing capacity of the Company's allies, enabling the Company to integrate its active technology into products with limited capital investment; and (iii) access to well-established channels of distribution and marketing capability of leaders in several market segments.

There were no material commitments for capital expenditures as of December 31, 1995, and no material commitments are anticipated in the near future.

NOISE CANCELLATION TECHNOLOGIES, INC. AND SUBSIDIARIES
FIVE YEAR SUMMARY(1)

                                                              (IN THOUSANDS OF DOLLARS AND SHARES)
                                                                    YEARS ENDED DECEMBER 31,
                                                   -----------------------------------------------------------
                                                    1991       1992           1993           1994       1995
                                                   -------   --------       --------       --------   --------
Statement of Operations Data:
Revenues
    Product Sales................................  $   610   $    740       $  1,728       $  2,337   $  1,589
    Engineering and development services.........    3,513      3,779          3,598          4,335      2,297
    Technology licensing fees and other..........    1,742         62             60            452      6,580
                                                   -------   --------       --------       --------   --------
         Total revenues..........................  $ 5,865   $  4,581       $  5,386       $  7,124     10,466
                                                   -------   --------       --------       --------   --------
Costs and Expenses:
    Cost of sales................................  $   312   $    608       $  1,309       $  4,073   $  1,579
    Cost of engineering and development
      services...................................    2,705      2,748          2,803          4,193      2,340
    Selling, general and administrative..........    3,148      5,151          7,231          9,281      5,416
    Research and development.....................    1,445      4,214          7,963          9,522      4,776
    Interest (income) expense, net...............       94       (169)          (311)          (580)       (49)
    Compensation expense--removal of vesting
      conditions.................................       --      7,442             (1)            --         --
    Equity in net (income) loss of unconsolidated
      affiliates.................................       --        117          3,582(2)       1,824        (80)
    Other (income) expense, net..................       54         89             --            718        552
                                                   -------   --------       --------       --------   --------
         Total costs and expenses................  $ 7,758   $ 20,200       $ 22,577       $ 29,031     14,534
                                                   -------   --------       --------       --------   --------
    Loss before income taxes.....................  $(1,893)  $(15,619)      $(17,191)      $(21,907)    (4,068)
                                                   -------   --------       --------       --------   --------
    Income taxes.................................      100         --             --             --         --
                                                   -------   --------       --------       --------   --------
Net loss.........................................  $(1,993)  $(15,619)(2)   $(17,191)(3)   $(21,907)    (4,068)
Weighted average number of common shares
  outstanding(3).................................   52,694     61,712         70,416         82,906     87,921
                                                   =======   ========       ========       ========   ========
Net loss per share...............................  $ (0.04)  $  (0.25)(2)   $  (0.24)(3)   $  (0.26)  $  (0.05)
                                                   =======   ========       ========       ========   ========

                                                                          DECEMBER 31,
                                                   -----------------------------------------------------------
                                                    1991       1992           1993           1994       1995
                                                   -------   --------       --------       --------   --------
Balance Sheet Data:
    Total assets.................................  $ 5,484   $ 15,771       $ 29,541       $ 12,371   $  9,583
    Total liabilities............................    1,457      2,069          6,301          6,903      2,699
    Long-term debt...............................        3         --             --             --        105
    Accumulated deficit..........................  (14,065)   (29,682)       (46,873)       (68,780)   (72,848)
    Stockholders equity(5).......................    4,027     13,702         23,239          5,468      6,884
    Working capital..............................    1,971     11,038         19,990            923      1,734

- ------------
(1) The selected consolidated financial data set forth below are derived from the historical financial statements of the Company. The data set forth below is qualified in its entirety and should be read in conjunction with the Company's "Consolidated Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" that are included elsewhere herein.

(2) Includes a one-time non-cash charge of $7,441,875 or $.12 per share for the year ended December 31, 1992, related to the removal of the vesting conditions to certain warrants. This charge removed any potential future charge to earnings related to such warrants.

(3) In connection with the sale of Common Stock to Tenneco Automotive in December 1993, the Company recognized its share of cumulative losses not previously recorded with respect to its joint venture with Walker amounting to $3,581,682.

(4) Does not include shares issuable upon the exercise of outstanding stock options, warrants and, where applicable in 1991, outstanding shares of Series A and Series B Convertible Preferred Stock, since their effect would be antidilutive.

(5) The Company has never declared nor paid cash dividends on its Common Stock.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders of
  NOISE CANCELLATION TECHNOLOGIES, INC.

     We have audited the accompanying consolidated balance sheets of Noise Cancellation Technologies, Inc. and subsidiaries as at December 31, 1994 and December 31, 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 1994 and 1995 financial statements of the Company's two foreign subsidiaries. These subsidiaries accounted for revenues of approximately $1,800,000 and $1,200,000 for the years ended December 31, 1994 and December 31, 1995, respectively, and assets of approximately $1,900,000 and $586,000 at December 31, 1994 and December 31, 1995, respectively. These statements were audited by other auditors whose reports have been furnished to us, one of which contained a reference to the uncertainty relating to the Company's ability to continue as a going concern. Our opinion, insofar as it relates to the amounts included for these entities, is based solely on the reports of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the reports of the other auditors, the financial statements enumerated above present fairly, in all material respects, the consolidated financial position of Noise Cancellation Technologies, Inc. and subsidiaries as at December 31, 1994 and December 31, 1995 and the results of their operations and cash flows for the years then ended in conformity with generally accepted accounting principles.

     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred recurring operating losses and will require additional financing. These factors raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          /s/ RICHARD A. EISNER & COMPANY, LLP
                                          RICHARD A. EISNER & COMPANY, LLP

New York, New York
March 8, 1996

With respect to Note 15
April 10, 1996

                       REPORT OF INDEPENDENT ACCOUNTANTS

     We have audited the consolidated statements of operations, stockholders' equity and cash flows of Noise Cancellation Technologies, Inc. and Subsidiaries for the year ended December 31, 1993, and the related financial statement schedule for the year ended December 31, 1993, listed in the index on page 38 of this Form 10-K. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statements and financial statement schedule based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     The aforementioned consolidated financial statements and financial statement schedule have been prepared assuming that the Company would continue as a going concern. Our report on our audit of such consolidated financial statements and financial statement schedule was issued originally under date of March 24, 1994. Such report was based upon the facts and circumstances as the existed at that time, including that substantial doubt did not exist as to the Company's ability to continue as a going concern through December 31, 1994. Subsequent to the date of issuance of our original report, certain uncertainties have arisen as described in "Risk Factors -- Current Financial Condition; Cash Position" appearing in the Company's Current Report on Form 8-K, Item 5, filed on December 19, 1994. Such subsequent uncertainties with respect to the availability of funds to sustain the Company's activities indicate at December 19, 1994, that the Company may be unable to continue as a going concern through 1995.

     In our opinion, the financial statements of Noise Cancellation Technologies, Inc. and Subsidiaries referred to above present fairly, in all material respects, the consolidated results of their operations and their cash flows for the year ended December 31, 1993, in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information required to be included therein.

                                          /s/ COOPERS & LYBRAND L.L.P.
                                          COOPERS & LYBRAND L.L.P.

Stamford, Connecticut
March 24, 1994, except as to the
  third paragraph above for which
  the date is December 19, 1994.

NOISE CANCELLATION TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

                                                                          (IN THOUSANDS OF
                                                                              DOLLARS)
                                                                            DECEMBER 31,
                                                                       -----------------------
                                                                         1994           1995
                                                                       --------       --------
                               ASSETS
Current assets:
     Cash and cash equivalents (Notes 1, 2 and 3)                      $  2,423       $  1,831
     Short-term investments (Notes 2 and 13)                                 18             --
     Accounts receivable:
          Trade (Note 2):
               Technology licensing fees                                    105             --
               Joint ventures and affiliates                              1,123            241
               Other                                                        874            189
          Unbilled                                                          333            260
          Allowance for doubtful accounts                                  (901)          (119)
                                                                       --------       --------
               Total accounts receivable                               $  1,534       $    571
     Inventories, net of reserves (Note 4)                                2,124          1,701
     Other current assets                                                   314            225
                                                                       --------       --------
               Total current assets                                    $  6,413       $  4,328
Property and equipment, net (Note 5)                                      3,331          2,897
Patent rights and other intangibles, net (Notes 2 and 14)                 2,336          2,194
Other assets                                                                291            164
                                                                       --------       --------
                                                                       $ 12,371       $  9,583
                                                                       ========       ========
                LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable                                                  $  2,490       $  1,836
     Accrued expenses                                                       672            571
     Losses in excess of investment in joint ventures (Note 3)            1,680             --
     Accrued payroll, taxes and related expenses                            602            144
     Customers' advances                                                     46             43
                                                                       --------       --------
               Total current liabilities                               $  5,490       $  2,594
                                                                       --------       --------
Losses in excess of investment in joint ventures (Note 3)              $  1,413       $     --
Long term obligations                                                        --            105
                                                                       --------       --------
               Total other liabilities                                 $  1,413       $    105
                                                                       --------       --------
Commitments and contingencies (Notes 3, 10 and 11)
                    STOCKHOLDERS' EQUITY (NOTE 6)
Common stock, $.01 par value, 100,000,000 shares authorized; issued
  and outstanding 86,088,644 and 92,828,407 shares, respectively       $    861       $    928
Additional paid-in-capital                                               75,177         78,667
Accumulated deficit                                                     (68,780)       (72,848)
Cumulative translation adjustment                                           152            150
Common stock subscriptions receivable                                    (1,196)           (13)
Expenses to be paid with common stock                                      (746)            --
                                                                       --------       --------
               Total stockholders' equity                              $  5,468       $  6,884
                                                                       --------       --------
                                                                       $ 12,371       $  9,583
                                                                       ========       ========

        Attention is directed to the foregoing accountant's reports and to the accompanying notes to the consolidated financial statements.

NOISE CANCELLATION TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

                                                               (IN THOUSANDS, EXCEPT PER SHARE
                                                                          AMOUNTS)
                                                                  YEARS ENDED DECEMBER 31,
                                                             -----------------------------------
                                                               1993          1994         1995
                                                             --------      --------      -------
Revenues:
     Technology licensing fees (Notes 2 & 3)                 $     60      $    452      $ 6,580
     Product sales, net                                         1,728         2,337        1,589
     Engineering and development services                       3,598         4,335        2,297
                                                             --------      --------      -------
          Total revenues                                     $  5,386      $  7,124      $10,466
                                                             --------      --------      -------
Costs and Expenses:
     Costs of sales                                          $  1,309      $  4,073      $ 1,579
     Costs of engineering and development services              2,803         4,193        2,340
     Selling, general and administrative                        7,231         9,281        5,416
     Research and development (including $500,000 of
       purchased research and development in 1994)              7,963         9,522        4,776
     Equity in net loss (income) of unconsolidated
       affiliates                                               3,582         1,824          (80)
     Provision for doubtful accounts                               --           718          552
     Interest expense                                               2             7            4
     Interest (income)                                           (313)         (587)         (53)
                                                             --------      --------      -------
          Total costs and expenses                           $ 22,577      $ 29,031      $14,534
                                                             --------      --------      -------
Net (loss)                                                   $(17,191)     $(21,907)     $(4,068)
                                                             ========      ========      =======
Weighted average number of common shares outstanding           70,416        82,906       87,921
                                                             ========      ========      =======
Net loss per common share                                     $(.24)        $(.26)       $(.05)
                                                             ========      ========      =======

        Attention is directed to the foregoing accountant's reports and to the accompanying notes to the consolidated financial statements.

NOISE CANCELLATION TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

(IN THOUSANDS OF DOLLAR AND SHARES)

                                                                         COMMON STOCK      ADDITIONAL
                                                                       ----------------     PAID-IN      ACCUMULATED
                                                                       SHARES    AMOUNT     CAPITAL        DEFICIT
                                                                       ------    ------    ----------    -----------
Balance at December 31, 1992                                           68,165     $682      $ 42,980      $ (29,682)
Sale of common stock, less expenses of $1,959                           9,900       99        26,085             --
Marketing expenses attributable to warrants                                --       --           120             --
Shares issued upon exercise of warrants & options                       3,186       32         2,079             --
Proceeds from payment of subscription receivable                           --       --            --             --
Net loss                                                                   --       --            --        (17,191)
Translation adjustment                                                     --       --            --             --
Expenses paid with common stock                                            --       --            36             --
Expenses related to prior sale of common stock                             --       --           (56)            --
                                                                       ------    ------    ----------    -----------
Balance at December 31, 1993                                           81,251     $813      $ 71,244      $ (46,873)
Shares issued for acquisition of certain assets                         2,025       20         2,206             --
Consulting expense attributable to warrants                                --       --            10             --
Shares issued upon exercise of warrants & options                       2,208       22           944             --
Receipt of services in payment of stock subscription                       --       --            --             --
Settlement of obligations                                                 560        6           694             --
Net loss                                                                   --       --            --        (21,907)
Translation adjustment                                                     --       --            --             --
Restricted shares issued for Director's compensation                       45       --            99             --
Expenses related to prior sale of common stock                             --       --           (20)            --
                                                                       ------    ------    ----------    -----------
Balance at December 31, 1994                                           86,089     $861      $ 75,177      $ (68,780)
Sale of common stock, less expenses of $271                             6,800       68         3,921             --
Consulting expense attributable to warrants                                --       --             8             --
Shares issued upon exercise of warrants & options                       1,050       10           692             --
Receipt of services in payment of stock subscription                       --       --            --             --
Settlement of obligations                                                  --       --          (344)            --
Net loss                                                                   --       --            --         (4,068)
Translation adjustment                                                     --       --            --             --
Retirement of shares attributable to license revenue (Note 3)          (1,110)     (11)         (787)            --
                                                                       ------    ------    ----------    -----------
Balance at December 31, 1995                                           92,829     $928      $ 78,667      $ (72,848)
                                                                       ======    ======     ========     ==========

                                                                                                       EXPENSES
                                                                      CUMULATIVE        STOCK           TO BE
                                                                      TRANSLATION    SUBSCRIPTION     PAID WITH
                                                                      ADJUSTMENT      RECEIVABLE     COMMON STOCK     TOTAL
                                                                     -----------    ------------    ------------    --------


Balance at December 31, 1992                                             $ 117         $   (117)        $ (277)      $ 13,703
Sale of common stock, less expenses of $1,959                               --           (1,993)            --         24,191
Marketing expenses attributable to warrants                                 --               --             --            120
Shares issued upon exercise of warrants & options                           --               --             --          2,111
Proceeds from payment of subscription receivable                            --              117             --            117
Net loss                                                                    --               --             --        (17,191)
Translation adjustment                                                     (23)              --             --            (23)
Expenses paid with common stock                                             --               --            231            267
Expenses related to prior sale of common stock                              --               --             --            (56)
                                                                         -----       ------------       ------       --------
Balance at December 31, 1993                                                94         $ (1,993)        $  (46)      $ 23,239
Shares issued for acquisition of certain assets                             --               --             --          2,226
Consulting expense attributable to warrants                                 --               --             --             10
Shares issued upon exercise of warrants & options                           --               --             --            966
Receipt of services in payment of stock subscription                        --              797             --            797
Settlement of obligations                                                   --               --           (700)            --
Net loss                                                                    --               --             --        (21,907)
Translation adjustment                                                      58               --             --             58
Restricted shares issued for Director's compensation                        --               --             --             99
Expenses related to prior sale of common stock                              --               --             --            (20)
                                                                         -----       ------------       ------       --------
Balance at December 31, 1994                                             $ 152         $ (1,196)        $ (746)      $  5,468
Sale of common stock, less expenses of $271                                 --               --             --          3,989
Consulting expense attributable to warrants                                 --               --             --              8
Shares issued upon exercise of warrants & options                           --              (13)            --            689
Receipt of services in payment of stock subscription                        --            1,196             --          1,196
Settlement of obligations                                                   --               --            746            402
Net loss                                                                    --               --             --         (4,068)
Translation adjustment                                                      (2)              --             --             (2)
Retirement of shares attributable to license revenue (Note 3)               --               --             --           (798)
                                                                         -----       ------------       ------       --------
Balance at December 31, 1995                                             $ 150         $    (13)        $   --       $  6,884
                                                                      =========      ==========      ============    ========


     Attention is directed to the foregoing accountant's reports and to the accompanying notes to the consolidated financial statements.

NOISE CANCELLATION TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                          (IN THOUSANDS OF DOLLARS)
                                                                                    YEARS
                                                                             ENDED DECEMBER 31,
                                                                       -------------------------------
                                                                         1993        1994       1995
                                                                       --------    --------    -------
Cash flows from operating activities:
    Net loss                                                           $(17,191)   $(21,907)   $(4,068)
    Adjustments to reconcile net loss to net cash (used in) operating activities:
         Depreciation and amortization                                      566         994      1,127
         Common stock and warrants issued as consideration for:
              Compensation                                                   --         109          8
              Rent and marketing expenses                                   523          --        355
              Research and development                                       --         500         --
         Receipt of license fee in exchange for inventory and release
           of obligation                                                     --          --     (3,266)
         Receipt of services in payment of stock subscription                --         165         --
         Provision for slow moving and obsolete inventory                    --       2,032         --
         Provision for tooling costs and write-off                           --         100         94
         Provision for doubtful accounts                                    190         718        552
         Realized loss on sale of short-term investments                     --         375         --
         Equity in net loss (income) of unconsolidated affiliates         3,582       1,824        (80)
         Unrealized foreign currency loss                                   (13)         16         32
         Loss on disposition of fixed assets                                 --          --        107
         Disposition of short-term investments                               --      18,527         --
         Changes in operating assets and liabilities:
              (Increase) decrease in accounts receivable                   (819)       (921)       302
              (Increase) in license fees receivable                         185         180         --
              (Increase) decrease in inventories                         (1,584)     (1,518)       212
              (Increase) decrease in other assets                          (390)       (283)       299
              Increase (decrease) in accounts payable and accrued
                 expenses                                                   787         283       (190)
              Increase (decrease) in other liabilities                      866      (1,324)      (482)
                                                                       --------    --------    -------
         Net cash used in operating activities                         $(13,298)   $   (130)   $(4,998)
                                                                       --------    --------    -------
Cash flows from investing activities:
    Capital expenditures                                               $   (858)   $ (1,286)   $   (80)
    Acquisition of patent rights                                             --         (70)      (210)
    Investment in joint ventures                                         (1,000)       (191)        --
    Purchases of short-term investments                                 (20,713)         --         --
    Sales of short term investments                                       6,293          --         18
                                                                       --------    --------    -------
         Net cash used in investing activities                         $(16,278)   $ (1,547)   $  (272)
                                                                       --------    --------    -------
Cash flows from financing activities:
    Proceeds from:
         Sale of common stock                                          $ 24,192    $     --    $ 3,989
         Expenses related to prior sale of common stock                     (56)        (20)        --
         Exercise of stock purchase warrants and options                  2,111         966        689
         Subscriptions receivable                                           117          --         --
    Repayments for patent rights                                             (3)         --         --
                                                                       --------    --------    -------
         Net cash provided by financing activities                     $ 26,361    $    946    $ 4,678
                                                                       --------    --------    -------
Net decrease in cash and cash equivalents                              $ (3,215)   $   (731)   $  (592)
Cash and cash equivalents--beginning of period                            6,369       3,154      2,423
                                                                       --------    --------    -------
Cash and cash equivalents--end of period                               $  3,154    $  2,423    $ 1,831
                                                                       =========   =========   ========
Cash paid for interest                                                 $      1    $      7    $     4
                                                                       =========   =========   ========
Non-cash investing and financing activity:
    Issuance of common stock in exchange for certain assets of ANVT    $     --    $  2,200    $    --
                                                                       =========   =========   ========

See Notes 6, 8 and 11 with respect to settlement of certain obligations by issuance of securities and see Note 3 with respect to issuance of common stock in exchange for notes receivable.

        Attention is directed to the foregoing accountant's reports and to the accompanying notes to the consolidated financial statements.

NOISE CANCELLATION TECHNOLOGIES, INC.
NOTES TO THE FINANCIAL STATEMENTS

1. BACKGROUND:

Noise Cancellation Technologies, Inc. (the "Company") is engaged in the design, development, licensing, production and distribution of electronic systems that actively reduce noise and vibration, principally through joint ventures and other forms of strategic alliances. The Company's activities to date have principally involved the developing of its electronic systems for commercial use and providing engineering and development services under contracts with strategic partners and third parties.

The technology supporting the Company's electronic systems was developed using technology maintained under various patents (the "Chaplin Patents") held by Chaplin-Patents Holding Co., Inc. ("CPH") as well as patented technology acquired or developed by the Company. CPH, formerly a joint venture with Active Noise Vibration Technologies, Inc. ("ANVT") was established to maintain and defend these patent rights. The former joint venture agreement relating to the Chaplin Patents required that the Company only license or share the related technology with entities who are affiliates of the Company. As a result, the Company established various joint ventures and formed other strategic alliances (see Note 3) to further develop the technology and electronic systems and components based on the Chaplin Patents, to develop such technology into commercial applications, to integrate the electronic systems into existing products and to distribute such systems and products into various industrial, commercial and consumer markets.

The Company has incurred substantial losses from operations since its inception, which have been recurring and amounted to $72.8 million on a cumulative basis through December 31, 1995. These losses, which include the costs for development of products for commercial use, have been funded primarily from the sale of common stock, including the exercise of warrants or options to purchase common stock, and by technology licensing fees and engineering and development funds received from joint venture and other strategic partners. As discussed in Note 3, agreements with joint venture and other strategic partners generally require that a portion of the initial cash flows, if any, generated by the ventures or the alliances be paid on a preferential basis to the Company's co-venturers until the technology licensing fees and engineering and development funds provided to the venture or the Company are recovered.

Cash, cash equivalents and short-term investments amount to $1.8 million at December 31, 1995, decreasing from $2.4 million at December 31, 1994. Management does not believe that available funds at December 31, 1995 are sufficient to sustain the Company for the next twelve months. Management believes that cash and the cash anticipated from the exercise of warrants and options, the funding derived from forecasted technology license fees, royalties, and product sales, and engineering and development revenue, the operating cost savings from the reduction in employees and reduced capital expenditures should be sufficient to sustain the Company's anticipated future level of operations into 1997. However, the period during 1997 through which it can be sustained is dependent upon the level of realization of funding from technology license fees, royalties and product sales, and engineering and development revenue and the achievement of the operating cost savings from the events described above, all of which are presently uncertain.

There can be no assurance that additional funding will be provided by technology license fees, royalties and product sales and engineering and development revenue. In that event, the Company would have to further and substantially cut back its level of operations in order to conserve cash. These reductions could have an adverse effect on the Company's relations with its strategic partners and customers. Uncertainty exists with respect to the adequacy of current funds to support the Company's activities until positive cash flow from operations can be achieved, and with respect to the availability of financing from other sources to fund any cash deficiencies (see Note 15 with respect to recent financing).

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets and satisfaction of liabilities in the ordinary course of business. The propriety of using the going concern basis is dependent upon, among other things, the achievement of future profitable operations and the ability to generate sufficient cash from operations, public and private financings and other funding sources to meet its obligations. The uncertainties described in the preceding paragraphs raise substantial doubt at

December 31, 1995, about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability of the carrying amount of recorded assets or the amount of liabilities that might result from the outcome of these uncertainties.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

CONSOLIDATION:

The financial statements include the accounts of the Company and its wholly owned subsidiaries. All material inter-company transactions and account balances have been eliminated in consolidation.

Unconsolidated affiliates include joint ventures and other entities not controlled by the Company, but over which the Company maintains significant influence and in which the Company's ownership interest is 50% or less. The Company's investments in these entities are accounted for on the equity method. When the Company's equity in cumulative losses exceeds its investment and the Company has no obligation or intention to fund such additional losses, the Company suspends applying the equity method (see Note 3). The Company will not be able to record any equity in income with respect to an entity until its share of future profits is sufficient to recover any cumulative losses that have not previously been recorded.

REVENUE RECOGNITION:

Products Sales:

Revenue is recognized as the product is shipped.

Engineering and development services:

Revenue from engineering and development contracts is recognized and billed as the services are performed. However, revenue from certain engineering and development contracts are recognized as services are performed under the percentage of completion method after 10% of the total estimated costs have been incurred. Under the percentage of completion method, revenues and gross profit are recognized as work is performed based on the relationship between actual costs incurred and total estimated costs at completion. Estimated losses are recorded when identified.

Revenues recorded under the percentage of completion method amounted to $249,000, $249,700 and $605,500 for the years ended December 31, 1995, 1994 and
1993, respectively. Retainage balances were $8,200 at December 31, 1995 and 1994. The 1995 balance is expected to be collected within one year.

Technology Licensing Fees:

Technology licensing fees paid by joint venturers, co-venturers, strategic partners or other licensees which are nonrefundable, are recognized in income upon execution of the license agreement or upon completion of any performance criteria specified within the agreement. See Note 3, with respect to the license fee recorded by the Company in connection with the Walker Noise Cancellation Technologies and Ultra Electronics, Ltd. transactions.

CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS:

The Company considers all money market accounts and investments with original maturities of three months or less at the time of purchase to be cash equivalents.

Short-term investments principally comprise high quality investments in fixed-income securities funds and mid-term, high quality bond funds.

INVENTORIES:

Inventories are stated at the lower of cost (first in, first out) or market.

With regard to the Company's assessment of the realizability of inventory, the Company periodically conducts a complete physical inventory; currently this is done on a quarterly basis. At the same time, the Company reviews the movement of inventory on an item by item basis to determine the value of items which are either slow moving or have become obsolete since the last quarterly review. After applying the above noted measurement criteria, as well as looking forward to assess the potential for near term product engineering changes and/or technological obsolescence, the Company determines the current need for inventory reserves. After applying the above noted measurement criteria at December 31, 1995, the Company determined that a reserve of $355,000 was adequate.

PROPERTY AND EQUIPMENT:

Property and equipment are stated at cost and depreciation is recorded on the straight-line method over the estimated useful lives of the respective assets. Leasehold improvements are amortized over the shorter of their useful lives or the related lease term.

PATENT RIGHTS:

Patent rights are stated at cost and are amortized on a straight line basis over the remaining average life of the patents (ranging from 1 to 15 years). Amortization expense was $96,900, $166,700 and $398,100 for 1993, 1994 and 1995,
respectively. Accumulated amortization was $676,700 and $1,074,800 at December 31, 1994 and 1995, respectively.

It is the Company's policy to review its individual patents on a regular basis to determine whether any event has occurred which could impair the valuation of any such patent.

FOREIGN CURRENCY TRANSLATION:

The financial statements for the United Kingdom operations are translated into U.S. dollars at year-end exchange rates for assets and liabilities and weighted average exchange rates for revenues and expenses. The effects of foreign currency translation adjustments are included as a component of stockholders' equity and gains and losses resulting from foreign currency transactions are included in income.

LOSS PER COMMON SHARE:

The net loss per common share has been determined on the basis of the weighted average number of shares of common stock outstanding during the period. Common stock equivalents (including stock options and warrants) have not been considered since their effect would be antidilutive.

CONCENTRATIONS OF CREDIT RISK:

Financial instruments which potentially subject the Company to concentration of credit risk consist principally of cash and cash equivalents, short-term investments and trade receivables. The Company primarily holds its cash and cash equivalents in two banks. Deposits in excess of federally insured limits were $1.6 million at December 31, 1995. Short-term investments are primarily held in liquid fixed income funds which are invested principally in high quality government securities. The Company sells its products and services to original equipment manufacturers, distributors and end users in various industries worldwide. As shown below, the Company's five largest customers accounted for approximately 82.4% of revenues during 1995 and 50.8% of gross accounts receivable at December 31, 1995. The Company does not require collateral or other security to support customer receivables.

                                   AS OF DECEMBER 31, 1995
                                      AND FOR THE YEAR
                                         THEN ENDED
                                  -------------------------
                                   ACCOUNTS
           CUSTOMER               RECEIVABLE      REVENUE
- -------------------------------   ----------    -----------
Walker Noise Cancellation
  Technologies                     $   2,700    $ 3,993,500
Ultra Electronics, Ltd.              122,100      3,153,400
Telex Communications, Inc.                --        531,000
Coherent Communications              124,500        524,500
ELESA                                100,900        424,000
All Other                            339,300      1,839,900
                                    --------    -----------
    Total                          $ 689,500    $10,466,300
                                    ========    ===========

The Company regularly assesses the realizability of its accounts receivable and performs a detailed analysis of its aged accounts receivable on no less than a quarterly basis. When quantifying the realizability of accounts receivable, the Company takes into consideration the value of receivables in the 90+ day category, the nature of disputes, if any, and the progression of conversations and/or correspondence between the Company and customers regarding the underlying cause for the age of such receivables. After applying the above noted measurement criteria as of December 31, 1995, the Company determined that a reserve of $119,000 was adequate.

RECLASSIFICATIONS:

Certain reclassifications have been made to the 1993 and 1994 financial statements to conform with the 1995 presentation.

USE OF ESTIMATES:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECENT PRONOUNCEMENTS:

In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation" which is effective for the Company's 1996 financial statements. SFAS No. 123 allows companies to either account for stock-based compensation under the new provisions of SFAS No. 123 or under the provisions of APB

No. 25, but requires pro forma disclosure in the footnotes to the financial statements as if the measurement provisions of SFAS No. 123 had been adopted. At this time, the Company intends to continue accounting for its stock-based compensation in accordance with the provisions of APB No. 25. As such, the adoption of SFAS No. 123 will not impact the financial position or results of operations of the Company.

3. JOINT VENTURES AND OTHER STRATEGIC ALLIANCES:

The following is a summary of the Company's joint ventures and other strategic alliances as of December 31, 1995.

The Company and certain of its wholly-owned subsidiaries have entered into agreements to establish joint ventures and other strategic alliances related to the design, development, manufacture, marketing and distribution of its electronic systems and products containing such systems. These agreements generally provide that the Company license technology and contribute a nominal amount of initial capital and that the other parties provide substantially all of the funding to support the venture or alliance. This support funding generally includes amounts paid or services rendered for engineering and development. In exchange for this funding, the other party generally receives a preference in the distribution of cash and/or profits from the joint ventures or royalties from these alliances until such time that the support funding (plus an "interest" factor in some instances) is recovered. At December 31, 1995, there were no preferred distributions due to joint venture partners from future profits of the joint ventures.

Technology licensing fees and engineering and development fees paid by joint ventures to the Company are recorded as income since there is no recourse to the Company for these amounts or any commitment by the Company to fund the obligations of the venture.

When the Company's share of cumulative losses equals its investment and the Company has no obligation or intention to fund such additional losses, the Company suspends applying the equity method. The aggregate amount of the Company's share of losses in these joint ventures in excess of the Company's investments which has not been recorded was zero at December 31, 1995. The Company will not be able to record any equity in income with respect to an entity until its share of future profits is sufficient to recover any cumulative losses that have not previously been recorded.

Certain of the joint ventures will be suppliers to the Company and to other of the joint ventures and will transfer products to the related entities based upon pricing formulas established in the agreements. The formula is generally based upon fully burdened cost, as defined in the agreements, plus a nominal profit.

Total revenues recorded by the Company relating to the joint ventures and alliances, or their principals, for technology licensing fees, engineering and development services and product sales were as follows:

                            YEARS ENDED DECEMBER 31,
      JOINT          --------------------------------------
 VENTURE/ALLIANCE       1993          1994          1995
- ------------------   ----------    ----------    ----------
Walker Noise
  Cancellation
  Technologies       $1,069,200    $1,701,700    $3,993,500
Ultra Electronics,
  Ltd.                  683,500     1,072,400     3,153,400
ELESA                        --            --       424,000
Siemens Medical
  Systems, Inc.       1,140,000       533,000       259,900
Foster/NCT Supply,
  Ltd.                   51,100       144,700       133,200
AB Electrolux           503,600       162,500       129,000
Interkeller AG          107,700       105,600            --
Bosch-Siemens
  Hausgerate GmbH       260,000            --            --
Philips NCT Noise
  Cancellation
  N.V.                  150,000            --            --
Boet Systeme Actif
  S.A.                   14,000            --            --
                     ----------    ----------    ----------
    Total            $3,979,100    $3,719,900    $8,093,000
                     ==========    ==========    ==========

Outlined below is a summary of the nature and terms of these ventures or alliances:

JOINT VENTURES

Chaplin Patents Holding Company ("CPH") was co-owned on a 50/50 basis by the Company and ANVT, a former competitor. On September 16, 1994, the Company acquired the patents, technology, other intellectual property and certain related tangible assets of ANVT. The Company also acquired all rights under certain joint venture and customer agreements subject to the consent of the other parties to those agreements. Included in the acquisition was ANVT's 50% interest in CPH at which time the Company became the sole shareholder of CPH. CPH acquired certain patent rights relating to the reduction and elimination of noise and vibration from the Company, ANVT and a third party. The Company and ANVT had licensed co-exclusive rights to the Chaplin Patents from CPH. The joint venture agreement related to the Chaplin Patents required that the Company may only license or share the related technology with entities who are affiliates of the Company. As a result, the Company has established several joint ventures and formed other strategic alliances to further develop the technology and electronic systems and components based on the Chaplin Patents, to develop such technology into commercial applications, to integrate the electronic systems into existing products and to distribute such systems and products into various industrial, commercial and consumer markets. Initial capital contributions by the Company and ANVT of $150,000 each to CPH were used to acquire certain rights owned by the third party. Pursuant to the patent license agreement, and until September 16, 1994 the Company and ANVT contributed cash equally to CPH to fund administrative costs and provide for maintenance and protection of the related patents. After September 16, 1994, the Company, as sole shareholder of CPH, was responsible for 100% of CPH's funding requirements. This funding charged to operations by the Company was $244,000, $345,000 and $596,000 for each of the years in the three year period ended December 31, 1995, respectively, and is included in general and administrative expenses in the accompanying Statements of Operations.

Walker Noise Cancellation Technologies ("WNCT") was a 50/50 general partnership between NCT Muffler, Inc., a wholly-owned subsidiary of the Company and Walker Electronic Mufflers, Inc. ("WEM"), a wholly-owned subsidiary of Tennessee Gas Pipeline Company. On November 15, 1995, the Company and Walker executed a series of related agreements (the "Restructuring Agreements") and concluded previously noted negotiations with Tenneco Automotive and Walker regarding the Company's commitment to help fund $4.0 million of product and technology development work and the transfer of the Company's 50% interest in WNCT to Walker. The Restructuring Agreements provided for the transfer of the Company's interest in WNCT to Walker, the elimination of the Company's previously expensed obligation to fund the remaining $2.4 million of product and technology development work noted above, the transfer to Walker of certain Company owned tangible assets related to the business of WNCT, the expansion of certain existing technology licenses and the Company's performance of certain research and development activities for Walker at Walker's expense as to future activities. In consideration for the above, Walker paid the Company $0.3 million, delivered to the Company 1,110,083 shares of the Company's common stock which Tenneco Automotive had purchased from the Company in December 1993 and has undertaken to pay the Company certain royalties from the exploitation of the intellectual property rights granted to Walker under the expansion of existing technology licenses. The shares delivered to the Company were retired on November 16, 1995. Accordingly, the Company recorded $3.6 million as a technology licensing fee relating to the net effect of the above noted Restructuring Agreements in the fourth quarter of 1995.

WNCT was established in 1989 to develop, manufacture and distribute active mufflers for use in automobiles and other vehicles and other industrial applications. The agreement between NCT and Walker was expanded and extended in 1991.

Initial capital contributions by the Company and WEM were $750,000 each, and such amounts were paid by WNCT to the Company as a license fee in 1989. The joint venture agreement provided that WEM will make preferred contributions to WNCT for the purpose of funding engineering and development performed by the Company and engineering performed by WEM. Aggregate preferred contributions made by WEM to WNCT (net of return of capital advances to WEM) through December 31, 1994, amounted to $7.6 million, of which $4.2 million was paid to the Company and $3.4 million was credited by WNCT to WEM's capital account for the cost of engineering services performed. Interest on the engineering preferred contributions and certain portions of the engineering and development contributions was compounded monthly at 1% less than the bank prime rate until repaid through preferred distributions. WEM's obligation to fund engineering and development expired at the end of the first quarter of 1994.

The Company recorded income of $750,000 from the license fee in 1989. The Company has also recorded as income its engineering and development payments from WNCT, amounting to $1.1 million, $1.1 million and $0.7 million for each of the years in the three year period ended December 31, 1995, respectively. There is no recourse to the Company for these payments. Other than certain future Walker funded research and development activities noted above, the Company has no current plans, obligation or intention to provide additional funding to WNCT.

In December, 1993, Tenneco Automotive, a division of Tennessee Gas Pipeline Company, purchased shares of common stock of the Company for $3.0 million in cash, at a price per share of approximately $2.70, which was equal to 94% of the price to the public of the shares of the Company's common stock then offered. Immediately thereafter, the Company contributed $1.0 million to the capital of WNCT, following which WNCT repaid $1.0 million of the capital advances made to WNCT by WEM and representatives of WEM. The Company agreed to restructure WNCT. Such restructuring would include giving WNCT worldwide rights for the manufacture and sale of all muffler products except those manufactured and sold in the consumer and defense markets. WNCT also would be expanded to have, in addition to rights it has with respect to vehicular mufflers, worldwide rights to all silencing and vibration applications (e.g., mufflers, cabin quieting, engine mounts, fan quieting and engine block quieting) for all vehicles except trains, aircraft and watercraft. In addition, the Company committed to help fund $4.0 million of product and technology development work of the Company attributable to WNCT. Also pursuant to the agreement with Tenneco Automotive, Walker's right to acquire the Company's interest in WNCT upon the occurrence of certain events was eliminated and Tenneco Automotive had the right to have a representative serve on the Company's Board of Directors. The agreement with Tenneco Automotive and the Company's related funding commitment resulted in 1993 recognition of $3.6 million of previously unrecognized losses and 1994 recognition of $1.4 million of current year losses with respect to the joint venture with WEM. Such losses exceeding the Company's remaining investment in WNCT amounted to $2.9 million at December 31, 1994. Of the $2.9 million, $1.5 million recorded as a current liability. The balance of $1.4 million was classified as a long term liability. The above noted November 15, 1995 Restructuring Agreements significantly altered the foregoing terms of the December 1993 agreement.

Prior to December 31, 1994, the Company's share of cumulative losses equaled its investment and commitment to the joint venture. The Company had no further obligation or intention to fund any additional losses therefore, the Company suspended applying the equity method.

Foster/NCT Headsets International, Ltd. ("FNH") was a 50/50 joint venture between Foster Electric Company, Ltd. ("Foster") and the Company. FNH was established as a limited liability company in Japan in March 1991 to develop, design, manufacture and sell active noise cancellation headset systems. FNH had exclusive manufacturing rights for the headsets in the Far East and non-exclusive marketing rights worldwide. Additionally, another joint venture with Foster/NCT Supply, Ltd., ("FNS" as described below) served as a supply joint venture for FNH.

On July 28, 1995, Foster Electric Co., Ltd. ("Foster"), Foster NCT Headsets International ("FNH") and the Company executed a letter agreement amending the 1991 agreement covering the headset joint venture company, FNH. Pursuant to that agreement Foster acquired the Company's 50% interest in FNH and a license to manufacture headsets for FNH and NCT with tooling currently owned by NCT in consideration for Foster's assumption of FNH's outstanding liabilities of $303,000. The agreement also grants FNH the right to sell certain headsets on an exclusive basis in Japan and a non-exclusive basis throughout the rest of the Far East, in consideration for a royalty on the sale of such headsets.

Initial capital contributions made by the Company and Foster under the FNH joint venture agreement were 6.5 million yen (historical cost of approximately $47,000) each. In March, 1994 the Company and Foster agreed to jointly and equally increase the capitalization of FNH to a total of 52 million yen resulting in the Company's additional investment of $191,000. The increase in capitalization enabled FNH to launch an expanded marketing effort in the Company's products in the Far East.

Under related agreements, Foster paid a license fee to the Company of $1 million, which was recognized as income in 1991, and agreed to pay an additional $700,000 to the Company at a rate of two percent of sales after cumulative sales by FNH reach $50 million and the accumulated deficit in FNH is reduced to zero. The license fees paid to date in the amount of $1.0 million are not subject to repayment.

As part of the February 10, 1995 agreement to desolve the FNS joint venture, (see FNS Note below) NCT has repurchased the exclusive manufacturing rights for headsets in the Far East from Foster. The Company recorded a charge of $780,000 in 1994 relating to these transactions.

In return for technical and management assistance provided by Foster, FNH has agreed to pay Foster up to an aggregate amount of $1.4 million based on three percent of sales; the first $700,000 of which are to be paid without restriction based upon sales amount, the remaining $700,000 begin to be paid to Foster when the FNH accumulated deficit is reduced to zero. Through December 31, 1994, the accumulated deficit of FNH was $543,000.

The Company's above noted incremental investment resulted in the recognition of $42,000 of previously unrecognized losses and $149,000 of current losses with respect to the FNH joint venture in 1994.

The Company has purchased certain tooling for use by FNH which it has recorded on its books. The tooling will be amortized against products sold by NCT.

Analog/NCT Supply Ltd. ("ADI/NCT") is a 50/50 joint venture between Analog Devices, Inc. ("ADI") and the Company which was established in June 1992. ADI/NCT was formed to design, develop and manufacture computer chips to be incorporated into the Company's electronic systems. Initial capital contributions by the Company and ADI were nominal. The joint venture and related agreements provide that each party will bear their respective cost of design and development of the computer chips. ADI will manufacture and sell the computer chips to ADI/NCT, based on orders provided to ADI/NCT by the Company, at prices to be agreed upon by the Company and ADI. Administrative services required by ADI/NCT will be provided by ADI, the costs of which will be funded by the joint venture. No such services have been charged to or incurred by the joint venture as of December 31, 1995.

Harris/NCT Supply, L.L.C. ("HARNCT") is a 50/50 limited liability company owned equally by Harris Corporation ("Harris") and the Company under a Limited Liability Company Agreement concluded in September, 1993 (the "LLC Agreement"). HARNCT will develop and manufacture silicon chips to be incorporated into the Company's electronic systems. Initial capital contributions by the Company and Harris were nominal. The LLC Agreement provides that each party will bear their respective cost of design and development of the silicon chips. Harris will manufacture and sell the silicon chips to HARNCT, based on orders provided to HARNCT by the Company, at prices to be agreed upon by the Company and Harris. Administrative services required by HARNCT will be provided by Harris, the costs of which will be funded by HARNCT. No such services have been charged to or incurred by HARNCT as of December 31, 1995.

OnActive Technologies, L.L.C. ("OAT") is a 50/50 limited liability company owned equally by Applied Acoustic Research, L.L.C. ("AAR") and the Company ("Members") under an Operating Agreement concluded in December, 1995. OAT will design, develop, manufacture, market, distribute and sell flat panel transducers and related components for use in audio applications and audio systems installed in ground based vehicles. Initial capital contributions by the Company and AAR were nominal and neither Member is required to make any additional contribution to OAT. The Operating Agreement provides that services and subcontracts provided to OAT by the Members are to be compensated by OAT at 115% of the Members fully burdened cost. Administrative services required by OAT will be provided by the Company, the costs of which will be funded by OAT. Such services for the period ended December 31, 1995 were nominal and not charged to OAT. As of December 31, 1995 the Company recognized $80,000 of income relating to its share of 1995 profit in OAT.

Foster/NCT Supply, Ltd., ("FNS") was a 30/70 joint venture between the Company and Foster which was established in June 1991 to serve as a supply joint venture for the Company's worldwide activities.

Foster and the Company have agreed that the acquisition of certain assets of ANVT by NCT (see Note 14) has removed the necessity for the continued existence of FNS. An orderly liquidation of FNS was completed in April 1995. The agreement provided for the Company's repurchase from Foster for $0.6 million of the exclusive headset manufacturing rights in the Far East (see FNH note above) and an immediate minimum 5% reduction in the price of headset products to be produced by Foster for the Company. The Company accrued a $0.8 million charge in 1994 relating to this agreement, of which $0.2 million was reflected as a current liability at December 31, 1994.

Capital contributions required under the joint venture agreement were 3 million yen from the Company and 7 million yen from Foster (approximately $22,000 and $51,000, respectively). Foster was also required to provide assistance to FNS for research and development activities amounting to $50,000 per month up to an aggregate of $1.2 million, which FNS was to repay to Foster at the rate of one percent of the amount of each month's sales. There was no recourse to the Company should FNS not record sufficient sales for Foster to recover such research and development costs.

Boet Systeme Actif S.A. ("BSA") was a 49/51 joint venture between NCT Muffler, Inc., a wholly-owned subsidiary of the Company, and S.A. Andre Boet ("Boet"), respectively. BSA was established in 1991 to develop, manufacture in France, and sell worldwide NCT electronic silencers for use on non-automotive internal combustion engines. BSA was responsible for the customization, marketing and sales of the silencers. The Company was to assist BSA with product development and employee training. All supplies were to be purchased by BSA from either Boet or NCT Muffler. Initial capital contributions by NCT Muffler and Boet were not significant.

As a result of the April 1994 transfer to WNCT of the rights to market the Company's industrial silencer products and anticipation of the Company's November 15, 1995 agreement with Tenneco Automotive and Walker (see WNCT Note above), in October, 1995 Boet assumed all liabilities of BSA and the Board of Directors of BSA approved the dissolution of the joint venture.

BSA funded the Company's cost of research and engineering, at a predetermined rate, and reimbursed materials, equipment, tools, supplies and out-of-pocket expenses to Boet and the Company. The joint venture agreement provided that Boet would advance funding for the development, operation and working capital needs of BSA. BSA was to repay Boet through preferential distributions from its excess cash in amounts not to exceed 20% of BSA's net income in each year. Boet contributed an aggregate of approximately $496,000 to BSA through December 31, 1994, none of which was repaid.

Payments from BSA to the Company for research and engineering aggregated approximately $120,000 through December 31, 1994. License fees from BSA to NCT Muffler aggregated $240,000 through December 31, 1994. The above amounts were recognized as income by the Company since there was no commitment or intention for NCT Muffler to fund any obligations of BSA, nor was there any recourse to NCT Muffler for these payments.

Philips NCT Noise Cancellation N.V. ("PNNC") was established in August, 1992 to develop and manufacture components for active noise and vibration control systems and sell such components to the Company or the Company's customers. In July 1993, the Company and its co-venturer, Philips Industrial Activities N.V. ("PIA") decided to suspend business operations of the joint venture until such time as the nature, specifications and volume of components required by the Company from PNNC become more clearly defined. Subsequently, in December 1993, the Company sold its entire interest in PNNC to PIA for a nominal fee, and PIA assumed all obligations of PNNC. The Company and PIA continue to pursue mutual business interests.

OTHER STRATEGIC ALLIANCES:

Foster and the Company entered into an agreement in December 1993, pursuant to which Foster purchased shares of common stock at a value of $2.0 million (the "Foster Shares"), at a price per share of approximately $2.70 equal to 94% of the price to the public of the shares of common stock in the December 1993 offering. Foster paid the purchase price by means of a cash payment of one cent ($.01) per share (the par value of the common stock) and the delivery of a series of promissory notes (the "Foster Notes") in an aggregate principal amount equal to the balance of the purchase price. The Foster Notes were full recourse notes of Foster bearing interest at one percent above the rate of three-year United States Treasury Notes and were to mature on April 17, 1997. The Foster Notes were secured by the Foster Shares until paid or "earned out" as described in the next paragraph. The Foster Notes were recorded as a Common Stock subscription receivable by the Company.

Foster and the Company entered into an agreement under which Foster provided and the Company will purchased $2.0 million of various product and market development services deemed necessary by the Company for commercialization of several new headset and other products and the further development of the Company's Japanese markets. Upon completion of each such project or phase, the agreed budgeted amount therefore was billed to the Company and paid, at the Company's election, either in cash or by discharge of an equivalent amount of the Foster Notes, in which an appropriate number of the Foster Shares were released from the collateralizing restrictions and the Common Stock subscription receivable was reduced. During 1995, $1.3 million of such services and assets were purchased by the Company and, at the Company's election was satisfied through the discharge of an equivalent amount of the Foster Notes. As of December 31, 1995, the Foster Notes have been paid-in-full.

Foster and the Company's wholly owned subsidiary, NCT Far East ("NCTFE") entered into a marketing agreement in November 1991 under which Foster agreed to fund up to $500,000 for the establishment of a marketing office in Tokyo. This funding was reimbursed through the issuance of 150,000 shares of common stock of the Company to Foster in 1992 and future payments to Foster by

NCTFE equal to 25% of NCTFE pretax profits, as defined, until Foster has recovered 100% of funding in excess of $300,000. The market value of the Company's common stock issued to Foster ($300,000) was charged to operations in 1992. Through December 31, 1995, $185,200 has been funded by Foster under the marketing agreement. Further, commissions payable by NCTFE to Foster under this agreement are based upon sales by customer and 5% of any engineering and development or working capital funding acquired through Foster's efforts.

Interkeller AG ("Interkeller"), a member of Rieter Holding Limited, and the Company entered into a strategic alliance in June 1992 to improve the noise reduction in vehicles through the combination of NCT's active cabin quieting system ("ACQS") and Interkeller technology. Under the agreement, Interkeller performed acoustic studies in the field of electronic cabin quieting in vehicles, and the Company sold Interkeller a prototype ACQS and licensed Interkeller the right to use related software in connection with acoustic studies under the agreement, for which Interkeller has paid a license fee and contributed $240,000 to the Company over a two year period, ending June 1994. As of December 31, 1994, the Company has recognized cumulative license fee income of $180,000 and $97,000 for consultation and development under the June 1992 agreement. The contract has not been renewed.

AB Electrolux ("Electrolux") and the Company entered into a Joint Development Cooperation Agreement in June 1991 which provides for the Company to design, develop and supply active systems for quieting certain Electrolux products. Electrolux agreed to pay the Company $65,000 per month for two years, which the Company has recorded as engineering and development income. These development costs may be recovered by Electrolux through royalties on net sales to other manufacturers of competing products up to 250% of the engineering and development costs funded by Electrolux. Electrolux agreed to purchase components for the manufacture of related systems for its products from the Company. If Electrolux purchases such components from other sources, a royalty of 6% of the net invoice price will be due to the Company.

Further, the Company granted Electrolux a worldwide non-exclusive license to utilize related proprietary technology for the life of such patents for a fee of $500,000 payable in monthly installments of $20,000, and agreed to limit the Company's licensing of such technology to five white goods manufacturers for a period of five years. In January 1994 such limitations on the Company's technology licensing were terminated by an amendment to the original agreement. The $500,000 license fee was recognized as income in 1991, all of which was paid as of December 31, 1993.

Ultra Electronics Ltd. (formerly Dowty Maritime Limited) ("Ultra") and the Company entered into a teaming agreement in May 1993 to collaborate on the design, manufacture and installation of products to reduce noise in the cabins of various types of aircraft. In accordance with the agreement, the Company provided informational and technical assistance relating to the aircraft quieting system and Ultra reimbursed the Company for expenses incurred in connection with such assistance. Ultra was responsible for the marketing and sales of the products. The Company was to supply Ultra with electronic components required for the aircraft quieting system, at a defined cost, to be paid by Ultra.

In March 1995, the Company and Ultra amended the teaming agreement and concluded a licensing and royalty agreement for $2.6 million and a future royalty of 1 1/2% of sales commencing in 1998. Under the agreement, Ultra has also acquired the Company's active aircraft quieting business based in Cambridge, England, leased a portion of the Cambridge facility and has employed certain of the Company's employees.

Accordingly, the Company recorded $2.6 million as a technology licensing fee relating to the net amount received from above noted amended teaming agreement and the licensing and royalty agreement in the first quarter of 1995.

Siemens Medical Systems, Inc. ("Siemens") and NCT Medical Systems, Inc. ("NCTM"), a 90%-owned subsidiary of the Company, entered into an agreement in March 1992 to supply Siemens with NCTM/MRI systems, a noise cancellation and audio system for Magnetic Resonance Imaging systems ("MRI"), on an exclusive basis at specified quantities over two years. In return, Siemens has agreed to utilize only NCTM/MRI systems in their MRI's during the two year period. During 1993, 1994 and 1995 NCTM has sold 118, 48 and 26 units, respectively, to Siemens. In late November 1993, the Company and Siemens signed a new agreement, superseding the 1992 agreement, which provides for the purchase by Siemens from the Company of European and U.S. versions of the Company's MRI headsets suitable for use with Siemens' MRI machines.

Bosch-Siemens Hausgerate GmbH ("BSHG") and the Company entered into a one year agreement in April 1992 for the Company to perform research and development work to enhance BSHG products with NCT technology. As of December 31, 1993, the Company had completed the required work. In accordance with the agreement, BSHG has paid a total of $780,000, of which $260,000 was recorded as income in 1993.

4. INVENTORIES:

Inventories comprise the following:

                                      DECEMBER 31,
                                -------------------------
                                   1994           1995
                                -----------    ----------
Components                      $ 2,452,000    $  716,200
Finished goods                    1,696,900     1,339,900
                                -----------    ----------
Gross inventory                 $ 4,148,900    $2,056,100
    Reserve for obsolete &
      slow moving inventory      (2,025,300)     (355,000)
                                -----------    ----------
Inventory, net of reserves      $ 2,123,600    $1,701,100
                                ===========    ==========

5. PROPERTY AND EQUIPMENT:

Property and equipment comprise the following:

                     ESTIMATED            DECEMBER 31,
                    USEFUL LIFE    --------------------------
                      (YEARS)         1994           1995
                    -----------    -----------    -----------
Machinery and
  equipment                5       $ 2,373,900    $ 1,852,800
Furniture and
  fixtures                 5           761,600        777,600
Leasehold
  improvements          7-10         1,178,500      1,155,600
Tooling                  1-3           994,900      1,430,300
Other                   5-10            57,000        118,400
                                   -----------    -----------
    Gross                          $ 5,365,900    $ 5,334,700
Less, accumulated
  depreciation                      (2,035,200)    (2,437,600)
                                   -----------    -----------
    Net                            $ 3,330,700    $ 2,897,100
                                   ===========    ===========

Depreciation expense for the years ended December 31, 1993, 1994 and 1995 was $449,000, $531,000 and $588,000, respectively.

6. COMMON STOCK:

In December 1993, the Company completed a public offering of 8,050,000 shares of common stock. In contemporaneous transactions, the Company sold an additional 1,850,138 shares to two of its strategic partners, Tenneco Automotive and Foster Electric Co., Ltd. These transactions generated net cash proceeds of $24.2 million. The shares issued to Tenneco Automotive and Foster were registered on January 31, 1994.

PRIVATE PLACEMENTS:

On November 8, 1995 the Company entered into a stock purchase agreement for the sale of 4.8 million shares of its common stock in a private placement to a foreign investor in consideration for $3.3 million in net proceeds to the Company. The closing of the transaction occurred on November 14, 1995. The purchaser of the common stock is subject to certain resale and transfer restrictions including those under Regulation S of the United States Securities Act of 1933, as amended.

The Company completed a private placement of 2.0 million shares of its common stock on August 4, 1995 receiving approximately $0.7 million in net proceeds. The purchaser of the common stock is subject to certain resale and transfer restrictions including those under Regulation D of the United States Securities Act of 1933, as amended. As provided for in the Stock Purchase Agreement, within nine months of the closing date, the Company is obligated to file a registration statement with the Securities and Exchange Commission covering the registration of the shares for resale by the purchaser.

Please see Note 15. "Subsequent Events" with respect to two private placements of the Company's common stock subsequent to December 31, 1995.

EXPENSES PAID WITH COMMON STOCK:

During 1994, the Company entered into agreements with third parties to issue common stock in satisfaction of certain obligations which amounted to $700,000.

STOCK SUBSCRIPTION RECEIVABLE:

Stock subscriptions receivable due from an officer and a director were paid in full during 1993. The $13,000 stock subscription receivable at December 31, 1995 is due from a former director and has been subsequently paid.

In December 1993, Foster and the Company entered into a definitive agreement pursuant to which Foster purchased shares of common stock for a cash payment of one cent ($.01) per share (the par value of the common stock) and the delivery of a series of promissory notes (the "Foster Notes") in an aggregate principal amount equal to the balance of the purchase price. The Foster Notes were full recourse notes of Foster bearing interest at one percent above the rate of three-year United States Treasury Notes and were to mature on April 17, 1997. The Foster Notes were collateralized by the Foster Shares until paid or "earned out" (see Note 3). No shares could be sold by Foster, irrespective of the payment of any of the Foster Notes, until June 23, 1994. As of December 31, 1995 the Foster Notes have been paid-in-full.

SHARES RESERVED FOR COMMON STOCK OPTIONS AND WARRANTS:

At December 31, 1995, aggregate shares reserved for issuance under common stock option plans and warrants amounted to 12.8 million shares of which common stock options and warrants for 10.8 million shares are outstanding (See Note 7) and
5.5 million shares are exercisable.

7. COMMON STOCK OPTIONS AND WARRANTS:

STOCK OPTIONS:

The Company's 1987 Stock Option Plan (the "1987 Plan") provides for the granting of up to 4,000,000 shares of common stock as either incentive stock options or nonstatutory stock options. Options to purchase shares may be granted under the 1987 Plan to persons who, in the case of incentive stock options, are full-time employees (including officers and directors) of the Company; or, in the case of nonstatutory stock options, are employees or non-employee directors of the Company. The exercise price of all incentive stock options must be at least equal to the fair market value of such shares on the date of the grant and may be exercisable over a ten-year period. The exercise price and duration of the nonstatutory stock options are to be determined by the Board of Directors.

Transactions in the 1987 Plan related to incentive Stock Options were as follows:

                                                    NUMBER
                     NUMBER OF    OPTION PRICE     OF SHARES
                      SHARES       PER SHARE      EXERCISABLE
                     ---------   --------------   -----------
Outstanding at
  December 31, 1992  2,785,627   $.28125-$2.97     2,780,627
                                                   =========
    Exercised        (695,886)   $.28125-$1.595
                     ---------
Outstanding at
  December 31, 1993  2,089,741   $.28125-$2.97     2,087,241
                                                   =========
    Exercised        (289,269)   $.28125-$.75
    Forfeited         (10,000)   $1.49
                     ---------
Outstanding at
  December 31, 1994  1,790,472   $.28125-$2.97     1,790,472
                                                   =========
    Exercised        (232,651)   $.28125-$.75
    Forfeited         (17,821)   $.78-$2.97
                     ---------
Outstanding at
  December 31, 1995  1,540,000   $.50-$1.4375      1,540,000
                     =========                     =========

As of December 31, 1995, options for the purchase of 27,821 shares were available for future grant under the 1987 Plan.

Transactions in nonstatutory stock options were as follows:

                                                     NUMBER
                       NUMBER OF    OPTION PRICE    OF SHARES
                         SHARES      PER SHARE     EXERCISABLE
                       ----------   ------------   -----------
Outstanding at
  December 31, 1992     2,392,089   $.50-$5.36      2,147,423
                                                    =========
    Granted               544,500   $2.82-$3.82
    Exercised            (546,167)  $.50-$2.97
    Cancelled            (441,631)  $4.91-$5.09
                       ----------
Outstanding at
  December 31, 1993     1,948,791   $.50-$5.36      1,527,625
                                                    =========
    Exercised            (113,000)  $.50-$.59
    Cancelled              (6,000)  $3.69
    Forfeited            (187,796)  $2.88-$5.36
                       ----------
Outstanding at
  December 31, 1994     1,641,995   $.50-$5.36      1,458,495
                                                    =========
    Granted             1,245,490   $.75-$1.50
    Exercised            (369,787)  $.50-$1.00
    Forfeited          (1,270,360)  $1.00-$5.09
                       ----------
Outstanding at
  December 31, 1995     1,247,338   $.50-$5.36        625,838
                       ==========                   =========

On October 6, 1992, the Company adopted a stock option plan (the "1992 Plan") for the granting of options to purchase up to 1,639,865 shares of common stock to officers, employees and certain directors and on that date granted options on 1,357,989 shares at a price of $2.375 under the plan.

On April 14, 1993, the Company amended the plan to provide for the granting of options and restricted stock awards covering up to an additional 4,360,135 shares of common stock to officers, employees and non-employee directors. The exercise price of all options granted under the plan may not be less than the market value of a share of common stock on the date of grant. On May 27, 1993, the plan and the grants received stockholder approval at the 1993 Annual Meeting of Stockholders. At December 31, 1995, options for 3,235,026 shares are outstanding, of which 1,534,355 are exercisable under this plan at prices ranging from $.656 to $4.00.

Transactions in the 1992 Plan were as follows:

                                                    NUMBER
                      NUMBER OF    OPTION PRICE    OF SHARES
                        SHARES      PER SHARE     EXERCISABLE
                      ----------   ------------   -----------
Outstanding at
  December 31, 1992    1,357,989   $2.38                  --
                                                   =========
    Granted            1,379,369   $2.375-$4.00
    Exercised            (67,881)  $2.38
    Cancelled             (4,550)  $4.00
                      ----------
Outstanding at
  December 31, 1993    2,664,927   $2.375-$4.00    2,664,927
                                                   =========
    Granted            1,718,004   $.75-$2.875
    Exercised             (6,210)  $2.38
    Cancelled            (40,000)  $2.875-$4.00
    Forfeited           (278,179)  $2.375-$4.00
                      ----------
Outstanding at
  December 31, 1994    4,058,542   $.75-$4.00      3,851,042
                                                   =========
    Granted            4,140,932   $.656-$1.85
    Exercised           (120,303)  $.6875-$1.00
    Cancelled         (1,300,000)  $1.00-$4.00
    Forfeited         (3,544,145)  $.75-$4.00
                      ----------
Outstanding at
  December 31, 1995    3,235,026   $.656-$4.00     1,534,335
                      ==========                   =========

On November 15, 1994 the Board of Directors adopted the Noise Cancellation Technologies, Inc. Option Plan for Certain Directors (the "Directors Plan"), as amended. Under the Directors Plan 821,000 shares have been approved by the Board of Directors for issuance of which 96,000 are subject to stockholder approval. The options granted under the Directors Plan have exercise prices equal to the fair market value of the Common Stock on the grant dates, and expire five years from date of grant.

Transactions in the Directors Plan for 1994 were as follows:

                                                    NUMBER
                     NUMBER OF    OPTION PRICE     OF SHARES
                      SHARES       PER SHARE      EXERCISABLE
                     ---------   --------------   -----------
    Granted           240,000    $.75-$1.06
                     ---------
Outstanding at
  December 31, 1994   240,000    $.75-$1.06              --
                                                    =======
    Granted         1,001,000    $.6562-$1.2187
    Forfeited        (495,000)   $.75-$1.2187
                     ---------
Outstanding at
  December 31, 1995   746,000    $.6562-$.75        230,000
                     =========                      =======

WARRANTS:

The Company had shares of its common stock reserved at December 31, 1994, and December 31, 1995, for warrants outstanding, all of which are exercisable at prices as follows:

EXERCISE                                   DECEMBER 31,
  PRICE                                ---------------------
PER SHARE        EXPIRATION DATE         1994        1995
- ---------   -------------------------  ---------   ---------
 $0.2000    December 1997                125,000     125,000
  0.4000    December 1997                750,293     750,293
  0.6875    December 2001                 40,000      40,000
  0.7500    December 1997              2,803,103   2,755,748
  0.7500    August 1999                       --      24,000
  0.7500    September 2000                    --     250,000
  1.3125    August 1999                   49,000      25,000
  3.0000    September 1999               800,000      50,000
  3.3750    September 2000               250,000          --
  4.0000    February 1998                 12,500      12,500
                                       ---------   ---------
            Total Warrants             4,829,896   4,032,541
                                       =========   =========

In 1993, the Company issued warrants to purchase 750,000 of the Company's common stock to a company as part of a marketing agreement (see Note 8) and 250,000 warrants to an outside consultant as part of a consulting agreement. In 1994, the Company issued warrants to purchase 89,000 shares of the Company's common stock to outside consultants as part of their consulting agreements.

In 1995, the Company issued 2,144,750 at market value currently unexercisable warrants to certain directors and officers. These new unexercisable warrants were equal to 115% of 1,865,000 warrants forfeited to enable the Company to assemble sufficient shares of common stock to complete the 1995 private placements (see Note 6). The 15% increase in the number of replacement vs. forfeited warrants was in consideration for the unexercisability of the in-the-money replacement shares until such time there are a sufficient quantity of shares available to cover the exercise of the subject warrants. Also in

1995, the Company similarly issued 274,000 at market value currently unexercisable warrants to purchase shares of the Company's common stock to two outside consultants who forfeited an equivalent number of out-of-the money warrants for the purpose noted above.

8. RELATED PARTIES:

In 1989, the Company established a joint venture with Environmental Research Information, Inc., ("ERI") to jointly develop, manufacture and sell (i) products intended for use solely in the process of electric power generation, transmission and distribution and which reduce noise and/or vibration resulting from such process, (ii) personal quieting products sold directly to the electric utility industry and (iii) products that reduce noise and/or vibration emanating from fans and fan systems (collectively, "Power and Fan Products"). In 1991, in connection with the termination of this joint venture, the Company agreed, among other things, during the period ending February 1996, to make payments to ERI equal to (i) 4.5% of the Company's sales of Power and Fan Products and (ii) 23.75% of fees derived by the Company from its license of Power and Fan Products technology, subject to an overall maximum of $4,500,000. Michael J. Parrella, President of the Company, was Chairman of ERI at the time of both the establishment and termination of the joint venture and owns approximately 12% of the outstanding capital of ERI. In addition, Jay M. Haft, Co-Chairman, and Chief Executive Officer of the Company, shares investment control over an additional 24% of the outstanding capital of ERI. The Company believes that the respective terms of both the establishment of the joint venture with ERI and its termination were comparable to those that could have been negotiated with other persons or entities. During the fiscal year ended December 31, 1995, the Company was not required to make any such payments to ERI under these agreements.

In 1993, the Company entered into three Marketing Agreements with QuietPower Systems, Inc. ("QSI") (until March 2, 1994, "Active Acoustical Solutions,
Inc."), a company which is 33% owned by ERI and 2% owned by Mr. Haft. Under the terms of one of these Marketing Agreements, QSI has undertaken to use its best efforts to seek research and development funding for the Company from electric and natural gas utilities for applications of the Company's technology to their industries. In exchange for this undertaking, the Company has issued a warrant to QSI to purchase 750,000 shares of Common Stock at $3.00 per share. The last sale price for the Common Stock reported on the NASDAQ National Market System on May 15, 1993, the date of the Marketing Agreement, was $2.9375. The warrant becomes exercisable as to specific portions of the total 750,000 shares of Common Stock upon the occurrence of defined events relating to QSI's efforts to obtain such funding for the Company. When such defined events occur, the Company will record a charge for the amount by which the market price of the Common
Stock on such date exceeds $3.00 per share, if any. The warrant remains exercisable as to each such portion from the occurrence of the defined event through October 13, 1998. As of December 31, 1993, contingencies had been removed against 525,000 warrants resulting in a 1993 non-cash charge of $120,250. This Marketing Agreement also grants to QSI a non-exclusive right to market the Company's products that are or will be designed and sold for use in or with equipment used by electric and/or natural gas utilities for non-retrofit applications in North America. QSI is entitled to receive a sales commission on any sales to a customer of such products for which QSI is a procuring cause in obtaining the first order from such customer. In the case of sales to utility company customers, the commission is 6% of the revenues received by the Company. On sales to original equipment manufacturers for utilities, the commission is 6% on the gross revenue NCT receives on such sales from the customer in the first year, 4% in the second year, 2% in the third year and 1% in the fourth year, and
 .5% in any future years after the fourth year. QSI is also entitled to receive a 5% commission on any research and development funding it obtains for NCT, and on any license fees it obtains for the Company from the license of the Company's technology. The initial term of this Agreement is three years renewable automatically thereafter on a year-to-year basis unless a party elects not to renew.

Under the terms of the second of the three Marketing Agreements, QSI is granted a non-exclusive right to market the Company's products that are or will be designed and sold for use in or with feeder bowls throughout the world, excluding Scandinavia and Italy. Under this Marketing Agreement, QSI is entitled to receive commissions similar to those payable to end user and original equipment manufacturer customers described above. QSI is also entitled to receive the same 5% commission described above on research and development funding and technology licenses which it obtains for the

Company in the feeder bowl area. The initial term of this Marketing Agreement is three years with subsequent automatic one-year renewals unless a party elects not to renew.

Under the terms of the third Marketing Agreement, QSI is granted an exclusive right to market the Company's products that are or will be designed and sold for use in or with equipment used by electric and/or natural gas utilities for retrofit applications in North America. QSI is entitled to receive a sales commission on any sales to a customer of such products equal to 129% of QSI's marketing expenses attributable to the marketing of the products in question, which expenses are to be deemed to be the lesser of QSI's actual expenses or 35% of the revenues received by the Company from the sale of such products. QSI is also entitled to receive a 5% commission on research and development funding similar to that described above. QSI's exclusive rights continue for an indefinite term provided it meets certain performance criteria relating to marketing efforts during the first two years following product availability in commercial quantity and minimum levels of product sales in subsequent years. In the event QSI's rights become non-exclusive, depending on the circumstances causing such change, the initial term then becomes either three or five years from the date of this Marketing Agreement, with subsequent one-year automatic renewals in each instance unless either party elects not to renew. During the fiscal year ended December 31, 1995, the Company was not required to pay any commissions to QSI under any of these Marketing Agreements.

The Company has also entered into a Teaming Agreement with QSI under which each party agrees to be responsible for certain activities relating to transformer quieting system development projects to be undertaken with utility companies. Under this Teaming Agreement, QSI is entitled to receive 19% of the amounts to be received from participating utilities and the Company is entitled to receive 81%. During the fiscal year ended December 31, 1995, the Company made no payments to QSI.

In March, 1995, the Company entered into an agreement with QSI by which QSI received the exclusive right to market, sell and distribute transformer quieting products and gas turbine quieting products in the utility industry. Under the agreement QSI funds development of the systems. The agreements generally provide that the Company manufactures the products and receives a royalty of 6% from QSI on the sales of the product. For the exclusive rights under the agreement, QSI is to pay a license fee to NCT of $750,000, $250,000 of which QSI paid to NCT in June of 1994, and the balance of which is payable in equal monthly installments of $16,667, beginning in April of 1995. The agreement supersedes any other agreements related to the product above. The agreement is contingent upon full payment by QSI to NCT of trade receivables, which at December 31, 1994 amounted to $492,100. All amounts due from QSI were fully reserved at December 31, 1995 (See Note 2).

In April, 1995, the Company amended the March, 1995 agreement with QSI as follows. QSI forfeited warrants to purchase 750,000 shares of the Company's common stock which had been issued pursuant to the May 15, 1993 Marketing Agreement (Nonretrofit Utility Products) and the $500,000 balance due the Company for the exclusivity fee was reduced to $250,000. In addition, accounts receivable due the Company from QSI were converted to a note receivable from QSI, bearing annual interest at 6% due May 15, 1996 or earlier contingent upon the occurrence of certain events. The note receivable from QSI was fully reserved at December 31, 1995.

The Company believes that the terms of its agreements with QSI are comparable to those that it could have negotiated with other persons or entities.

During 1993, 1994 and 1995, the Company purchased $2.1 million, $2.2 million and $0.5 million respectively, of products from its various manufacturing joint venture entities of which $0.3 million was included in accounts payable at December 31, 1994. There were no accounts payable related to manufacturing joint venture entities at December 31, 1995 reflecting the termination or transfer of ownership of the subject ventures in 1995 (see Note 3).

As discussed in Note 6, the Company had stock subscription receivables from an officer and a director in 1993, a joint venture partner in 1993 and 1994 and a former director in 1995.

9. INCOME TAXES:

On January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Accordingly, deferred tax assets and liabilities are established for temporary differences between tax and financial reporting bases of assets and liabilities. A valuation allowance is established when the Company deter-mines that it is more likely than not that a deferred tax asset will not be realized. The Company's temporary differences primarily result from depreciation related to machinery and equipment, compensation expense related to warrants, reserves and equity in losses of unconsolidated affiliates. The adoption of the aforementioned accounting standard had no effect on previously reported results of operations.

At December 31, 1995, the Company had available net operating loss carryforwards of approximately $58.7 million and research and development credit carryforwards of $1.2 million for federal income tax purposes which expire as follows:

                                    NET        RESEARCH AND
                                 OPERATING     DEVELOPMENT
            YEAR                  LOSSES         CREDITS
- -----------------------------   -----------    ------------
1999.........................   $   151,500     $        --
2000.........................       129,300              --
2001.........................       787,200              --
2002.........................     2,119,000              --
2003.........................     1,974,100              --
2004.........................     1,620,500              --
2005.........................     3,869,900         141,000
2006.........................     1,822,500         191,900
2007.........................     6,865,800         117,800
2008.........................    13,455,500         320,500
2009.........................    16,667,700         413,200
2010.........................     9,256,100              --
                                -----------      ----------
    Total....................   $58,719,100     $ 1,184,400
                                ===========      ==========

The Company's ability to utilize its net operating loss carryforwards may be subject to an annual limitation. The difference between the statutory tax rate of 34% and the Company's effective tax rate of 0% is due to the increase in the valuation allowance of $5,883,600 and $1,395,000 in 1994 and 1995, respectively.

The types of temporary differences that give rise to significant portions of the deferred tax assets and the federal and state tax effect of those differences as well as federal net operating loss and research and development credit at December 31, 1994, and 1995 were as follows:

                                  1994           1995
                              ------------   ------------
Accounts receivable           $    306,400   $    280,900
Inventory                          735,100        155,700
Property and equipment             153,900        102,000
Accrued expenses                   265,100         36,600
Investments in joint
  ventures                       1,051,600             --
Stock compensation               2,651,400      2,651,400
Other                              374,000        349,100
                              ------------   ------------
    Total temporary
      differences             $  5,537,500   $  3,575,700
Federal net operating losses    17,020,900     19,964,500
Federal research and
  development credits              771,200      1,184,400
                              ------------   ------------
                              $ 23,329,600   $ 24,724,600
Less: Valuation allowance      (23,329,600)   (24,724,600)
                              ------------   ------------
    Deferred taxes            $         --   $         --
                              ============   ============

10. LITIGATION:

On September 17, 1992, Harris Landgarten, a former officer and director of the Company filed suit against the Company in the United States District Court for the Southern District of New York claiming that the Company breached contractual promises with him and that the Company fraudulently deprived him of certain securities. The operative amended complaint demanded actual damages of approximately $3 million and punitive damages of $5 million. At the conclusion of the trial on May 1, 1995, the jury returned a verdict in favor of the Company with respect to two claims, for fraud and breach of contract, for which Landgarten sought the most damages. On a claim of non-payment of a consulting fee, the jury awarded Landgarten $104,000. The jury also rendered an advisory verdict in favor of Landgarten for $35,000 on a claim of unjust enrichment. On July 26, 1995, the Company and Landgarten executed a settlement agreement pursuant to which the company paid Landgarten $125,000 and the suit was dismissed with prejudice.

As previously disclosed, Chaplin Patents Holding Company, Inc. ("CPH"), a wholly owned subsidiary of the Company, had sued Lotus Cars Limited and Group Lotus Limited (collectively "Lotus") in Patents County Court in the United Kingdom for infringement of certain of the Chaplin Patents. On July 13, 1995, CPH, the Company and Lotus executed a settlement agreement pursuant to which the action against Lotus and the counterclaims against CPH and the Company were withdrawn and not to be re-commenced, Lotus was granted a non-exclusive license for various applications in the land and water based vehicular field, subject to prior rights, with respect to the three Chaplin Patents that were the subject of the suit, and CPH paid pound sterling 125,000 (approximately $190,000) to Lotus, which amount had previously been transferred to the Court and was being held as security for costs.

On June 22, 1995, Wilhelm & Dauster, a German law firm, commenced a suit against the Company in the United States District Court for the District of Maryland, Southern Division, to recover $125,000 claimed to be owed by the Company to that firm for legal services, disbursements and costs rendered to and incurred on behalf of the Company with respect to intellectual property matters in Europe. On December 13, 1995, all amounts due Wilhelm & Dauster relating to the $125,000 claim were paid in full and the suit was subsequently withdrawn.

On or about June 15, 1995, Guido Valerio filed suit against the Company in the Tribunal of Milan, Milan, Italy. The suit requests the Court to award judgment in favor of Mr. Valerio as follows: (i) establish and declare that a proposed independent sales representation agreement submitted to Mr. Valerio by the Company and signed by Mr. Valerio but not executed by the Company was made and entered into between Mr. Valerio and the Company on June 30, 1992; (ii) declare that the Company is guilty of breach of contract and that the purported agreement was terminated by unilateral and illegitimate withdrawal by the company; (iii) order the Company to pay Mr. Valerio $30,000 for certain amounts alleged to be owing to Mr. Valerio by the Company; (iv) order the Company to pay commissions to which Mr. Valerio would have been entitled if the Company had followed up on certain alleged contacts made by Mr. Valerio for an amount to be assessed by technicians and accountants from the Court Advisory Service; (v) order the Company to pay damages for the harm and losses sustained by Mr. Valerio in terms of loss of earnings and failure to receive due payment in an amount such as shall be determined following preliminary investigations and the assessment to be made by experts and accountants from the Court Advisory Service and in any event no less than 3 billion Lira ($18.9 million); and (vi) order the Company to pay damages for the harm done to Mr. Valerio's image for an amount such as the judge shall deem equitable and in case for no less than 500 million Lira ($3.1 million). The Company retained an Italian law firm as special litigation counsel to the Company in its defense of this suit. On March 6, 1996, the Company, through its Italian counsel, filed a brief of reply with the Tribunal of Milan setting forth the Company's position that: (i) the Civil Tribunal of Milan is not the proper venue for the suit, (ii) Mr. Valerio's claim is groundless since the parties never entered into an agreement, and (iii) because Mr. Valerio is not enrolled in the official Register of Agents, under applicable Italian law Mr. Valerio is not entitled to any compensation for his alleged activities. Management is of the opinion that the lawsuit is without merit and will contest it vigorously. In the opinion of management, after consultation with outside counsel, resolution of this suit should not have a material adverse effect on the Company's financial position or operations. However, in the event that the lawsuit does result in a substantial final judgement against the Company, said judgement could have a severe material effect on quarterly or annual operating results.

11. COMMITMENTS:

The Company is obligated for minimum annual rentals (net of sublease income) under operating leases for offices and laboratory space, expiring through December 2000 with various renewal options, as follows:

         YEAR ENDING DECEMBER 31,              AMOUNT
- ------------------------------------------   ----------
1996......................................   $  446,000
1997......................................      448,000
1998......................................      451,000
1999......................................      360,000
2000......................................      178,000
                                             ----------
    Total.................................   $1,883,000
                                             ==========

Rent expense was $701,200, $760,400 and 794,200 for each of the three years ended December 31, 1993, 1994 and 1995, respectively. During 1993 and 1995, rent expense was paid, in part, through the issuance of common stock (see Note 6).

12. INFORMATION ON BUSINESS SEGMENTS:

The Company operates in only one business segment, specifically engaged in the design, development, production and distribution of electronic systems that actively reduce noise and vibration. The Company's worldwide activities consist of operations in the United States, Europe and Japan.

Revenue, (income) loss and identifiable assets by geographic area are as follows:

                              TWELVE MONTHS ENDED
                                 DECEMBER 31,
                    ---------------------------------------
                       1993          1994          1995
                    -----------   -----------   -----------
Revenues
    United
      States......  $ 3,236,000   $ 4,610,600   $ 6,095,300
    Europe........    2,099,000     2,130,900     4,065,200
    Far East......       51,000       382,400       305,800
                     ----------   -----------     ---------
        Total.....  $ 5,386,000   $ 7,123,900   $10,466,300
                     ==========   ===========     =========
Net (Income) Loss
    United
      States......  $16,692,000   $21,446,600   $ 3,761,100
    Europe........       36,000       (12,100)      (36,000)
    Far East......      463,000       472,200       343,400
                     ----------   -----------     ---------
        Total.....  $17,191,000   $21,906,700   $ 4,068,500
                     ==========   ===========     =========
Identifiable
  Assets
    United
      States......  $28,856,000   $10,493,900   $ 8,997,400
    Europe........      685,000     1,877,500       586,000
                     ----------   -----------     ---------
        Total.....  $29,541,000   $12,371,400   $ 9,583,400
                     ==========   ===========     =========

13. ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES:

On January 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 115, (SFAS No. 115) "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 prescribes the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. The Company has classified its investments, consisting of a portfolio of short term U.S. Treasury Bills and related investments, as trading securities which are reported at fair market value. The cumulative effect of adoption of the new standard as of January 1, 1994, is not material. During the twelve month period ended December 31, 1994, the Company recorded charges totaling $375,200 relating to realized and unrealized losses in its investments. No such charge was incurred in 1995. Interest income from investments was $587,500 and $53,000 for the twelve months ended December 31, 1994 and 1995 respectively.

14. ACQUISITION OF CERTAIN ANVT ASSETS:

On September 16, 1994, the Company acquired the patents, technology, other intellectual property and certain related tangible assets of ANVT. The Company also acquired all rights under certain joint venture and customer agreements subject to the consent of the other parties to those agreements.

Under the acquisition agreement, the Company paid $200,000 plus 2,000,000 shares of its common stock resulting in a total purchase price of $2,400,000. In addition, ANVT is entitled to a future contingent earn-out based on revenues generated by the ANVT contracts assigned to the Company as well as certain types of agreements to be entered into by the Company with parties previously having a business relationship with ANVT. Future contingent payments, if any, will be charged against the associated revenues. Companies that were parties to agreements with ANVT on the closing date include Fiat CIEI S.p.A. (a Fiat/Gilardini affiliate), Alpine Electronics, Inc., Applied Acoustic Research, Inc., GEC-Marconi Avionics Limited and Arvin Industries, Inc. As of the period ended December 31, 1995, no such contingent earn-out or payments were due ANVT.

The shares of common stock issued to ANVT were valued at the average of the published price (less a discount to reflect the time required to register the subject shares) of the Company's common stock during the period commencing with the announcement of the transaction and ending on September 16, 1994. The purchase price has been allocated to the following assets, under the purchase method of accounting, based upon their estimated fair value at the date of acquisition as follows:

Patents and Other Intangibles                $1,700,000
Research and Development In-Process             500,000
Property and Equipment                          200,000
                                             ----------
    Total                                    $2,400,000
                                             ==========

The Company allocated $500,000 to in-process research and development projects, resulting in a corresponding charge to the Company's operations in 1994.

The patents are being amortized over their respective remaining lives, which at the time of acquisition ranged from one to seventeen years.

15. SUBSEQUENT EVENTS:

On March 28, 1996, the Company sold 2,000,000 shares of its common stock in a private placement that provided net proceeds to the Company of $0.7 million.

On April 10, 1996, the Company sold an additional 1,000,000 shares, in the aggregate, of its common stock in a private placement with three institutional investors that provided net proceeds to the Company of $0.3 million. Contemporaneously, the Company sold secured convertible term notes in the aggregate principal amount of $1.2 million to those institutional investors and granted them each an option to purchase an aggregate of $3.45 million of additional shares of the Company's common stock. The per share conversion price under the notes and the exercise price under the options are equal to the price received by the Company for the sale of such 1,000,000 shares subject to certain adjustments. The conversion of the notes and the exercise of the options are both subject to stockholder approval of an appropriate amendment to the Company's certificate of incorporation increasing its authorized capital to provide for the requisite shares.

In conjunction with the foregoing sale of common stock and convertible term notes, the Company also agreed to file a registration statement with the Securities and Exchange Commission ("SEC") covering the applicable shares and to use its best efforts to have such registration statement declared effective by the SEC as soon as practicable. The relevant agreements provide for significant monetary penalties in the event such registration statement is not declared effective within 90 days of the filing date and in the event its effectiveness is suspended for other than brief permissible periods. The agreements also prohibit the Company from concluding any further financing arrangements which involve the sale of equity or an equity feature without the investors' consent for a period of one year.

The total cash received to date by the Company from the above two transactions amounts to $2.2 million. (Refer to "Liquidity of Capital Resources" above and Notes 1. and 15.--"Notes to the Consolidated Financial Statements" below.)

                                                           CORPORATE INFORMATION

- --------------------------------------------------------------------------------
OFFICERS

JAY M. HAFT
Co-Chairman and Chief Executive Officer

MICHAEL J. PARRELLA
President

JEFFREY C. ZEITLIN
Senior Vice President, Operations

STEPHEN J. FOGARTY
Senior Vice President and
Chief Financial Officer
IRENE LEBOVICS
Senior Vice President, and President of
NCT Headsets, a division of the Company

JOHN B. HORTON
Senior Vice President, General Counsel
and Secretary

MALCOLM MCDONALD
Senior Vice President, Director of
Business Development Europe

CY E. HAMMOND
Vice President, Controller

MICHAEL A. HAYES, PH.D.
Vice President, Research

- --------------------------------------------------------------------------------
DIRECTORS

JAY M. HAFT
Co-Chairman and Chief Executive Officer

ALASTAIR KEITH*
General Partner, CA Partners

JOHN J. MCCLOY, II
Co-Chairman
MICHAEL J. PARRELLA
President

SAMUEL A. OOLIE
Chairman, Oolie Enterprises and
Chairman and Chief Executive Officer,
NoFire Technologies, Inc.

* Chairman, Compensation Committee
  and Chairman, Audit Committee

                                                            INVESTOR INFORMATION

- --------------------------------------------------------------------------------

ANNUAL MEETING
The Annual Meeting of Noise Cancellation Technologies, Inc. shareholders will convene at 2:00 PM on Wednesday, July 17, 1996 at the International Plaza Hotel, 700 Main Street, Stamford, CT.

10-K REPORT
A COPY OF THE COMPANY'S ANNUAL REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 1995 ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WITH A LIST OF EXHIBITS THERETO, WILL BE SENT WITHOUT CHARGE TO ANY SHAREHOLDER OF RECORD OR BENEFICIAL OWNER OF SHARES OF THE COMPANY'S COMMON STOCK UPON RECEIPT OF WRITTEN REQUEST ADDRESSED TO:

                            INVESTOR RELATIONS
                            NOISE CANCELLATION TECHNOLOGIES, INC.
                            ONE DOCK STREET
                            SUITE 300
                            STAMFORD, CT 06902

ANY EXHIBIT WILL BE PROVIDED UPON PAYMENT OF THE REASONABLE COSTS OF PRODUCING SUCH EXHIBIT.

TRANSFER AGENT
Communications regarding stock transfers, lost certificates, and change of address should be directed to American Stock Transfer & Trust Company, 40 Wall Street, New York, NY 10005. (212) 936-5100.

STOCK MARKET INFORMATION
The Company's common stock is currently traded on the NASDAQ National Market System under the symbol "NCTI". High and low last sale information for 1995 and 1994 for the common stock for specified quarterly periods is set forth below:

                                                    1995             1994
                                                ------------     -------------
                                                HIGH    LOW      HIGH     LOW
                                                ----    ----     ----    -----
                    1st Quarter                 $1 3/16 $ 9/16   $3 1/16  $1 13/16
                    2nd Quarter                  1 3/16   9/16    2        1  5/16
                    3rd Quarter                  1 9/16   1/2     2 1/8    1  3/32
                    4th Quarter                  1 1/16   9/16    1 1/8       7/16



INDEPENDENT ACCOUNTANTS                     CORPORATE OFFICES
Richard A. Eisner & Company, LLP            Noise Cancellation Technologies Inc.
575 Madison Avenue                          1025 West Nursery Road
7th Floor                                   Linthicum, MD 21090-1203
New York, NY 10022-2597                     (410) 636-8700